As filed with the Securities and Exchange Commission on January 5, 1998.


                           Registration No. 333-37617
 ------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                 AMENDMENT NO. 3

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                DELTA MILLS, INC. & DELTA MILLS MARKETING, INC.
          (Exact name of registrants, as specified in their charters)


      Delaware                                2211                   13-2677657

(State or other jurisdiction       (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)   Classification Code Number)    Identification No.)


                      233 NORTH MAIN STREET, SUITE NO. 200
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 232-8301
    (Address, Including ZIP Code, and Telephone Number, Including Area Code,
                  of Registrants' Principal Executive Offices)

 BETTIS C. RAINSFORD, EXECUTIVE VICE PRESIDENT, TREASURER, AND CHIEF FINANCIAL OFFICER
                DELTA MILLS, INC. & DELTA MILLS MARKETING, INC.

                            108-1/2 COURTHOUSE SQUARE
                                  P. O. BOX 388
                         EDGEFIELD, SOUTH CAROLINA 29824
                                 (803) 637-5304
            (Name, Address, Including ZIP Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                              ERIC B. AMSTUTZ, ESQ.
                              JO WATSON HACKL, ESQ.
                     WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                               POST OFFICE BOX 728
                      GREENVILLE, SOUTH CAROLINA 29602-0728
                           (864) 242-8200 (TELEPHONE)
                           (864) 235-8900 (FACSIMILE)

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

    If this form if filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________


                         CALCULATION OF REGISTRATION FEE



                                                             Proposed maximum
  Title of each class of                                    offering price per        Proposed maximum            Amount of
securities to be registered    Amount to be registered           note(1)          aggregate offering price     registration fee

--------------------------      -------------------    ----------------------    -----------------------   ---------------------

9-5/8% Senior Notes due         $150,000,000                  100%                 $150,000,000               $45,454.55 (2)
2007, Series B

Guarantees of 9-5/8%
Senior Notes due 2007,
Series B                              (3)                      (3)                       (3)                        (3)
--------------------------      --------------------   ---------------------     -----------------------   ---------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2)  Previously paid.

(3) Pursuant to Rule 457(n), no registration fee is required with respect to the Guarantees of the Senior Notes registered hereby.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




PROSPECTUS                             [LOGO OF DELTA MILLS, INC. APPEARS HERE]


January 7, 1998


                                DELTA MILLS, INC.
                          DELTA MILLS MARKETING, INC.
                                OFFER TO EXCHANGE
             9-5/8% SENIOR NOTES DUE 2007, SERIES B, AS GUARANTEED
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                           FOR ANY AND ALL OUTSTANDING
             9-5/8% SENIOR NOTES DUE 2007, SERIES A, AS GUARANTEED

                     ---------------------------------------


DELTA MILLS, INC., A DELAWARE CORPORATION (THE "COMPANY"), HAS NOT ISSUED, AND DOES NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT ADDITIONAL INDEBTEDNESS TO WHICH THESE NOTES WOULD BE SENIOR. BECAUSE THE COMPANY'S BANK CREDIT FACILITY IS SECURED BY CERTAIN OF THE COMPANY'S ASSETS, THE NOTES ARE EFFECTIVELY SUBORDINATE, TO THE EXTENT OF SUCH ASSETS, TO THE BANK CREDIT FACILITY, WHICH REPRESENTS SUBSTANTIALLY ALL OF THE OUTSTANDING INDEBTEDNESS OF THE COMPANY (OTHER THAN THE NOTES). THE GUARANTORS (AS DEFINED BELOW) HAVE NOT ISSUED, AND DO NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT ADDITIONAL INDEBTEDNESS TO WHICH THE GUARANTEES (AS DEFINED HEREIN) WOULD BE SENIOR. BECAUSE THE GUARANTORS' GUARANTEE OF THE COMPANY'S BANK CREDIT FACILITY IS SECURED BY CERTAIN OF THE GUARANTORS' ASSETS, THE GUARANTEES ARE EFFECTIVELY SUBORDINATE, TO THE EXTENT OF SUCH ASSETS, TO SUCH GUARANTEE OF THE COMPANY'S BANK CREDIT FACILITY, WHICH REPRESENTS SUBSTANTIALLY ALL OF THE OUTSTANDING INDEBTEDNESS OF THE GUARANTORS (OTHER THAN THE GUARANTEES).


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 12, 1998, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). THE COMPANY WILL EXTEND THE EXPIRATION DATE BEYOND FEBRUARY 20, 1998 ONLY IN THE EVENT OF UNFORESEEN CIRCUMSTANCES.


       The Company a wholly-owned indirect subsidiary of Delta Woodside Industries, Inc., a South Carolina corporation ("Delta Woodside"),and Delta Mills Marketing, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, as guarantor (together with all future subsidiaries of the Company, other than Receivables Subsidiaries (as defined herein), the "Guarantors"), hereby offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $150.0 million in aggregate principal amount of the Company's 9-5/8% Senior Notes due 2007, Series B, guaranteed by the Guarantors (the "Exchange Notes"), for equal principal amounts of the Company's outstanding 9-5/8% Senior Notes due 2007, Series A, guaranteed by the Guarantors (the "Senior Notes"). As of the date of this Prospectus, an aggregate of $150.0 million in Senior Notes were outstanding. The Exchange Notes, and the guarantee thereof, are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Senior Notes, and the guarantee thereof, for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the Exchange Notes, and the guarantee thereof, will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of Exchange Notes, and the guarantee thereof, will not be entitled to certain rights of holders of Senior Notes, and the guarantee thereof, under a Registration Rights Agreement (as defined herein) of the Company and the Guarantor. The Senior Notes, and the guarantee thereof, have been, and the Exchange Notes, and the guarantee thereof, will be, issued under an Indenture dated as of August 25, 1997 (the "Indenture") by and among the Company, the Guarantor and The Bank of New York, as trustee (the "Trustee"). The Company will not receive any proceeds from this Exchange Offer; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses. See "The Exchange Offer-- Senior Notes Registration Rights." The Senior Notes together with the Exchange Notes are referred to herein as the "Notes."

       The Exchange Notes will bear interest at the same rate and on the same terms as the Senior Notes. Consequently, interest on the Exchange Notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 1998. The Exchange Notes will mature on September 1, 2007, and may be redeemed at the option of the Company, in whole or in part, on or after September 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon and Liquidated Damages (as defined herein), if any, to the applicable redemption date. Upon a Change of Control (as defined herein), each holder of Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Exchange Notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of purchase. There is no assurance the Company will have sufficient funds to repurchase the Exchange Notes upon a Change of Control. See "Description of Exchange Notes -- Optional Redemption" and " -- Repurchase at the Option of Holders -- Change of Control."
                    ---------------------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS WITH RESPECT TO THE SENIOR NOTES AND THE EXCHANGE NOTES.


                    ---------------------------------------

       The Exchange Notes will be general unsecured obligations of the Company and will rank senior to all existing and future subordinated indebtedness of the Company and PARI PASSU in right of payment to all existing and future unsubordinated indebtedness of the Company (except and to the extent any such other indebtedness is secured), including indebtedness under the Company's credit facility entered into on August 25, 1997 (the "New Credit Facility"). The Company's payment of principal of and premium, if any, interest and Liquidated Damages (as defined herein), if any, on the Notes is fully and unconditionally guaranteed on a senior unsecured basis (the "Guarantees") by each of the existing and future subsidiaries of the Company other than Receivables Subsidiaries (as defined herein). Each Guarantor's liability under its Guarantee is limited to such amount, the payment of which would not have left the Guarantor insolvent or with unreasonably small capital at the time its Guarantee was entered into, after giving effect to the incurrence of existing indebtedness immediately prior to such time. The Guarantees rank PARI PASSU in right of payment with all unsubordinated indebtedness of the Guarantors, except and to the extent any such other indebtedness is secured. The obligations of the Company under the New Credit Facility are secured by the accounts receivable and inventory (and related property) of the Company and its subsidiaries (including the Guarantor), as well as all of the outstanding capital stock of the Company and its subsidiaries and, accordingly, such indebtedness effectively ranks senior in right of payment to the Exchange Notes and the Guarantees to the extent of such assets. The Company has no current or pending arrangements or agreements to incur any additional significant indebtedness to which the Notes would be subordinate or rank PARI PASSU in right of payment. At September 27, 1997, after the issuance of the Senior Notes and the initial borrowings under the New Credit Facility and the application of the net proceeds therefrom (the "Refinancing"), the Company had approximately $208.0 million of indebtedness outstanding (including approximately $65.7 million of secured indebtedness outstanding under the New Credit Facility (including contingent liability of approximately $0.7 million under letters of credit)). The Company had approximately an additional $34.3 million of secured indebtedness available to be incurred under the New Credit Facility. The terms of the Indenture permit the Company to incur additional indebtedness, including additional secured indebtedness, subject to certain limitations. See "Use of Proceeds" and "Description of Other Indebtedness."

       The Company will accept for exchange any and all Senior Notes validly tendered by eligible holders and not withdrawn prior to 5:00 p.m. Eastern time on February 12, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Senior Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."


       Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal provides that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, beginning on the date of this Prospectus and ending on the close of business no more than one year after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Explanatory Note," "The Exchange Offer -- Terms of the Exchange Offer" and "Plan of Distribution."

       Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek admission thereof to trading on the National Association of Securities Dealers ("NASD") Automated Quotation System, Inc. ("Nasdaq"). The Senior Notes are not listed on any securities exchange and are not traded on Nasdaq, but the Senior Notes currently trade in the NASD Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market under the symbol "DeltaM." There can be no assurance that an active market for the Notes will develop. To the extent that such a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade as a significant discount from face value. See "Risk Factors -- Lack of Public Market for the Notes."

       NationsBanc Capital Markets, Inc. has advised the Company that it has made a market in the Senior Notes, and that it may make a market in the Senior Notes and in the Exchange Notes as permitted by applicable laws and regulations; however, it is not obligated to do so and any market-making activity may be discontinued at any time. As a result, there is no assurance that an active public market will develop or continue for the Exchange Notes, or that the market, if any, that develops for the Exchange Notes will be similar to the limited market that currently exists for the Senior Notes. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors -- Lack of Public Market for the Notes."

       Except as specifically requested by a holder on the Letter of Transmittal, the Exchange Notes will be issued in the form of Global Notes (as defined herein). Beneficial interests in the Global Note representing the Exchange Note will be shown on, and transfers thereof will be effected through, records maintained by The Depository Trust Company and its participants. See "Explanatory Note."

       The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer."

       THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF SENIOR NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE

OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


       NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


       UNTIL APRIL 13, 1998 DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                EXPLANATORY NOTE


       This Registration Statement covers $150.0 million in aggregate principal amount of Exchange Notes, to be offered in exchange for equal principal amounts of the Company's outstanding Senior Notes This Registration Statement is being filed to satisfy certain requirements of a Registration Rights Agreement (the "Registration Rights Agreement") dated as of August 25, 1997, by and among the Company, the Guarantor, and NationsBanc Capital Markets, Inc., as the initial purchaser (the "Initial Purchaser") of the Senior Notes.

       Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission") set forth in no-action letters issued to unrelated third parties (see e.g. EXXON CAPITAL HOLDINGS CORP., SEC No-Action Letter (available April 13, 1989) and MORGAN STANLEY & CO. INC., SEC No-Action Letter (available June 5, 1991), collectively, the "No-Action Letters"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Senior Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Senior Notes who tender their Senior Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. Holders of Senior Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Senior Notes is an affiliate (as such term is defined in Rule 405 under the Securities
Act) of the Company.

       The Company hereby notifies each holder of Senior Notes that any broker-dealer that holds Senior Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer may be a statutory underwriter, and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. Any broker-dealer that holds Senior Notes acquired for its own account as a result of market-making or other trading activities acknowledges and agrees, as a term of the Exchange Offer, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received pursuant to the Exchange Offer. However, by so doing, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Such broker-dealer will also be deemed to represent and warrant to the Company that it is not participating in, and has no intent to participate in, any distribution of Exchange Notes, and has not entered into any arrangement or understanding with any person to distribute the Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

       In the event that: (i) any holder of Senior Notes is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or
(ii) any such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in this Registration Statement is not appropriate or available for such resales by such holder or (iii) such holder is a broker-dealer and holds Senior Notes acquired directly from the Company or one of its affiliates, then the Company has agreed to file a shelf registration statement pursuant to Rule 415 under the Securities Act for resales of Senior Notes for holders meeting certain requirements, pursuant to the Registration Rights Agreement. See "Summary -- The Exchange Offer," "The Exchange Offer" and "Plan of Distribution."

       Any Senior Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent any Senior Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and unregistered Senior Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have fulfilled certain of its obligations under the Registration Rights Agreement. Holders of Senior Notes who do not tender their Senior Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. See "Risk Factors -- Failure to Exchange Senior Notes, etc." and "The Exchange Offer."

       The Company expects that, similar to the Senior Notes, and except as specifically requested by a holder on the Letter of Transmittal, the Exchange Notes will be issued in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of the Depositary's nominee, Cede & Co. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form may be issued in exchange for the Global Note on the terms and conditions set forth in the Indenture. See "Description of Exchange Notes -- Book-Entry, Delivery and Form."


       The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the Exchange Notes, the Company will become subject to the informational requirements of the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Senior Notes and the Exchange Notes. The Company has agreed that, for so long as any of the Notes remain outstanding, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Notes as if it were subject to such periodic reporting requirements. See "Available Information."

       In addition, for so long as any of the Senior Notes or Exchange Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Senior Notes or Exchange Notes or beneficial owner of the Senior Notes or Exchange Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

       THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS ("CAUTIONARY STATEMENTS") THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THOSE STATEMENTS INCLUDED UNDER "RISK FACTORS" AND OTHERWISE HEREIN. ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, WHICH LIMITS THE LIABILITY OF CERTAIN PERSONS FOR FORWARD-LOOKING STATEMENTS, DOES NOT APPLY TO INITIAL PUBLIC OFFERINGS SUCH AS THIS EXCHANGE OFFER.


                           REPORTS TO SECURITY HOLDERS

       See "Description of Exchange Notes -- Certain Covenants -- Reports" for a description of reports that will be available to Holders of the Exchange Notes.

                                TABLE OF CONTENTS


       EXPLANATORY NOTE..............................................................4

       SUMMARY.......................................................................8
       The Company...................................................................8
       Industry Trends...............................................................8
       Business Strategy.............................................................9
       The Exchange Offer...........................................................11
       Summary of Terms of Exchange Notes...........................................14
       Risk Factors.................................................................16
       Summary Historical and Pro Forma Consolidated Financial Data.................17

       RISK FACTORS.................................................................19

       Failure to Exchange Senior Notes, etc........................................19
       Significant Leverage and Debt Service, etc...................................19
       Competition and Risks Associated with Changing Industry and Regulation, etc..20

       Raw Materials, etc...........................................................21
       Environmental Laws and Regulations, etc......................................22

       The Company's Dependence on Key Personnel....................................22
       Risk of Loss of Material Customers or Broker.................................22
       Retail Industry and Cyclicality..............................................22

       Repurchase of Notes upon a Change of Control, etc............................23
       Fraudulent Conveyance Statutes, etc..........................................23
       Lack of Public Market for the Notes..........................................24

       FORWARD-LOOKING STATEMENTS...................................................25

       USE OF PROCEEDS..............................................................26

       SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA................27

       MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................30
       Overview of Results of Operations............................................30
       Quarter Ended September 27, 1997 Compared to Quarter Ended September
         28, 1996 ..................................................................30
       Year Ended June 28, 1997 Compared to Year Ended June 29, 1996................31
       Year Ended June 29, 1996 Compared to Year Ended July 1, 1995.................32

       Year Ended July 1, 1995 Compared to Year Ended July 2, 1994..................32

       Liquidity and Capital Resources..............................................33

       BUSINESS.....................................................................35
       General......................................................................35
       Industry Trends..............................................................36
       Business Strategy............................................................37

       Manufacturing................................................................39

       Products and Marketing.......................................................39
       Raw Materials................................................................40
       Competition..................................................................40
       Environmental and Regulatory Matters.........................................41
       Order Backlogs...............................................................42
       Properties...................................................................43
       Employees....................................................................43
       Legal Proceedings............................................................43

       MANAGEMENT...................................................................44
       Directors and Executive Officers.............................................44
       Management Compensation......................................................45

       STOCK OWNERSHIP..............................................................49

       CERTAIN TRANSACTIONS.........................................................51

       THE EXCHANGE OFFER...........................................................53
       Purpose of the Exchange Offer................................................53
       Resale of the Exchange Notes.................................................53
       Terms of the Exchange Offer..................................................54
       Expiration Date; Extensions; Amendments......................................54
       Interest on the Exchange Notes...............................................55
       Procedures for Tendering.....................................................55
       Return of Senior Notes.......................................................56



                                       6

       Book-Entry Transfer..........................................................56
       Guaranteed Delivery Procedures...............................................57
       Withdrawal of Tenders........................................................57
       Conditions...................................................................57
       Senior Notes Registration Rights.............................................58
       Termination of Certain Rights................................................59
       Exchange Agent...............................................................59
       Fees and Expenses............................................................60
       Consequence of Failures to Exchange..........................................60
       Accounting Treatment.........................................................60
       Appraisal Rights.............................................................60

       DESCRIPTION OF EXCHANGE NOTES................................................61
       General......................................................................61
       Principal, Maturity and Interest.............................................61
       Guarantees...................................................................61
       Optional Redemption..........................................................62
       Selection and Notice.........................................................62
       Mandatory Redemption.........................................................62
       Repurchase at the Option of Holders..........................................62
       Certain Covenants............................................................64
       Events of Default and Remedies...............................................69
       No Personal Liability of Directors, Officers, Employees or Stockholders......70
       Legal Defeasance and Covenant Defeasance.....................................70
       Transfer and Exchange........................................................71
       Amendment, Supplement and Waiver.............................................71
       Concerning the Trustee.......................................................71
       Additional Information.......................................................72
       Book-Entry, Delivery and Form................................................72
       Certain Definitions..........................................................73

       DESCRIPTION OF OTHER INDEBTEDNESS............................................80
       New Credit Facility..........................................................80
       Description of Delta Woodside Indebtedness...................................80

       CERTAIN FEDERAL INCOME TAX CONSIDERATIONS....................................81

       PLAN OF DISTRIBUTION.........................................................82

       LEGAL MATTERS................................................................83

       EXPERTS......................................................................83

       INDEMNIFICATION OF MANAGEMENT................................................83

       AVAILABLE INFORMATION........................................................83

       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................F-1
       INDEPENDENT AUDITORS' REPORT................................................F-2
       CONSOLIDATED BALANCE SHEETS.................................................F-3
       CONSOLIDATED STATEMENTS OF OPERATIONS.......................................F-5
       CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)...................F-6
       CONSOLIDATED STATEMENTS OF CASH FLOWS.......................................F-7
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................................F-8



                                     SUMMARY


       THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER THINGS, THE CAUTIONARY STATEMENTS, INCLUDING WITHOUT LIMITATION THE FACTORS SET FORTH BELOW UNDER "RISK FACTORS." THE INFORMATION SET FORTH BELOW UNDER "RISK FACTORS" SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE EXCHANGE OFFER. REFERENCES HEREIN TO FISCAL YEAR ARE TO THE COMPANY'S FISCAL YEAR, WHICH ENDS ON THE SATURDAY NEAREST JUNE 30 OF EACH YEAR.

                                   THE COMPANY


       The Company is a leading manufacturer and marketer of woven and knitted finished and unfinished (or greige) cotton, synthetic and blended fabrics, which are sold for the ultimate production of apparel, home furnishings and other products. The Company sells a broad range of fabrics primarily to branded apparel manufacturers and resellers, including Levi Strauss & Co. ("Levi Strauss"), Haggar Corp., the Wrangler(R) and Lee(R) divisions of V.F. Corporation, Farah Incorporated, Kellwood Company and Liz Claiborne, Inc., and private label apparel manufacturers for J.C. Penney Company, Inc., Sears, Roebuck & Co. and other retailers. The Company believes that it is a leading producer of cotton pants-weight woven fabric used in the manufacture of casual slacks such as Levi Strauss' Dockers(R) and Haggar Corp.'s Wrinkle-Free(R). Other apparel items manufactured with the Company's woven fabrics include women's chinos pants, women's blazers, career apparel (uniforms) and battle dress camouflage military uniforms. Apparel items manufactured with the Company's knitted fabrics include polo-type or golf shirts, career apparel, children's apparel, specialty athletic wear and ladies' tops. For the 1997 fiscal year, the Company generated net sales and EBITDA of $464.5 million and $60.8 million, respectively. "EBITDA" is defined herein as income (loss) before income taxes, plus depreciation and amortization expense and interest expense, plus impairment and restructuring charges (credits). While EBITDA should not be construed as an alternative to operating earnings (loss) or net income (loss), or as an indicator of operating performance or liquidity, the Company believes that the ratio of EBITDA to interest expense is a measure that is commonly used to evaluate a company's ability to service debt. See "Selected Historical and Pro Forma Consolidated Financial Data." As a percentage of fiscal year 1997 net sales, sales by the Delta Mills Marketing Company (woven fabrics) division represented 72.4% and sales by the Stevcoknit Fabrics Company (knitted fabrics) division represented 27.6%.

       The Company believes that its woven fabrics division is a leading world-wide producer of cotton, cotton blend and spun synthetic pants-weight fabric, and that it has a reputation for reliability and high quality in the pants industry. The Company's relationship with its customers has been strengthened by its ability to develop new products that meet customer requirements, including the following product innovations: (i) a successful manufacturing process for "wrinkle-free" cotton fabrics, (ii) "baby gabardine" fabric (an all-spun polyester-rayon blend fabric that is a core product for certain pants, skirts and jackets for women), (iii) "Suncatcher linen" (a synthetic fabric made of polyester and rayon fibers spun to resemble a natural linen product), and (iv) Operation Desert Storm camouflage fabric. In addition, the division has repeatedly responded to customer needs in a timely manner, such as in its support of the growth of Levi Strauss' Dockers(R) pants line and helping to launch Haggar Corp.'s Wrinkle-Free(R) pants, for each of whom the Company continues to be a significant supplier.

       Following Delta Woodside Industries, Inc.'s ("Delta Woodside") acquisition of the Company in 1986, the Company has upgraded its facilities through an extensive series of capital expenditure programs that have modernized and consolidated certain fabric manufacturing processes. In addition to making significant improvements in the Company's already high standards of quality, these modernization programs have resulted in significant increases in operating efficiencies as measured by sales per square foot of manufacturing space and sales per employee and have, in many cases, resulted in substantial reductions in the cost per unit of production. The Company is substantially vertically integrated and currently operates eight production facilities in the woven fabrics division and four production facilities in the knitted fabrics division. Each division has its own management and employees and operates independently of the other division under the overall direction of the Company's executive officers.

       The Company was incorporated in Delaware in 1971 under the name Stevcoknit, Inc. Since 1986, the Company has operated the woven fabrics and knitted fabrics businesses. The Company's principal executive offices are located at 233 North Main Street, Suite 200, Greenville, South Carolina 29601 and its telephone number is (864) 232-8301. The Company is a wholly-owned indirect subsidiary of Delta Woodside, a South Carolina corporation, the common stock of which is listed on the New York Stock Exchange. Unless the context otherwise requires, all references herein to "Delta Mills" or the "Company" refer to Delta Mills, Inc. and any of its existing and future subsidiaries. References to the "Delta Woodside Group" refer to Delta Woodside and all of its direct and indirect subsidiaries, including the Company.

                                 INDUSTRY TRENDS

       The Company competes with other producers of woven and knitted fabrics to supply the United States apparel market. In recent years, the fabric/apparel industry has been undergoing significant changes both in the geographic locations of production and in the type of garments produced. Specifically, two trends have significantly impacted the industry: (i) the growth of a western hemisphere fabric/apparel production chain, and (ii) the increased casualization of the workplace. The Company believes that it is well-positioned to capitalize on both of these trends.

GROWTH OF A WESTERN HEMISPHERE FABRIC/APPAREL PRODUCTION CHAIN

      In recent years, the fabric/apparel industry has been marked by fundamental changes in the sources of supply for apparel products. Specifically, the Company believes that a western hemisphere fabric/apparel production chain has been rapidly developing to compete with the Far Eastern supply chain, with fabric manufacturing remaining in the United States and apparel manufacturing moving to Mexico, Central America and the Caribbean islands ("MCACI"). The shift to this configuration, which began several decades ago, has accelerated significantly in the past several years with the passage of the North American Free Trade Agreement ("NAFTA") and the General Agreement on Tariffs and Trade ("GATT"). The western hemisphere fabric/apparel production chain has also been strengthened by the requirements of United States retailers for shorter delivery times and faster turnaround times, which can be more easily met by suppliers in the western hemisphere.

       Due to the relatively higher proportion of labor costs in apparel manufacturing, much of the apparel production in the United States is shifting to MCACI countries where labor costs are competitive on a world-wide basis. By contrast, fabric production for apparel manufactured in MCACI countries has largely remained in the United States for a number of reasons. First, because the modern fabric manufacturing process includes relatively little manual labor, United States wage rates no longer put domestic fabric manufacturers at a competitive disadvantage. In addition, as fabric manufacturing today requires substantial capital investment, the United States is a more attractive venue than MCACI countries due to its political and economic stability and developed infrastructure, including an abundant water supply and reliable, low-cost electric power.

       In addition, tariffs, quotas and other existing trade regulations provide western hemisphere fabric/apparel production with a significant competitive advantage in the United States market. Recent changes in trade regulation, including NAFTA, have not only spurred growth among United States fabric manufacturers and MCACI apparel manufacturers, but also have encouraged the further development of a western hemisphere fabric/apparel production chain. In the 1960s, Section 807 of the Tariff Schedules of the United States ("Section 807") created a platform for this growth. Section 807 provides for duty-free treatment of United States origin components used in the assembly of imported articles. The result is that duty is assessed only on the value of any foreign components that may be present and the labor costs incurred offshore in the assembly of apparel using United States origin fabric components. In addition, under a related program referred to as "Section 807A," apparel articles assembled in a Caribbean country, in which all fabric components have been wholly formed and cut in the United States, are subject to preferential quotas with respect to access into the United States. A similar program, enacted as a result of NAFTA and referred to as the Special Regime Program, provides even greater benefits for such apparel assembled in Mexico from fabric components formed and cut in the United States. In contrast, apparel not meeting the criteria of such programs is subject to quotas and/or relatively higher tariffs. See "Risk Factors -- Competition and Risks Associated with Changing Industry and Regulation, etc." and "Business -- Competition."


       The shift to this western hemisphere fabric/apparel production chain has occurred largely at the expense of the growth of Far Eastern fabric and apparel production. Apparel retailers, many of which have in the past relied on Hong Kong, China and other Far Eastern countries as their principal sources of completed apparel products, are increasingly looking to the western hemisphere fabric/apparel production chain. This is due in part to demands of United States apparel retailers for shorter delivery times and quicker turnaround times. Today, the working relationships between the fabric mills of the United States and the apparel factories of MCACI countries are becoming more efficient and well-developed, making western hemisphere fabric/apparel products competitive with those imported from the Far East. From 1995 to 1996, apparel imports from MCACI countries to the United States grew 18.7% from $8.3 billion to $9.8 billion, versus imports from all other countries of $28.5 billion in 1995 and $28.8 billion in 1996, an increase of only 1.1%. In the first quarter of 1997, imports from MCACI countries were $2.6 billion, an increase of 33.8% from $2.0 billion imported during the first quarter of 1996, while imports from all other countries increased by 7.2% during the same period. The Company believes that the majority of garments imported to the United States from MCACI countries contain fabric from United States producers such as the Company.

       The Company believes that its relationship with United States apparel marketers, its modern manufacturing facilities and its reputation for quality position it to compete effectively in this evolving western hemisphere fabric/apparel production chain.

INCREASED CASUAL WORKPLACE ENVIRONMENT

       Trends in consumer preferences are also creating growth opportunities for the Company. With the advent of "casual Fridays" and increasingly casual dress workplaces in recent years, the demand for casual wear has increased. The Company's principal product lines are made into garments of the type being worn in this more casual workplace environment, such as all-cotton pants and knit polo-type shirts. The Company's recently completed modernization program has increased its capacity for all-cotton finished fabrics used in casual wear. As a result, the Company believes that it is in a position to benefit from this casualization trend.


                                BUSINESS STRATEGY

       Within the framework of an evolving fabric/apparel industry, the Company has developed and is implementing the following business strategy aimed at growing revenues and EBITDA:


o LEVERAGE WOVEN FABRICS DIVISION RELATIONSHIPS WITH KEY APPAREL MARKETERS. The woven fabrics division has focused its marketing efforts on building close relationships with major apparel companies that have broad distribution channels and that the Company believes have positioned themselves for long-term growth. These companies include Levi Strauss, Haggar Corp., the Wrangler(R) and Lee(R) divisions of V.F. Corporation and Farah Incorporated. In addition, the division is a significant supplier to certain product lines of Liz Claiborne, Inc. and Kellwood Company. In building these relationships, the Company seeks to be a significant supplier for the major product lines of its customers which the Company expects to provide a steady base of recurring revenues. The woven fabrics division also maintains strong working relationships with major retailers, such as J.C. Penney Company, Inc., Kmart Corporation, Sears, Roebuck & Co. and Wal-Mart Stores, Inc., that specify or recommend the purchase of fabric to contract manufacturers that produce their apparel product lines.

o FOCUS ON THE GROWTH SEGMENTS OF THE KNITTED FABRICS INDUSTRY. The knitted fabric division's marketing resources are focused on the following segments: (i) major apparel companies that market casual wear such as knit polo-type shirts, (ii) children's wear manufacturers and (iii) career apparel. Many major branded apparel companies, such as Levi Strauss, NIKE, Inc. and the Lee(R) and Wrangler(R) divisions of V.F. Corporation, as well as private label companies, are expected to increase their demand for knitted fabrics. The knitted fabrics division also plans to expand its children's wear business by targeting large manufacturers of children's wear, such as Garan, Incorporated and Gerber Products Company, that have successfully maintained and expanded their market shares in a segment which the Company believes has experienced significant concentration in recent years. In addition, delivery, fast food and other service companies such as United Parcel Service of America, Inc., Taco Bell North America and Kinko's, Inc. are requiring uniforms that are not only durable, but fashionable and comfortable as well. The Company believes that this trend is providing a rapidly growing career apparel market for knit polo-type shirts.

o CAPITALIZE ON IMPROVED OPERATING EFFICIENCIES AND REDUCED COST STRUCTURE. The Company has recognized that a critical element of being competitive in the global textile industry is the ability to minimize manufacturing costs. In an effort to become a low-cost, world competitive producer, the Company has invested approximately $277.1 million during the last decade to modernize and maintain its plants and equipment, including more than $143.8 million over the past five fiscal years. As a result of its extensive capital expenditure campaign in recent years, the Company believes that it is in a position to return to substantially reduced levels of capital expenditures, with an average of approximately $15.0 million per year expected to be required for the next three fiscal years. The Company's initiatives have resulted in a significant reduction in its manufacturing costs. Comparing the most recent fiscal year with fiscal year 1992, sales generated per square foot of manufacturing space have increased approximately 29.3%, and sales generated per employee have increased approximately 29.4%.

o CONTINUE TO FOCUS ON QUALITY. Coupled with the modernization projects described above, the Company's pursuit of quality improvements has resulted in its reputation as a high quality producer of textile fabrics. The woven fabrics division is a certified supplier to Levi Strauss and Liz Claiborne because of its consistently meeting their high quality and delivery standards. Other apparel manufacturers are following this trend toward certifying key suppliers. As a consequence of the high quality of the woven fabrics produced by the Company, some of the Company's largest customers, such as Levi Strauss, do not find it necessary to inspect all of the Company's goods upon receipt. The Company believes that its product quality is a significant competitive advantage in the sale of its higher margin woven products.

                               THE EXCHANGE OFFER

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY


Securities  Offered..................      $150.0 million in aggregate principal
                                           amount of 9-5/8% Senior Notes due
                                           September 1, 2007, Series B,
                                           guaranteed by the Guarantors, are
                                           offered hereby.

The Exchange Offer..................       $1,000 principal amount of the
                                           Exchange Notes, and the Guarantee
                                           thereof, in exchange for each
                                           $1,000 principal amount of Senior
                                           Notes, and the Guarantee thereof.
                                           As of the date hereof, all of
                                           the aggregate principal amount of
                                           Senior Notes are outstanding. The
                                           Exchange Notes will be issued to
                                           eligible holders on or promptly after
                                           the Expiration Date of the Exchange
                                           Offer.

                                           Based on interpretations by the staff
                                           of the Commission set forth in
                                           no-action letters issued to unrelated
                                           third parties, the Company believes
                                           that the Exchange Notes issued
                                           pursuant to the Exchange Offer in
                                           exchange for Senior Notes may be
                                           offered for resale, resold and
                                           otherwise transferred by a holder
                                           thereof (other than (i) a
                                           broker-dealer who purchases Notes
                                           directly from the Company to resell
                                           pursuant to Rule 144A or any other
                                           available exemption under the
                                           Securities Act or (ii) a person that
                                           is an affiliate of the Company within
                                           the meaning of Rule 405 under the
                                           Securities Act), without compliance
                                           with the registration and prospectus
                                           delivery provisions of the Securities
                                           Act; PROVIDED that the holder is
                                           acquiring the Exchange Notes in the
                                           ordinary course of its business and
                                           is not participating, and had no
                                           arrangement or understanding with any
                                           person to participate, in the
                                           distribution of the Exchange Notes.
                                           (See the No-Action Letters). Holders
                                           of Senior Notes who tender their
                                           Senior Notes in the Exchange Offer
                                           with the intention of participating
                                           in a distribution of the Exchange
                                           Notes will not be able to rely on the
                                           No-Action Letters or similar
                                           no-action letters. Each broker-dealer
                                           that receives Exchange Notes for its
                                           own account in exchange for Senior
                                           Notes, where such Senior Notes were
                                           acquired by such broker-dealer as a
                                           result of market-making activities or
                                           other trading activities, must
                                           acknowledge that it will deliver a
                                           prospectus in connection with any
                                           resale of such Exchange Notes.

                                           Holders of Senior Notes will not have
                                           dissenters' rights or appraisal
                                           rights in connection with the
                                           Exchange Offer. See "The Exchange
                                           Offer -- Appraisal Rights."


Expiration Date.....................       The Exchange Offer will expire at
                                           5:00 p.m., Eastern time, on
                                           February 12, 1998, unless the
                                           Exchange Offer is extended by the
                                           Company in its sole discretion, in
                                           which case the term "Expiration Date"
                                           shall mean the latest date and time
                                           to which the Exchange Offer is
                                           extended. The Company will extend the
                                           Expiration Date beyond February
                                           20, 1998 only in the event of
                                           unforeseen circumstances. See "The
                                           Exchange Offer -- Expiration Date;
                                           Extensions; Amendments."


Conditions to the
Exchange Offer........................     The Exchange Offer is subject to
                                           customary conditions including the
                                           conditions that Offer the Exchange
                                           Offer not violate applicable law,
                                           rules or regulations or an applicable
                                           interpretation of the staff of the
                                           Commission. The Company may waive
                                           unsatisfied conditions to the
                                           Exchange Offer, to the extent
                                           permitted by law, and in certain
                                           unforeseen circumstances extend the
                                           Expiration Date by five to ten
                                           business days. See "The Exchange
                                           Offer -- Conditions."

Procedures for Tendering
Senior Notes........................       Each eligible holder of Senior Notes
                                           wishing to accept the Exchange Offer
                                           must complete, sign and date the
                                           accompanying Letter of Transmittal,
                                           or a facsimile thereof, in accordance
                                           with the instructions contained
                                           herein and therein, and mail or
                                           otherwise deliver such Letter of
                                           Transmittal, or such facsimile,
                                           together with the Senior Notes and
                                           any other required documentation to
                                           the Exchange Agent (as defined
                                           herein) at the address set forth in
                                           the Letter of Transmittal. By
                                           executing the Letter of Transmittal,
                                           each holder will represent to the
                                           Company that, among other things, (i)
                                           the Exchange Notes to be acquired by
                                           such holder of Senior Notes in
                                           connection with the Exchange Offer
                                           are being acquired by such holder in
                                           the ordinary course of its business,
                                           (ii) such holder, if not a
                                           broker-dealer, is not engaged in and
                                           does not intend to engage in a
                                           distribution of the Exchange Notes,
                                           (iii) that if such holder is a
                                           broker-dealer registered under the
                                           Exchange Act (except as set forth
                                           below) or is participating in the
                                           Exchange Offer for the purposes of
                                           distributing Exchange Notes, such
                                           holder will comply with the
                                           registration and prospectus delivery
                                           requirements of the Securities Act in
                                           connection with a secondary resale
                                           transaction of the Exchange Notes
                                           acquired by such person and cannot
                                           rely on the position of the staff of
                                           the Commission set forth in the
                                           No-Action Letters (see "The Exchange
                                           Offer -- Resale of the Exchange
                                           Notes"), (iv) such holder understands
                                           that a secondary resale transaction
                                           described in clause (iii) above and
                                           any resales of Exchange Notes
                                           obtained by such holder directly from
                                           the Company should be covered by an
                                           effective registration statement
                                           containing the selling security
                                           holder information required by Item
                                           507 or Item 508, as applicable, of
                                           Regulation S-K of the Commission and
                                           (v) such holder is not an "affiliate"
                                           as defined in Rule 405 under the
                                           Securities Act, of the Company. If
                                           the holder is a broker-dealer that
                                           will receive Exchange Notes for its
                                           own account in exchange for Senior
                                           Notes that were acquired as a result
                                           of market-making activities or other
                                           trading activities, such holder will
                                           be required to acknowledge in the
                                           Letter of Transmittal that such
                                           holder will deliver a prospectus in
                                           connection with any resale of such
                                           Exchange Notes; however, by so
                                           acknowledging and by delivering a
                                           prospectus, such holder will not be
                                           deemed to admit that it is an
                                           "underwriter" within the meaning of
                                           the Securities Act. This Prospectus,
                                           as it may be amended or supplemented
                                           from time to time, may be used by a
                                           broker-dealer in connection with
                                           resales of the Exchange Notes
                                           received in exchange for Senior Notes
                                           where such Senior Notes were acquired
                                           by such broker-dealer as a result of
                                           market-making activities or other
                                           trading activities. See "The Exchange
                                           Offer -- Procedures for Tendering."

Special Procedures for Beneficial
Owners..............................       Any beneficial owner whose Senior
                                           Notes are registered in the name of a
                                           broker, dealer, commercial bank,
                                           trust company or other nominee and
                                           who wishes to tender such Senior
                                           Notes in the Exchange Offer should
                                           contact such registered holder
                                           promptly and instruct such registered
                                           holder to tender on such beneficial
                                           owner's behalf. If such beneficial
                                           owner wishes to tender on such
                                           owner's own behalf, such owner must,
                                           prior to completing and executing the
                                           Letter of Transmittal and delivering
                                           such owner's Senior Notes, either
                                           make appropriate arrangements to
                                           register ownership of the Senior
                                           Notes in such owner's name or obtain
                                           a properly completed bond power from
                                           the registered holder. The transfer
                                           of registered ownership may take
                                           considerable time and may not be able
                                           to be completed prior to the
                                           Expiration Date. See "The Exchange
                                           Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures.........................        Holders of Senior Notes who wish to
                                           tender their Senior Notes and whose
                                           Senior Notes are not immediately
                                           available or who cannot deliver their
                                           Senior Notes, the Letter of
                                           Transmittal or any other documents
                                           required by the Letter of Transmittal
                                           to the Exchange Agent (or comply with
                                           the procedures for book-entry
                                           transfer) prior to the Expiration
                                           Date must tender their Senior Notes
                                           according to the guaranteed delivery
                                           procedures set forth in "The Exchange
                                           Offer -- Guaranteed Delivery
                                           Procedures."

Withdrawal Rights...................       Tenders may be withdrawn at any time
                                           prior to 5:00 p.m., Eastern time, on
                                           the Expiration Date pursuant to the
                                           procedures described under "The
                                           Exchange Offer -- Withdrawal of
                                           Tenders."

Acceptance of the Senior Notes and
Delivery of the Exchange Notes......       Subject to the satisfaction or waiver
                                           of the conditions to the Exchange
                                           Offer, the Company will accept for
                                           exchange any and all Senior Notes
                                           that are properly tendered in the
                                           Exchange Offer, and not withdrawn,
                                           prior to 5:00 p.m., Eastern time, on
                                           the Expiration Date. The Exchange
                                           Notes issued pursuant to the Exchange
                                           Offer will be delivered on the
                                           earliest practicable date following
                                           the Expiration Date. See "The
                                           Exchange Offer -- Terms of the
                                           Exchange Offer."

Certain Federal Income Tax
Consequences........................       For a discussion of certain federal
                                           income tax considerations relating to
                                           the exchange of the Exchange Notes
                                           for Senior Notes, see "Certain
                                           Federal Income Tax Considerations."
                                           That discussion is based on the
                                           opinion of Wyche, Burgess, Freeman
                                           and Parham, P.A., Greenville, South
                                           Carolina.

Registration Rights Agreement..........    The Senior Notes were sold by the
                                           Company on August 25, 1997, to the
                                           Initial Purchaser pursuant to a
                                           purchase agreement dated August 20,
                                           1997 (the "Purchase Agreement") by
                                           and among the Company, the Guarantor
                                           and the Initial Purchaser, in an
                                           offering consisting in the aggregate
                                           of $150,000,000 of the Senior Notes.
                                           Pursuant to the Purchase Agreement,
                                           the Company, the Guarantor and the
                                           Initial Purchaser entered into the
                                           Registration Rights Agreement, which
                                           grants the holders of the Senior
                                           Notes certain exchange and
                                           registration rights. This Exchange
                                           Offer is intended to satisfy such
                                           rights, which generally will
                                           terminate upon the consummation of
                                           the Exchange Offer. The holders of
                                           the Exchange Notes will not be
                                           entitled to any exchange or
                                           registration rights with respect to
                                           the Exchange Notes. See "The Exchange
                                           Offer -- Senior Notes Registration
                                           Rights."

Effect on Holders of the
Senior Notes........................       As a result of the making of this
                                           Exchange Offer, the Company will have
                                           fulfilled certain of its obligations
                                           under the Registration Rights
                                           Agreement, and holders of Senior
                                           Notes who do not tender their Senior
                                           Notes generally will not have any
                                           further registration rights under the
                                           Registration Rights Agreement or
                                           otherwise. Such holders will continue
                                           to hold the untendered Senior Notes
                                           and will be entitled to all the
                                           rights and subject to all the
                                           limitations, including, without
                                           limitation, transfer restrictions,
                                           applicable thereto under the
                                           Indenture, except to the extent such
                                           rights or limitations, by their
                                           terms, terminate or cease to have
                                           further effectiveness as a result of
                                           the Exchange Offer. Accordingly, if
                                           any Senior Notes are tendered and
                                           accepted in the Exchange Offer, the
                                           trading market, if any, for the
                                           untendered Senior Notes could be
                                           adversely affected.

Exchange Agent......................       The Bank of New York is serving as
                                           exchange agent (the "Exchange Agent")
                                           in connection with the Exchange
                                           Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

      The form and terms of the Exchange Notes are substantially identical to the form and terms of the Senior Notes which they replace except that (i) the Exchange Offer will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will have been satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same indebtedness as the Senior Notes which they replace and will be issued under, and be entitled to the benefits of, the Indenture. See "Description of Exchange Notes."


Maturity Date...........................   September 1, 2007.

Interest Payment Dates.................    March 1 and September 1, commencing
                                           March 1, 1998.


Optional Redemption....................    On or after September 1, 2002, the
                                           Company may redeem the Notes, in
                                           whole or in part, at the redemption
                                           prices set forth herein, plus accrued
                                           and unpaid interest thereon and
                                           Liquidated Damages, if any, to the
                                           date of redemption. See "Description
                                           of Exchange Notes -- Optional
                                           Redemption."

Mandatory Redemption.....................  None.

Ranking............................        The Notes are general unsecured
                                           obligations of the Company and rank
                                           senior to all existing and future
                                           subordinated indebtedness of the
                                           Company and PARI PASSU in right of
                                           payment to all existing and future
                                           unsubordinated indebtedness of the
                                           Company (except and to the extent any
                                           such other indebtedness is secured),
                                           including indebtedness under the New
                                           Credit Facility. THE COMPANY HAS NOT
                                           ISSUED, AND DOES NOT HAVE ANY CURRENT
                                           FIRM ARRANGEMENTS TO ISSUE, ANY
                                           SIGNIFICANT ADDITIONAL INDEBTEDNESS
                                           TO WHICH THESE NOTES WOULD BE SENIOR.
                                           BECAUSE THE NEW CREDIT FACILITY IS
                                           SECURED BY CERTAIN OF THE COMPANY'S
                                           ASSETS, THE NOTES ARE EFFECTIVELY
                                           SUBORDINATE, TO THE EXTENT OF SUCH
                                           ASSETS, TO THE NEW CREDIT FACILITY,
                                           WHICH REPRESENTS SUBSTANTIALLY ALL OF
                                           THE OUTSTANDING INDEBTEDNESS OF THE
                                           COMPANY (OTHER THAN THE NOTES). The
                                           obligations of the Company under the
                                           New Credit Facility are secured by
                                           the accounts receivable and inventory
                                           (and related property) of the Company
                                           and its subsidiaries, as well as all
                                           of the outstanding capital stock of
                                           the Company and its subsidiaries,
                                           and, accordingly, such indebtedness
                                           effectively ranks senior to the Notes
                                           to the extent of such assets. As of
                                           September 27, 1997, on an as adjusted
                                           basis after giving effect to the
                                           Refinancing, the Company had
                                           approximately $208.0 million of
                                           indebtedness outstanding (including
                                           approximately $65.7 million of
                                           secured indebtedness outstanding
                                           under the New Credit Facility
                                           (including contingent liability of
                                           approximately $0.7 million under
                                           letters of credit)). In addition,
                                           the Company had approximately an
                                           additional $34.3 million of secured
                                           indebtedness available to be incurred
                                           under the New Credit Facility. See
                                           "Use of Proceeds" and "Description of
                                           Other Indebtedness."

Guarantees...........................      The Company's payment of principal of
                                           and premium, if any, interest and
                                           Liquidated Damages, if any, on the
                                           Notes is fully and unconditionally
                                           guaranteed by each of the existing
                                           and future subsidiaries of the
                                           Company other than Receivables
                                           Subsidiaries (as defined herein)
                                           (each a "Guarantor" and,
                                           collectively, the "Guarantors"). Each
                                           Guarantor's liability under its
                                           Guarantee is limited to such amount,
                                           the payment of which would not have
                                           left the Guarantor insolvent or with
                                           unreasonably small capital at the
                                           time its Guarantee was entered into,
                                           after giving effect to the incurrence
                                           of existing indebtedness immediately
                                           prior to such time. The Guarantees
                                           rank senior to all existing and
                                           future subordinated indebtedness of
                                           the Guarantors and PARI PASSU in
                                           right of payment with all existing
                                           and future unsubordinated
                                           indebtedness of the Guarantors
                                           (except and to the extent any such
                                           other indebtedness is secured). THE
                                           GUARANTORS HAVE NOT ISSUED, AND DO
                                           NOT HAVE ANY CURRENT FIRM
                                           ARRANGEMENTS TO ISSUE, ANY
                                           SIGNIFICANT ADDITIONAL INDEBTEDNESS
                                           TO WHICH THE GUARANTEES WOULD BE
                                           SENIOR. BECAUSE THE GUARANTORS'
                                           GUARANTEE OF THE NEW CREDIT FACILITY
                                           IS SECURED BY CERTAIN OF THE
                                           GUARANTORS' ASSETS, THE GUARANTEES
                                           ARE EFFECTIVELY SUBORDINATE, TO THE
                                           EXTENT OF SUCH ASSETS, TO SUCH
                                           GUARANTEE OF THE COMPANY'S NEW CREDIT
                                           FACILITY, WHICH REPRESENTS
                                           SUBSTANTIALLY ALL OF THE OUTSTANDING
                                           INDEBTEDNESS OF THE GUARANTORS (OTHER
                                           THAN THE GUARANTEES). The Guarantors'
                                           obligations under the New Credit
                                           Facility, are secured by a lien on
                                           the accounts receivable and inventory
                                           (and related property) of the
                                           Guarantors, as well as all of the
                                           outstanding capital stock of the
                                           Guarantor  and, accordingly, such
                                           indebtedness ranks prior to the
                                           Guarantees with respect to such
                                           assets. See "Description of Exchange
                                           Notes -- Guarantees."


Change of Control.......................   Upon a Change of Control (as defined
                                           herein), the Company will be required
                                           to make an offer to repurchase all
                                           outstanding Notes at 101% of the
                                           principal amount thereof plus accrued
                                           and unpaid interest thereon and
                                           Liquidated Damages, if any, to the
                                           date of repurchase. There can be no
                                           assurance that the Company would be
                                           able to obtain the consent of its
                                           lenders to repurchase the Notes or
                                           have sufficient funds available to
                                           finance the repurchase of the Notes
                                           upon a Change of Control and, in such
                                           case, the Company's failure to
                                           purchase tendered Notes would
                                           constitute an Event of Default under
                                           the Indenture which would, in turn,
                                           constitute a default under the New
                                           Credit Facility. A Change of Control
                                           would also constitute a default under
                                           the New Credit Facility. In addition,
                                           the use of funds to prepay the Notes
                                           could cause the Company to breach one
                                           or more of the financial covenants in
                                           the New Credit Facility, and the New
                                           Credit Facility prohibits the
                                           incurrence of material new
                                           indebtedness. There can be no
                                           assurance that, in the event of a
                                           Change of Control, the Company would
                                           be able to obtain a waiver of the
                                           default under the New Credit Facility
                                           or any successor facility or obtain
                                           the consent of its lenders to
                                           purchase the Notes or have sufficient
                                           funds available to finance such
                                           purchase of the Notes. In such case,
                                           the Company's failure to purchase
                                           tendered Notes would constitute an
                                           Event of Default under the Indenture
                                           which would, in turn, constitute a
                                           separate default under the New Credit
                                           Facility. See "Risk Factors
                                           -Repurchase of Notes upon a Change of
                                           Control, etc." and "Description of
                                           Exchange Notes -- Repurchase at the
                                           Option of Holders -- Change of
                                           Control."



Covenants............................      The Indenture restricts, among other
                                           things, the ability of the Company
                                           and its subsidiaries to incur
                                           additional indebtedness and issue
                                           preferred stock, enter into sale and
                                           leaseback transactions, incur liens,
                                           pay dividends or make certain other
                                           restricted payments, apply net
                                           proceeds from certain asset sales,
                                           enter into certain transactions with
                                           affiliates, merge or consolidate with
                                           any other person, sell stock of
                                           subsidiaries, and assign, transfer,
                                           lease, convey or otherwise dispose of
                                           substantially all of the assets of
                                           the Company. See "Description of
                                           Exchange Notes -- Certain Covenants."

Use of Proceeds........................    The Company will not receive proceeds
                                           from the Exchange Offer. The net
                                           proceeds from the sale of the Senior
                                           Notes, together with approximately
                                           $58.0 million of initial borrowings
                                           under the New Credit Facility, were
                                           paid to Delta Woodside in
                                           satisfaction of outstanding
                                           intercompany indebtedness, and Delta
                                           Woodside utilized such payments to
                                           repay outstanding indebtedness of
                                           Delta Woodside (which was fully and
                                           unconditionally guaranteed by the
                                           Company). See "Use of Proceeds."

                                  RISK FACTORS

      There are a variety of risks facing the Company. Some of these are discussed beginning on page 19 under the heading "Risk Factors" to which reference is hereby made.

      The Company is highly leveraged. The Company's ability to make scheduled payments of principal of and to pay interest or Liquidated Damages, if any, on the Notes, to satisfy its other debt obligations and to fund planned capital expenditures will depend upon its future operating performance, which will be affected by, among other factors, prevailing international and domestic economic conditions and financial, business, regulatory, political and other factors, including without limitation fluctuations in the rate of exchange of currency and the continuation of favorable tariffs, quotas and other trade regulations, certain of which are beyond its control, as well as the availability of borrowings under the New Credit Facility or any successor credit facilities. Borrowings under the New Credit Facility bear interest at floating rates. Increases in interest rates on such borrowings could adversely affect the Company and its ability to meet its debt service obligations, including its obligations under the Notes.

      The domestic textile and apparel industries are highly competitive. The United States apparel market is served by a variety of producers, many of which are located in rapidly growing, low-wage countries and use fabrics produced in those regions. Many of these fabric producers have substantially greater financial resources and lower cost of funds than the Company. Historically, the Company has significantly benefitted from quotas and tariffs imposed by the United States on the importation of textiles and apparel, which have reduced competition from foreign manufacturers. The most recent round of the General Agreement on Trade and Tariffs ("GATT"), which became effective on January 1, 1995, requires a complete phase-out of existing quotas over a ten-year period for World Trade Organization members, a group which includes most countries in the world with a few exceptions, the most notable of which is China (although there can be no assurance that China will continue to be excluded). In addition, the Company benefits from protections afforded to apparel manufacturers based in certain Latin American and Caribbean countries that ship finished garments into the United States, the loss of which protections would have a material adverse effect on the Company. The North American Free Trade Agreement ("NAFTA") has effectively eliminated or substantially reduced tariffs on goods imported from Mexico if such goods are made from fabric originating in Canada, Mexico or the United States.

      The principal raw materials used by the Company in the manufacture of its products are cotton of various grades, synthetic fiber and synthetic filament yarns. Any shortage in the world cotton supply by reason of weather, crop disease or other factors, or a significant increase in the price of cotton or synthetic fiber or filament yarn, could adversely affect the Company.

      For fiscal year 1997, sales to Levi Strauss and sales to the Company's top five non-affiliated customers accounted for 17.1% and 37.8%, respectively, of total sales. In fiscal year 1996, sales to Levi Strauss and sales to the Company's top five non-affiliated customers accounted for 12.9% and 30.7%, respectively, of the Company's total sales. Consistent with industry practice, the Company does not operate under a supply contract with Levi Strauss or any of its other major customers. The loss of Levi Strauss or other major customers could have a material adverse effect upon the Company.

      In addition to the risk factors summarized above, the Company faces significant risks that could adversely affect investors pertaining to environmental laws and regulatory concerns, its dependence on key personnel, the nature of the retail industry and cyclicality, its obligation to repurchase the Notes upon a Change of Control, fraudulent conveyance statutes, and the lack of a public market for the Notes. ALL OF THE RISK FACTORS DESCRIBED IN THIS PROSPECTUS ARE IMPORTANT, AND INVESTORS ARE URGED TO READ THE SECTION OF THIS PROSPECTUS TITLED "RISK FACTORS" IN ITS ENTIRETY FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

      The following table presents summary historical and pro forma consolidated financial information of the Company for each of the five fiscal years in the period ended June 28, 1997 and the quarters ended September 28, 1996 and September 27, 1997. The historical consolidated financial information for the fiscal years ended July 2, 1994, July 1, 1995, June 29, 1996 and June 28, 1997 has been derived from the consolidated financial statements of the Company for such periods, which have been audited by KPMG Peat Marwick LLP. The information for the fiscal year ended July 3, 1993 and the quarters ended September 28, 1996 and September 27, 1997 is unaudited and is derived from unaudited consolidated financial statements not included in this Prospectus. The summary historical consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of the Company as of June 29, 1996 and June 28, 1997, and for each of the three fiscal years in the period ended June 28, 1997, and the notes thereto, which appear elsewhere in this Prospectus.



                                                                 FISCAL YEAR (1)
                                   ----------------------------------------------------------------------------
                                    1993(2)           1994             1995            1996            1997

                                   -----------     -----------     ------------     -----------     -----------
                                    (Unaudited)
                                   (IN THOUSANDS, EXCEPT RATIOS)
STATEMENTS OF OPERATIONS DATA (3):

Net sales........................     $457,249        $407,037         $413,927        $402,461        $464,548
Cost of goods sold...............      400,187         361,531          369,785         389,977         399,378
                                   -----------     -----------     ------------     -----------     -----------
Gross profit.....................       57,062          45,506           44,142          12,484          65,170

Selling, general and administrative
expenses (4).....................       24,863          25,734           23,717          22,767          25,382
Impairment and restructuring charges        --           3,066            (290)          13,291              --
(credits) (5)....................
Other (income) expense...........        (638)             122              272             921         (1,632)
                                   -----------     -----------     ------------     -----------     -----------
Earnings (loss) from operations..       32,837          16,584           20,443        (24,495)          41,420
Interest expense.................        4,918          10,795           12,251          14,099          14,285
Interest (income)................        (259)           (131)             (39)            (92)            (73)

                                   -----------     -----------     ------------     -----------     -----------
Income (loss) before income taxes       28,178           5,920            8,231        (38,502)          27,208
Income taxes (benefit)...........        6,009           2,500            3,180        (13,703)          10,655
                                   -----------     -----------     ------------     -----------     -----------
Net income (loss)................      $22,169          $3,420           $5,051       $(24,799)         $16,553
                                   ===========     ===========     ============     ===========     ===========

CASH FLOW DATA:
Cash Provided (Used) By
     Operating Activities              $18,532         $22,998          $19,181         $24,254         $34,764
     Investing Activities             (38,079)        (18,317)         (27,195)        (46,120)        (13,444)
     Financing Activities               19,697         (3,941)            7,112          21,865        (20,269)





                                                               QUARTER ENDED
                                                       ----------------------------
                                                        SEPT. 28         SEPT. 27,
                                                          1996             1997
                                                       -----------      -----------
                                                       (UNAUDITED)      (UNAUDITED)

STATEMENTS OF OPERATIONS DATA (3):

Net sales........................                          $99,939         $119,931
Cost of goods sold...............                           86,751          103,111
                                                       -----------      -----------
Gross profit.....................                           13,188           16,820
                                                                                 --
Selling, general and administrative                          5,810            6,562
expenses (4).....................
Impairment and restructuring charges                           ---              ---
(credits) (5)....................
Other (income) expense...........                             (27)             (15)
                                                         -----------      -----------
Earnings (loss) from operations..                            7,405           10,273
Interest expense.................                            3,426            4,323
Interest (income)................                             (15)             (15)

                                                         -----------      -----------
Income (loss) before income taxes                            3,994            5,965
Income taxes (benefit)...........                            1,482            2,299
                                                          -----------      -----------
Net income (loss)................                           $2,512           $3,666
                                                         ===========      ===========

CASH FLOW DATA:
Cash Provided (Used) By
     Operating Activities                                   $6,895         ($6,498)
     Investing Activities                                  (5,509)          (1,514)
     Financing Activities                                  (1,384)            3,495








                                                          HISTORICAL                                     HISTORICAL
                           ------------------------------------------------------------------------     ------------
                                                                FISCAL YEAR (1)                           SEPT. 27,
                           ------------------------------------------------------------------------

                              1993            1994            1995           1996           1997            1997
                           -----------     -----------     ----------     ----------     ----------     ------------
                           (UNAUDITED)                                                                  (UNAUDITED)

BALANCE SHEET DATA (3):
Working capital (deficit).   $   1,841       $  59,320       $ 50,421       $ 16,010       $(7,525)         $139,841
Total assets..............     328,155         318,468        336,672        333,577        345,010          353,472
Total debt and other long-                                                                                   215,000
term obligations (6)......     130,344         249,530        252,750        289,587        268,658
Shareholder's equity           127,552          11,122         16,090        (8,709)          7,844           61,168
(deficit).................







                                                                 FISCAL YEAR (1)
                                   ----------------------------------------------------------------------------
                                    1993(2)           1994             1995            1996            1997

                                   -----------     -----------     ------------     -----------     -----------
                                   (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT RATIOS)

OTHER DATA:
Depreciation and amortization....      $13,087         $16,712          $16,997         $18,952         $19,323
Capital expenditures.............       34,446          18,334           35,182          42,128          13,719
EBITDA, As Adjusted (7)..........       46,183          36,493           37,189           7,840          60,816
Ratio of earnings to fixed charges        4.7x            1.5x             1.6x           --(9)            2.3x
(8)..............................
Ratio of EBITDA to interest               9.4x            3.4x             3.0x           --(9)            4.3x
 expense (7).....................

PRO FORMA FINANCIAL DATA
(UNAUDITED) (8)
Ratio of earnings to fixed charges (8)                                                                     2.3x
Cash interest expense (10).......                                                                       $19,595
Ratio of EBITDA to cash interest                                                                           3.1x
expense (7)......................
Ratio of total debt to EBITDA (7)                                                                          3.7x

----------------------










                                                       QUARTER ENDED
                                              -------------------------------
                                                SEPT. 28,         SEPT. 27,
                                                  1996              1997
                                              -------------     -------------
                                               (UNAUDITED)       (UNAUDITED)


OTHER DATA:
Depreciation and amortization....                    $4,801            $5,188
Capital expenditures.............                    13,978             1,086
EBITDA, As Adjusted (7)..........                    12,221            15,461
Ratio of earnings to fixed charges                     1.8x              2.4x
(8)..............................
Ratio of EBITDA to interest                            3.6x              3.6x
 expense (7).....................

PRO FORMA FINANCIAL DATA
(UNAUDITED) (8)
Ratio of earnings to fixed charges (8)                 1.8x              2.1x
Cash interest expense (10).......                    $4,997            $5,024
Ratio of EBITDA to cash interest                       2.4x              3.1x
expense (7)......................
Ratio of total debt to EBITDA (7)                        --                --

----------------------





(1) The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday nearest June 30. Fiscal year 1993 was fifty-three weeks.
(2) During fiscal year 1993, two indirect subsidiaries of Delta Woodside merged into Delta Holding, Inc. which was then renamed Delta Mills, Inc. Amounts presented for fiscal year 1993 reflect the effect of this merger as if the merger had occurred at the beginning of the fiscal year 1993.
(3) The statements of operations data and balance sheet data include the accounts of Delta Mills, Inc. and certain marketing divisions of Delta Consolidated Corporation. These divisions of Delta Consolidated Corporation were transferred in August 1997 to Delta Mills Marketing, Inc., now a wholly-owned subsidiary of the Company. The combination of these entities under common control was accounted for in a manner similar to pooling-of-interest accounting for business combinations. All prior periods have been restated.
(4) Delta Woodside provides various corporate services to the Company, including payroll, accounting, internal audit, employee benefits and corporate services. These services have been charged to the Company on the basis of Delta Woodside's costs and allocated to the Company based on employee head count, computer time, projected sales and other criteria. During fiscal years 1993, 1994, 1995, 1996 and 1997, Delta Woodside charged the Company $3,280, $3,083, $2,950, $3,123 and $3,302,
      respectively, for these services. See Note F to the Consolidated Financial Statements.
(5) Impairment and restructuring charges (credits) include principally writedowns of property, plant and equipment. Also included are expenses incurred in connection with plant closings.

(6) Total debt and other long-term obligations, on an historical basis, consist of the long-term debt due to affiliate, the current loan payable to affiliate and the noninterest-bearing payable to affiliates. See Notes C and F to the Consolidated Financial Statements.
(7) "EBITDA, as adjusted" is defined herein as income (loss) before income taxes, plus depreciation and amortization expense and interest expense, plus impairment and restructuring charges (credits). While EBITDA, as adjusted, should not be construed as an alternative to operating earnings
      (loss) or net income (loss), or as an indicator of operating performance or liquidity, the Company believes that the ratio of EBITDA, as adjusted, to interest expense is a measure that is commonly used to evaluate a company's ability to service debt.
(8) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) plus capitalized interest, plus interest expense on the indebtedness of Delta Woodside guaranteed by the Company (less interest paid by the Company with respect to intercompany indebtedness).
(9) Fixed charges exceeded earnings in fiscal year 1996 by $38,502. Interest expense exceeded EBITDA, as adjusted, in fiscal year 1996 by $6,258.
(10) Pro forma cash interest expense excludes amortization of deferred debt issuance costs.

                                  RISK FACTORS

FAILURE TO EXCHANGE SENIOR NOTES COULD LEAVE A HOLDER OF SENIOR NOTES WITH LESS MARKETABLE SECURITIES RESULTING FROM A LOWER FLOAT OF SENIOR NOTES FOLLOWING THE EXCHANGE OFFER AND FROM RESTRICTIONS ON THE TRANSFER OF THE SENIOR NOTES

      Exchange Notes will be issued in exchange for Senior Notes only after timely receipt by the Exchange Agent of such Senior Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Senior Notes desiring to tender such Senior Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Senior Notes for exchange. Senior Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Senior Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Senior Notes could be adversely affected due to the limited amount, or "float," of the Senior Notes that is expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Senior Notes is not tendered or is tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

SIGNIFICANT LEVERAGE AND DEBT SERVICE OF THE COMPANY COULD MAKE IT DIFFICULT FOR THE COMPANY TO SATISFY ITS OBLIGATIONS WITH RESPECT TO THE NOTES, INCREASE ITS VULNERABILITY TO ADVERSE ECONOMIC CONDITIONS, LIMIT ITS ABILITY TO OBTAIN FUTURE FINANCING, REDUCE THE AVAILABILITY OF FUTURE CASH FLOW, LIMIT THE COMPANY'S FLEXIBILITY IN PLANNING AND PLACE THE COMPANY AT A COMPETITIVE DISADVANTAGE.

      The Company is highly leveraged. At August 25, 1997, after the Refinancing, including the application of the net proceeds from the offering of Senior Notes in the manner described in "Use of Proceeds," the Company had shareholder's equity of approximately $58.9 million and total outstanding long-term debt of approximately $208.0 million, of which approximately $58.0 million was secured by the Company's accounts receivable and inventory (and related property), as well as all of the outstanding capital stock of the Company and its subsidiaries (and, accordingly, was effectively senior to the Notes with respect to such assets). Also, after giving pro forma effect to the Refinancing, the Company's earnings before taxes and interest expense would have been insufficient to cover its fixed charges by approximately $38.5 million for the 1996 fiscal year. In addition, as of August 25, 1997, after the Refinancing, approximately $41.3 million was available for additional borrowing under the New Credit Facility and the Company was contingently liable with respect to approximately $0.7 million under letters of credit issued under the New Credit Facility. The Indenture permits the incurrence of substantial additional secured and other indebtedness by the Company and its subsidiaries. See "Description of Exchange Notes -Certain Covenants," "Description of Other Indebtedness" and "Use of Proceeds." The Company also has substantial additional obligations under operating leases. See Notes A and C to the Consolidated Financial Statements.

      Additionally, all of the indebtedness under the New Credit Facility will mature prior to the Notes. Indebtedness under the New Credit Facility is secured by a lien on accounts receivable and inventory (and related property), as well as all of the outstanding capital stock of the Company and its subsidiaries, while the Notes represent unsecured obligations of the Company. Accordingly, the lenders under the New Credit Facility (and any other indebtedness secured by assets of the Company) will have a claim ranking effectively prior to that of the holders of the Notes with respect to the assets (and proceeds thereof) securing such indebtedness. In the event of bankruptcy, liquidation or reorganization of the Company, holders of the Notes will participate ratably in the remaining assets of the Company with all holders of unsecured indebtedness of the Company and with all other general creditors of the Company based upon the respective amounts owed to each holder or creditor. See "Description of Exchange Notes." In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes.

      The Company's ability to make scheduled payments of principal of and to pay interest or Liquidated Damages, if any, on the Notes, to satisfy its other debt obligations and to fund planned capital expenditures will depend upon its future operating performance, which will be affected by, among other factors, prevailing international and domestic economic conditions and financial, business, regulatory, political and other factors, including without limitation fluctuations in the rate of exchange of currency and the continuation of favorable tariffs, quotas and other trade regulations, certain of which are beyond its control, as well as the availability of borrowings under the New Credit Facility or any successor credit facilities. The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness as well as future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Indenture or the New Credit Facility. In the absence of such financing, the Company's ability to respond to changing business, political and economic conditions, to absorb adverse operating results, to fund capital expenditures or to make future acquisitions may be adversely affected. In addition, actions taken by the lending banks under the New Credit Facility are not subject to approval by the holders of the Notes. Finally, it is anticipated that, in order to pay the principal balance of the Notes due at maturity, the Company will be required to obtain alternative financing. There can be no assurance, however, that the Company will be able to refinance the Notes at maturity at commercially reasonable terms, or at all, and the inability to refinance the Notes would likely have a material adverse effect on the Company and on the market value and marketability of the Notes.

      The degree to which the Company is leveraged following the Refinancing could have important consequences to holders of the Notes, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes and its other indebtedness and contingent liabilities, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital needs, capital expenditures, research and development and other general corporate purpose requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital needs, capital expenditures, research and development or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the Indenture and the New Credit Facility contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of Exchange Notes -- Repurchase at the Option of Holders -- Change of Control" and "Description of Other Indebtedness -- New Credit Facility."

      Borrowings under the New Credit Facility bear interest at floating rates. Increases in interest rates on such borrowings could adversely affect the Company. While interest rates are currently at relatively low levels, increases in interest rates could negatively impact the ability of the Company to meet its debt service obligations, including its obligations under the Notes.

      The New Credit Facility and the Indenture contain numerous operating covenants that limit the discretion of management with respect to certain business matters, and place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments or investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. The New Credit Facility also contains financial covenants that require the Company to maintain (i) a minimum consolidated tangible net worth, (ii) a maximum leverage ratio, (iii) a minimum consolidated current ratio and (iv) a minimum interest coverage ratio. See "Description of Exchange Notes-- Certain Covenants" and "Description of Other Indebtedness." A failure to comply with the obligations contained in the New Credit Facility or the Indenture could result in an event of default under the New Credit Facility or an Event of Default under the Indenture that, if not cured or waived, could permit acceleration of the relevant debt and acceleration of debt under other future instruments that may contain cross-acceleration or cross-default provisions. Other future indebtedness of the Company could contain amortization and other prepayment provisions, or financial or other covenants, more restrictive than those applicable to the New Credit Facility and the Notes. The foregoing factors could have a material adverse effect on the Company's business, financial condition, results of operations and debt service ability.

COMPETITION AND RISKS ASSOCIATED WITH CHANGING INDUSTRY AND REGULATION, INCLUDING THE REDUCTION OF QUOTAS AND TARIFFS RESULTING FROM GATT AND NAFTA AND IMPEDIMENTS TO ACCESS TO FUTURE TECHNOLOGICAL ADVANCES IN THE TEXTILE INDUSTRY, COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY

      The domestic textile and apparel industries are highly competitive. The United States apparel market is served by a variety of producers, many of which are located in rapidly growing, low-wage countries and use fabrics produced in those regions. Many of these fabric producers have substantially greater financial resources and lower cost of funds than the Company. Historically, the Company has significantly benefitted from quotas and tariffs imposed by the United States on the importation of textiles and apparel, which have reduced competition from foreign manufacturers. GATT, which became effective on January 1, 1995, requires a complete phase-out of existing quotas over a ten-year period for World Trade Organization members, a group which includes most countries in the world with a few exceptions, the most notable of which is China (although there can be no assurance that China will continue to be excluded). The phase-out of such quotas is scheduled to take place in four stages as follows (expressed in a percentage of total imports for 1994): 16% in 1995; 17% in 1998; 18% in 2002; and 49% in 2005.
To date, no products manufactured by the Company, and, to its knowledge, no apparel products manufactured by its United States customers for the United States market, have been subject to quota eliminations under GATT. The products that will be subject to quota eliminations in 1998, however, include babywear made from natural and synthetic fibers and in 2002 include dressing gowns, bathrobes, wool products and woven two-piece track suits. Most of the Company's products and the end-uses for such products are subject to quota elimination in 2005. In addition to the phasing-out of quotas, GATT also requires that the United States reduce tariffs on fabric and apparel imports over the same ten-year period. To date, the United States has not lowered such tariffs significantly. The elimination of quotas or reduction of tariffs as contemplated by GATT, or other changes in trade regulation that result in the lowering of barriers to entry of foreign goods, may have a material adverse effect on the Company.

      In addition, the Company benefits from protections afforded to apparel manufacturers based in certain Latin American and Caribbean countries that ship finished garments into the United States, the loss of which protections would have a material adverse effect on the Company. NAFTA has effectively eliminated or substantially reduced tariffs on goods imported from Mexico if such goods are made from fabric originating in Canada, Mexico or the United States. Section 807 provides for the duty-free treatment of United States origin components used in the assembly of imported articles. The result is that duty is assessed only on the value of any foreign components that may be present and the labor costs incurred offshore in the assembly of apparel using United States origin fabric components. Because Section 807 creates an incentive to use fabric manufactured in the United States, it is beneficial to the Company and other domestic producers of apparel fabrics. In addition, pursuant to a related section referred to as "Section 807A" or the Special Access Program, apparel articles assembled in a Caribbean country, in which all fabric components have been wholly formed and cut in the United States, are subject to preferential quotas with respect to access into the United States for such qualifying apparel, in addition to the significant tariff reduction provided under Section 807. A similar program, enacted as a result of NAFTA and referred to as the Special Regime Program, provides even greater benefits (complete duty-free, quota-free treatment) for apparel assembled in Mexico from fabric components formed and cut in the United States. In contrast, apparel not meeting the criteria of Section 807, Section 807A, or the Special Regime Program is subject to quotas and/or relatively higher tariffs. If Section 807, Section 807A or the Special Regime Program were repealed or altered in whole or in part, the Company believes that it could be at a serious competitive disadvantage relative to textile manufacturers in other parts of the world seeking to enter the United States market, which would have a material adverse effect on the Company. See "Business -- Industry Trends" and "Business -Competition."

      Future technological advances in the textile industry may result in the availability of new products or increase the efficiency of existing manufacturing and distribution systems. If a new technology becomes available that is more cost-effective or creates a competing product, the Company may be unable to access such technology or its use may involve substantial capital expenditure that the Company may be unable to finance. There can be no assurance that existing, proposed or yet undeveloped technologies will not render the Company's technology less profitable or less viable, or that the Company will have available the financial and other resources to compete effectively against companies possessing such technologies. The Company is unable to predict which of the many possible future products and services will meet the evolving industry standards and consumer demands. There can be no assurance that the Company will be able to adapt to such technological changes or offer such products on a timely basis or establish or maintain competitive positions.

RAW MATERIALS: ANY SHORTAGE IN THE WORLD SUPPLY OF COTTON COULD ADVERSELY AFFECT THE COMPANY

      The principal raw materials used by the Company in the manufacture of its products are cotton of various grades, synthetic fiber and synthetic filament yarns. Any shortage in the world cotton supply by reason of weather, crop disease or other factors, or a significant increase in the price of cotton or synthetic fiber or filament yarn, could adversely affect the Company.

      As of December 7, 1997, the Company had contracted to purchase substantially all of its expected cotton requirements for fiscal year 1998 and approximately 35% of its expected cotton requirements for fiscal year 1999. The percentage of the Company's cotton requirements that the Company fixes each year varies depending upon the Company's forecast of future cotton prices. The Company believes that recent cotton prices have enabled it to contract for cotton at prices that will permit it to be competitive with other companies in the United States textile industry when the cotton purchased for future use is put into production. To the extent that cotton prices decrease before the Company uses these future purchases, the Company could be materially and adversely affected. In addition, to the extent that cotton prices increase, the Company may be materially and adversely affected as there can be no assurance that it would be able to pass along these increased costs to its customers. For example, this factor contributed significantly to the Company's operating losses during fiscal year 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Raw Materials."

ENVIRONMENTAL LAWS AND REGULATIONS: MORE STRINGENT ENVIRONMENTAL REGULATIONS OR DISCOVERY OF CURRENTLY UNKNOWN ENVIRONMENTAL PROBLEMS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY

      The Company is subject to various federal, state and local environmental laws and regulations governing the discharge, emission, storage, handling and disposal of a variety of substances and wastes used in or resulting from the Company's operations. The Company continues to incur capital and other expenditures in order to comply with applicable regulatory standards and certain consent decrees that have been entered into by the Company. There can be no assurance that environmental regulations (or the interpretation of existing regulations) will not become more stringent in the future, that the Company will not incur substantial costs in the future to comply with such requirements or that the Company will not discover currently unknown environmental problems or conditions. Any such event could have a material adverse effect on the Company. See "Business -- Environmental and Regulatory Matters."


THE COMPANY'S DEPENDENCE ON KEY PERSONNEL

      The Company is dependent upon the continued services of certain members of senior management, including, among others, its Chief Executive Officer and Chief Financial Officer. The Company believes that the loss of the services of key members of senior management could have a material adverse effect on the Company. In addition, the Company believes that its future success will depend in large part upon its continued ability to attract, retain and motivate skilled managers and other personnel. There can be no assurance that the Company will be able to attract and retain sufficient qualified personnel to meet its business needs. See "Management."

RISK OF LOSS OF MATERIAL CUSTOMERS OR BROKER

      For fiscal year 1997, sales to Levi Strauss and sales to the Company's top five non-affiliated customers accounted for 17.1% and 37.8%, respectively, of total sales. In fiscal year 1996, sales to Levi Strauss and sales to the Company's top five non-affiliated customers accounted for 12.9% and 30.7%, respectively, of the Company's total sales. Consistent with industry practice, the Company does not operate under a supply contract with Levi Strauss or any of its other major customers. In addition, during fiscal years 1997, 1996 and 1995, sales of camouflage military fabrics accounted for 8.4%, 12.8% and 3.1%, respectively, of the Company's total sales. The loss of Levi Strauss or other major customers could have a material adverse effect upon the Company. See "--Retail Industry and Cyclicality, etc." and "Business -- Products and Marketing."

      The knitted fabrics division sells its prepared for print fabrics to converters and printers principally through a broker. During fiscal year 1997, sales through this broker were approximately $44.0 million, approximately 9.5% of the Company's total sales. The Company believes that, because of the competitive brokerage environment, the loss of this broker would not have a material adverse effect on the Company. There can be no assurance, however, that this would be the case. See "Business -- Products and Marketing."

RETAIL INDUSTRY AND CYCLICALITY

      The textile and retail apparel industries are highly cyclical and characterized by rapid shifts in fashion, consumer demand and competitive pressures, and price and demand volatility. The demand for the Company's products is principally dependent upon the level of United States demand for retail apparel. The demand for retail apparel is in turn dependent on United States consumer spending, which may be adversely affected by an economic downturn, changing retailer and consumer demands, a decline in consumer confidence or spending, and other factors beyond the Company's control. A reduction in the level of demand for retail apparel could have a material adverse effect on the Company.

      The Company's success depends in part upon its ability to anticipate and respond to changing consumer preferences and fashion trends in a timely manner. Although the Company attempts to stay abreast of emerging lifestyle and consumer preferences affecting its products, any sustained failure by the Company to identify and be able to respond to such trends could have a material adverse effect on the Company.

      On November 3, 1997, one of the Company's major customers, Levi Strauss & Co. ("Levi"), announced that it would close eleven plants in the United States employing 6,395 workers or approximately 34 percent of its total manufacturing workforce in the United States and Canada. In a letter to its suppliers dated November 3, 1997, Levi stated that it did not know the extent of any impact of the plant closings on its suppliers. To the Company's knowledge, the Levi plants to be closed produce apparel that does not include the type of fabric manufactured by the Company, and the Company does not believe that the course of action announced by Levi will have a material adverse effect on the Company. If Levi (or any other major customer) were to substantially reduce its demand for the Company's products, this reduced demand could have a material adverse effect upon the Company. See "-- Risk of Loss of Material Customers or Broker" and "Business -- Products and Marketing."

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL: THE COMPANY MAY BE UNABLE TO REPURCHASE THE NOTES AS REQUIRED UPON A CHANGE IN CONTROL WHICH COULD RESULT IN A DEFAULT UNDER THE INDENTURE AND THE NEW CREDIT FACILITY

      Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase and Liquidated Damages, if any. There can be no assurance, however, that sufficient funds would be available at the time of any Change of Control to make any required repurchases of Notes tendered or that restrictions in the New Credit Facility or other agreements governing outstanding indebtedness would allow the Company to make such required purchases. Moreover, the occurrence of a Change of Control constitutes an event of default under the New Credit Facility. The New Credit Facility Agreement prohibits such a repurchase. Failure of the Company to repurchase the Notes upon a Change of Control would constitute an Event of Default under the Indenture, which in turn would result in a default under the New Credit Facility. Moreover, the occurrence of a Change of Control constitutes an event of default under the New Credit Facility. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Exchange Notes -- Repurchase at the Option of Holders."

FRAUDULENT CONVEYANCE STATUTES COULD BE USED BY A COURT TO SUBORDINATE OR AVOID THE NOTES OR ANY GUARANTEE IN CERTAIN CIRCUMSTANCES

      Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid the Exchange Notes or any Guarantee in favor of existing or future creditors of the Company or a Guarantor.

      The proceeds from the sale of the Senior Notes were used to refinance outstanding intercompany indebtedness in order to allow the Company's ultimate parent, Delta Woodside, to refinance outstanding indebtedness owed to third parties. If a court in a lawsuit on behalf of an unpaid creditor of the Company or a representative of the Company's creditors, such as a trustee in bankruptcy of the Company as a debtor-in-possession, were to conclude that, at the time the Company paid the net proceeds of the Senior Notes to the Company's direct or indirect parent, the Company (x) intended to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing the Notes (for example, because the stockholders of the Company and not the Company received the benefits of the issuance of the Notes) and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distribution, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Notes. Alternatively, in such event, claims of the holders of the Notes could be subordinated to claims of the other creditors of the Company. Because the existing indebtedness that was refinanced was guaranteed by the Company, the benefit to the Company of the issuance of the Notes may depend upon whether the Company's guarantee of the existing indebtedness was itself a fraudulent conveyance or was otherwise unenforceable.

      The Company's obligations under the Notes are guaranteed by the Guarantors. To the extent that a court were to conclude that (x) a Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes. The Guarantors did not receive any direct benefit from the issuance of the Senior Notes and will not receive any direct benefit from the issuance of the Exchange Notes. To the extent any Guarantee was avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Guarantees.

      Based upon financial and other information currently available to it, management of the Company and the Guarantor believe that the Notes and the Guarantee were incurred for proper purposes and in good faith and that the Company and each Guarantor are solvent and continued to be solvent after issuing the Senior Notes, or its Guarantee, as the case may be, will continue to be solvent after issuing the Exchange Notes, have sufficient capital for carrying on its business after such issuance and are able to pay its debts as they mature.

LACK OF PUBLIC MARKET FOR THE NOTES

      The Exchange Notes are a new issue of securities for which there is currently no trading market. Prior to the Exchange Offer, there has been no public market for the Senior Notes, and there can be no assurance that such a market will develop or, if such a market develops, as to the liquidity of such market. The Company does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange, nor does the Company intend to seek admission of the Exchange Notes to trading on Nasdaq or any other automated quotation system. The Senior Notes are neither listed on a securities exchange nor traded on Nasdaq, but the Senior Notes are eligible for trading through the NASD PORTAL market under the symbol "DeltaM." The Company has been advised by the Initial Purchaser that it intends to make a market in the Notes, as permitted by applicable laws and regulations. However, it is not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement (as defined herein). Therefore, there can be no assurance that an active trading market for the Exchange Notes will develop, or, if such a market develops, as to the liquidity of such market. If a market were to exist, the Exchange Notes could trade at prices that may be lower than the initial offering price of the Senior Notes depending on many factors, including prevailing interest rates and the market for similar securities, general economic conditions and the financial condition and performance of, and prospects for, the Company. See "Plan of Distribution".

                           FORWARD-LOOKING STATEMENTS

      THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT AS WELL AS ON ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY AT THE TIME SUCH STATEMENTS WERE MADE. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "INTEND" AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE COMPANY, ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THESE STATEMENTS ARE REASONABLE, PROSPECTIVE PURCHASERS SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH ABOVE OR OTHER FACTORS. PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THESE FACTORS, AS WELL AS THE OTHER INFORMATION AND DATA INCLUDED IN THIS PROSPECTUS. THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THIS LIST OF FACTORS MAY NOT BE EXHAUSTIVE AND THAT THESE OR OTHER FACTORS, MANY OF WHICH ARE OUTSIDE OF THE COMPANY'S CONTROL, COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY AND ITS ABILITY TO SERVICE ITS INDEBTEDNESS, INCLUDING PRINCIPAL OF AND INTEREST PAYMENTS ON AND LIQUIDATED DAMAGES, IF ANY, WITH RESPECT TO THE NOTES. FURTHERMORE, THE COMPANY MAY NOT UPDATE OR REVISE THE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. PROSPECTIVE PURCHASERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY OF THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH ABOVE. THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, WHICH LIMITS THE LIABILITY OF CERTAIN PERSONS FOR FORWARD-LOOKING STATEMENTS, DOES NOT APPLY TO INITIAL PUBLIC OFFERINGS SUCH AS THIS EXCHANGE OFFER.

                                 USE OF PROCEEDS

      The Company will not receive proceeds from the Exchange Offer. The net proceeds received by the Company from the sale of the Senior Notes was approximately $145,688,000 after deducting the underwriting discounts. The net proceeds from the sale of the Senior Notes, together with approximately $58.0 million of initial borrowings under the New Credit Facility, were paid to Delta Woodside in satisfaction of certain intercompany indebtedness. $49,658,000 of remaining intercompany indebtedness was contributed to the Company as a capital contribution and thereby canceled.



      The following table sets forth the sources and uses of funds from the Refinancing (in thousands):


Sources of Funds:
   Net Proceeds from Senior Notes less Underwriting Discount...............          $145,688
   Borrowing Under New Credit Facility.....................................            58,000
                                                                             ----------------
      Total Sources........................................................          $203,688
                                                                             ================
Uses of Funds:
  Repayment of indebtedness (1)............................................          $202,093
  Up Front New Credit Facility Fees and Expenses...........................             1,566
  Increase in Cash.........................................................                29
                                                                             ----------------
       Total Uses..........................................................          $203,688
                                                                             ================
------------------------


(1) $50.0 million of the net proceeds of the offering of Senior Notes and initial borrowing under the New Credit Facility were applied to the repayment in full of a term note dated November 11, 1993 in the principal amount of $50.0 million, which was due at the end of fiscal year 1998 and bore interest at the rate of 6% per annum. This term note evidenced amounts that had been advanced by Delta Woodside to the Company for working capital and capital expenditures. The remaining $152.1 million of the net proceeds of the offering of Senior Notes and initial borrowing under the New Credit Facility were applied to the repayment of all advances from Delta Woodside to the Company that bore interest ($28.7 million outstanding at June 28, 1997, bearing interest at 8.5%) and all advances from Delta Woodside to the Company that did not bear interest ($53.1 million outstanding at June 28, 1997), which amounts were advanced for working capital and capital expenditures, and the repayment of a portion of a term note dated August 27, 1993 in the aggregate principal amount of $120.0 million, which was due on July 6, 1998 and bore interest at the rate of 6% per annum. This $120.0 million note was issued by the Company as a dividend that was declared effective August 27, 1993. See "Risk Factors -- Fraudulent Conveyance Statutes, etc." Simultaneously with the closing of the Refinancing, Delta Woodside caused to be contributed to the capital of the Company the principal amount of this term note that remained outstanding after the application of the net proceeds of the offering of the Senior Notes and initial borrowing under the New Credit Facility.

         Delta Woodside used the amounts paid to it by the Company from the net proceeds from the issuance of the Senior Notes, together with $58.0 million of initial borrowing under the New Credit Facility, $18.0 million of initial borrowing under the Parent Credit Facility (see "Description of Other Indebtedness") and certain available cash, to repay approximately $222.0 million in aggregate principal amount of indebtedness outstanding under an Amended and Restated Credit Agreement between Delta Woodside, as the borrower, and certain lenders, dated as of March 15, 1996, as amended (the "Prior Credit Agreement").


         The following table sets forth the sources and uses of funds from or simultaneously with the Refinancing for Delta Woodside (in thousands):


Sources of Funds:
  Payoff of Indebtedness with Proceeds from the Company....................          $202,093
  Decrease in Cash.........................................................             1,992
  Borrowing Under Parent Credit Facility...................................            18,000
                                                                             ----------------
      Total Sources........................................................          $222,085
                                                                             ================
Uses of Funds:
  Payoff Amounts Due Under Prior Credit Agreement..........................           222,035
  Up Front Parent Credit Facility Fee......................................                50
                                                                             ----------------
       Total Uses..........................................................          $222,085
                                                                             ================


         For further information regarding the New Credit Facility, the Parent Credit Facility and the Prior Credit Agreement, see "Description of Other Indebtedness."

          SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA


         The following table presents selected historical and pro forma consolidated financial information of the Company for each of the five fiscal years in the period ended June 28, 1997 and the quarters ended September 28, 1996 and September 27, 1997. The historical consolidated financial information for the fiscal years ended July 2, 1994, July 1, 1995, June 29, 1996 and June 28, 1997 has been derived from the consolidated financial statements of the Company for such periods, which have been audited by KPMG Peat Marwick LLP. The information for the fiscal year ended July 3, 1993 and the quarters ended September 28, 1996 and September 27, 1997 is unaudited and is derived from unaudited consolidated financial statements not included in this Prospectus. The selected historical consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of the Company as of June 29, 1996 and June 28, 1997, and for each of the three fiscal years in the period ended June 28, 1997, and the notes thereto, which appear elsewhere in this Prospectus.



                                                                 FISCAL YEAR (1)
                                   ----------------------------------------------------------------------------
                                    1993 (2)          1994             1995            1996            1997

                                   -----------     -----------     ------------     -----------     -----------
                                   (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT RATIOS)
STATEMENTS OF OPERATIONS DATA (3):
Net sales........................     $457,249        $407,037         $413,927        $402,461        $464,548
Cost of goods sold...............      400,187         361,531          369,785         389,977         399,378
                                   -----------     -----------     ------------     -----------     -----------
Gross profit.....................       57,062          45,506           44,142          12,484          65,170

Selling, general and administrative
expenses (4).....................       24,863          25,734           23,717          22,767          25,382
Impairment and restructuring charges        --           3,066            (290)          13,291              --
(credits) (5)....................
Other (income) expense...........        (638)             122              272             921         (1,632)
                                   -----------     -----------     ------------     -----------     -----------
Earnings (loss) from operations..       32,837          16,584           20,443        (24,495)          41,420
Interest expense.................        4,918          10,795           12,251          14,099          14,285
Interest (income)................        (259)           (131)             (39)            (92)            (73)

                                   -----------     -----------     ------------     -----------     -----------
Income (loss) before income taxes       28,178           5,920            8,231        (38,502)          27,208
Income taxes (benefit)...........        6,009           2,500            3,180        (13,703)          10,655
                                   -----------     -----------     ------------     -----------     -----------
Net income (loss)................      $22,169          $3,420           $5,051       $(24,799)         $16,553
                                   ===========     ===========     ============     ===========     ===========

CASH FLOW DATA:
Cash Provided (Used) By
     Operating Activities              $18,532         $22,998          $19,181         $24,254         $34,764
     Investing Activities             (38,079)        (18,317)         (27,195)        (46,120)        (13,444)
     Financing Activities               19,697         (3,941)            7,112          21,865        (20,269)






                                                          QUARTER ENDED
                                                  ----------------------------
                                                   SEPT. 28         SEPT. 27,
                                                     1996             1997
                                                  -----------      -----------
                                                  (UNAUDITED)      (UNAUDITED)

STATEMENTS OF OPERATIONS DATA (3):
Net sales........................                     $99,939         $119,931
Cost of goods sold...............                      86,751          103,111
                                                  -----------      -----------
Gross profit.....................                      13,188           16,820
Selling, general and administrative                     5,810            6,562
expenses (4).....................
Impairment and restructuring charges                      ---              ---
(credits) (5)....................
Other (income) expense...........                        (27)             (15)
                                                  -----------      -----------
Earnings (loss) from operations..                       7,405           10,273
Interest expense.................                       3,426            4,323
Interest (income)................                        (15)             (15)

                                                  -----------      -----------
Income (loss) before income taxes                       3,994            5,965
Income taxes (benefit)...........                       1,482            2,299
                                                  -----------      -----------
Net income (loss)................                      $2,512           $3,666
                                                  ===========      ===========

CASH FLOW DATA:
Cash Provided (Used) By
     Operating Activities                              $6,895         ($6,498)
     Investing Activities                             (5,509)          (1,514)
     Financing Activities                             (1,384)            3,495







                                                          HISTORICAL                                    HISTORICAL
                           ----------------------------------------------------------------------     ------------

                                                                FISCAL YEAR (1)                           SEPT. 27
                           -------------------------------------------------------------------------    ------------

                              1993            1994            1995           1996           1997            1997
                           -----------     -----------     ----------     ----------     ----------     ------------
                           (UNAUDITED)                                                                   (UNAUDITED)

BALANCE SHEET DATA (3):
Working capital (deficit).   $   1,841       $  59,320       $ 50,421       $ 16,010       $(7,525)         $139,841
Total assets..............     328,155         318,468        336,672        333,577        345,010          353,472
Total debt and other long-                                                                                   215,000
term obligations (6)......     130,344         249,530        252,750        289,587        268,658
Shareholder's equity
(deficit).................     127,552          11,122         16,090        (8,709)          7,844           61,168






                                                                 FISCAL YEAR (1)
                                   ----------------------------------------------------------------------------
                                    1993 (2)          1994             1995            1996            1997

                                   -----------     -----------     ------------     -----------     -----------
                                   (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT RATIOS)

OTHER DATA:
Depreciation and amortization....      $13,087         $16,712          $16,997         $18,952         $19,323
Capital expenditures.............       34,446          18,334           35,182          42,128          13,719
EBITDA, As Adjusted (7)..........       46,183          36,493           37,189           7,840          60,816
Ratio of earnings to fixed charges        4.7x            1.5x             1.6x           --(9)            2.3x
(8)..............................
Ratio of EBITDA to interest               9.4x            3.4x             3.0x           --(9)            4.3x
 expense (7).....................

PRO FORMA FINANCIAL DATA
(UNAUDITED) (8)
Ratio of earnings to fixed charges (8)                                                                     2.3x
Cash interest expense (10).......                                                                       $19,595
Ratio of EBITDA to cash interest                                                                           3.1x
expense (7)......................
Ratio of total debt to EBITDA (7)                                                                          3.7x

------------------






                                                      QUARTER ENDED
                                             -------------------------------
                                               SEPT. 28,         SEPT. 27,
                                                 1996              1997
                                             -------------     -------------
                                              (UNAUDITED)       (UNAUDITED)



OTHER DATA:                                         $4,801            $5,188
Depreciation and amortization....                   13,978             1,086
Capital expenditures.............                   12,221            15,461
EBITDA, As Adjusted (7)..........                     1.8x              2.4x
Ratio of earnings to fixed charges
(8)..............................                     3.6x              3.6x
Ratio of EBITDA to interest
 expense (7).....................

PRO FORMA FINANCIAL DATA
(UNAUDITED) (8)                                       1.8x              2.1x
Ratio of earnings to fixed charges (8)              $4,997            $5,024
Cash interest expense (10).......                     2.4x              3.1x
Ratio of EBITDA to cash interest
expense (7)......................                       --                --
Ratio of total debt to EBITDA (7)

------------------



(1) The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday nearest June 30. Fiscal year 1993 was fifty-three weeks.
(2) During fiscal year 1993, two indirect subsidiaries of Delta Woodside merged into Delta Holding, Inc. which was then renamed Delta Mills, Inc. Amounts presented for fiscal year 1993 reflect the effect of this merger as if the merger had occurred at the beginning of the fiscal year 1993.
(3) The statements of operations data and balance sheet data include the accounts of Delta Mills, Inc. and certain marketing divisions of Delta Consolidated Corporation. These divisions of Delta Consolidated Corporation were transferred in August 1997 to Delta Mills Marketing, Inc., now a wholly-owned subsidiary of the Company. The combination of these entities under common control was accounted for in a manner similar to pooling-of-interest accounting for business combinations. All prior periods have been restated.
(4) Delta Woodside provides various corporate services to the Company, including payroll, accounting, internal audit, employee benefits and corporate services. These services have been charged to the Company on the basis of Delta Woodside's costs and allocated to the Company based on employee head count, computer time, projected sales and other criteria. During fiscal years 1993, 1994, 1995, 1996 and 1997, Delta Woodside charged the Company $3,280, $3,083, $2,950, $3,123 and $3,302,
         respectively, for these services. See Note F to the Consolidated Financial Statements.
(5) Impairment and restructuring charges (credits) include principally writedowns of property, plant and equipment. Also included are expenses incurred in connection with plant closings.

(6) Total debt and other long-term obligations, on an historical basis, consist of long-term debt due to affiliate, the current loan payable to affiliate and the noninterest-bearing payable to affiliates.
         See Notes C and F to the Consolidated Financial Statements.
(7) "EBITDA, as adjusted" is defined herein as income (loss) before income taxes, plus depreciation and amortization expense and interest expense, plus impairment and restructuring charges (credits). While EBITDA, as adjusted, should not be construed as an alternative to operating earnings (loss) or net income (loss), or as an indicator of operating performance or liquidity, the Company believes that the ratio of EBITDA, as adjusted, to interest expense is a measure that is commonly used to evaluate a company's ability to service debt.

(8) Earnings used in computing the ratio of earnings to fixed charges consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) plus capitalized interest, plus interest expense on the indebtedness of Delta Woodside guaranteed by the Company (less interest paid by the Company with respect to intercompany indebtedness).
(9) Fixed charges exceeded earnings in fiscal year 1996 by $38,502. Interest expense exceeded EBITDA, as adjusted, in fiscal year 1996 by $6,258.
(10) Pro forma cash interest expense excludes amortization of deferred debt issuance costs.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF RESULTS OF OPERATIONS

         The following table presents the Company's consolidated statements of operations as a percentage of net sales for the periods shown. See "Selected Historical and Pro Forma Consolidated Financial Data."



                                                             FISCAL YEAR ENDED                             FIRST QUARTER ENDED
                                         ---------------------------------------------------------- -------------------------------
                                          JULY 2,         JULY 1,        JUNE 29,        JUNE 28,         SEPT. 28         SEPT. 27
                                            1994           1995            1996            1997             1996             1997
                                         ----------     -----------     ----------     ------------    ------------      ----------
Net sales...........................       100.0%          100.0%         100.0%           100.0%           100.0%           100.0%
Cost of goods sold..................        88.8            89.3           96.9             86.0             86.8             86.0
                                         --------      -----------     ----------     ------------       ------------   -----------
Gross profit........................        11.2            10.7            3.1             14.0             13.2             14.0
Selling, general and administrative
expenses............................         6.3             5.7            5.7              5.5              5.8              5.5
Impairment and restructuring charges         0.8            (0.0)           3.3               --               --               --
(credits)...........................
Other (income) expense..............         0.0             0.1            0.2             (0.4)              --               --
                                           ---------     ----------     ------------   ------------      ------------    ----------
Earnings (loss)  from operations....         4.1             4.9           (6.1)             8.9              7.4              8.6
Interest expense....................         2.6             2.9            3.5              3.0              3.4              3.6
                                          -----------     ----------     ------------  ------------      ------------    ----------
Income (loss) before income taxes            1.5             2.0           (9.6)             5.9              4.0              5.0
(benefit)...........................
Income taxes (benefit)..............         0.7             0.8           (3.4)             2.3              1.5              1.9
                                          -----------    ----------    ------------     ------------     ------------    ----------
Net income (loss)...................         0.8%            1.2%          (6.2)%         3.6%                2.5%             3.1%
                                          ===========     ==========     =============  ============     ============    ==========




         Note: The Company has not yet adopted Statements of Financial Accounting Standard ("SFAS") 128, 130 or 131. These statements contain guidelines for reporting of earnings per share, segments and comprehensive income, respectively. The Company does not believe that the requirements of any of these statements will impact the Company's results of operations; however, additional disclosure may be necessary to comply with these guidelines when adopted by the Company.

QUARTER ENDED SEPTEMBER 27, 1997 COMPARED TO QUARTER ENDED SEPTEMBER 28, 1996

         NET SALES. Consolidated net sales for the first quarter of fiscal year 1998 were $119.9 million, as compared to $99.9 million for the first quarter of fiscal year 1997, an increase of 20.0%. Sales of the woven fabrics division were $88.6 million in the first quarter of fiscal year 1998 as compared to $72.1 million in the first quarter of fiscal year 1997, an increase of 22.9% resulting from an increase in unit sales and unit prices. Sales of woven fabrics to commercial accounts increased due both to increased capacity resulting from recent capital expenditures and to increased demand. Sales of woven government fabrics increased due to increased procurement activity. Sales of the knitted fabrics division were $31.3 million in the first quarter of fiscal year 1998 up from $27.8 million in the first quarter of fiscal year 1997, an increase of 12.6%. In the knitted fabrics division unit sales and unit prices increased, while yarn sales to related parties decreased.

         GROSS PROFIT. Consolidated gross profit margin in the first quarter of fiscal year 1998 was 14.0%, as compared to 13.2% in the first quarter of fiscal year 1997, an improvement of 6.1 %. During the first quarter of fiscal year 1998, woven fabrics division gross profit totaled $17.0 million, as compared to $13.3 million in the first quarter of fiscal year 1997, an increase of

27.8%. This gross profit increase was due principally to an increase in demand for both government and commercial fabrics supported by increased capacity in cotton fabric production. Gross margins in the knitted fabrics division showed small losses in both the most recent fiscal quarter and the same quarter a year ago.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. During the first quarter of fiscal year 1998, selling, general and administrative expenses were $6.6 million, as compared to $ 5.8 million during the first quarter of fiscal year 1997, an increase of 13.0 %. As in past years, the Company has been able to control its selling, general and administrative expenses as a percentage of net sales. Expenses in this category increased on an absolute basis; however, they decreased to 5.5 % of net sales in the most recent fiscal quarter as compared to
5.8 % of net sales for the first fiscal quarter 1997.

         OPERATING EARNINGS. Operating earnings for the first quarter of fiscal year 1998 were $10.3 million, as compared to $7.4 million in the first quarter of fiscal year 1997. Operating earnings in the woven fabrics division were $13.0 million in the first quarter of fiscal year 1998, an improvement of $3.2 million as compared to the division's operating earnings in the first quarter of fiscal year 1997. The knitted fabrics division showed an operating loss in the first quarter of fiscal year 1998 of $2.7 million compared to an operating loss of $2.4 million in the first quarter of fiscal year 1997.

         NET INTEREST EXPENSE. During the first fiscal quarter 1998, net interest expense was $4.3 million, as compared to $3.4 million in the first quarter of fiscal year 1997. The increase in interest expense is primarily a result of the higher interest rates on the senior notes (9.625%) as compared to the lower average rate on intercompany debt (6.5%).

         TAXES. The estimated effective tax rate for the first quarter of fiscal year 1998 is 38.5 %, approximately the same as for the twelve months ended June 28, 1997.

         NET INCOME. Net income for the first quarter of fiscal year 1998 was $3.7 million, as compared to $1.9 million for the first fiscal quarter of 1997. The improvement was due to the factors described above.

YEAR ENDED JUNE 28, 1997 COMPARED TO YEAR ENDED JUNE 29, 1996

         NET SALES. Net sales for fiscal year 1997 totaled $464.5 million, as compared to $402.5 million for fiscal year 1996, an increase of 15.4%. Sales of the woven fabrics division were $336.2 million in fiscal year 1997 as compared to $294.1 million in fiscal year 1996, an increase of 14.3%, resulting from an increase in unit sales and unit prices. Sales of woven fabrics to commercial accounts increased due both to increased demand and to additional finishing capacity resulting from recent capital expenditures. This increase more than offset a decrease in sales of woven government fabrics due to a slowdown in procurement activity. Sales of the knitted fabrics division were $128.4 million in fiscal year 1997, up from $108.4 million in fiscal year 1996, an increase of 18.4%. Sales of the knitted fabrics division increased principally as a result of an increase in units sold due to improved demand for knitted products generally.

         GROSS PROFIT. Consolidated gross profit margin in fiscal year 1997 was 14.0%, as compared to 3.1% in fiscal year 1996, an increase of 351.6%. During fiscal year 1997, woven fabrics division gross profit totaled $65.1 million, as compared to $33.7 million in fiscal year 1996, an increase of 93.2%. This gross profit improvement was due principally to higher sales, lower raw material costs and improved efficiencies resulting from the modernization project at the Beattie spinning and weaving plant. Knitted fabrics division gross profit increased from a loss of $21.2 million in fiscal year 1996 to a gross profit of $0.1 million in fiscal year 1997. Increased margins on sales of knitted fabrics were due principally to lower raw material costs and improved absorption of fixed costs resulting from higher manufacturing production levels.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. During fiscal year 1997, selling, general and administrative expenses were $25.4 million, as compared to $22.8 million during fiscal year 1996, an increase of 11.5%. Over the past several years the Company has been able to effectively control its selling, general and administrative expenses as a percentage of net sales as indicated in the table above. Although expenses in this category increased on an absolute basis, selling, general and administrative expenses for fiscal year 1997 decreased to 5.5% of net sales as compared to 5.7% of net sales for fiscal year 1996.

         OPERATING EARNINGS. Operating earnings for fiscal year 1997 were $41.4 million, as compared to an operating loss of $24.5 million in fiscal year 1996. Operating earnings in the woven fabrics division were $50.6 million in fiscal year 1997, an improvement of $32.9 million as compared to the division's operating earnings in fiscal year 1996. The knitted fabrics division showed an operating loss in fiscal year 1997 of $9.2 million; however, this operating loss was a $33.0 million improvement over fiscal year 1996. Expenses for fiscal year 1997 include certain unexpected costs associated with interruption of knitted fabrics operations in Wallace, North Carolina, from Hurricane Fran in September 1996.

         NET INTEREST EXPENSE. During fiscal year 1997, net interest expense was $14.2 million, as compared to $14.0 million in fiscal year 1996, due principally to higher rates of interest.

         TAXES. The estimated effective tax rate for fiscal year 1997 was 39.2%, as compared to an effective tax benefit rate of 35.6% for fiscal year 1996. The lower tax rate in fiscal year 1996 is primarily the result of the effect of nondeductible permanent differences on pretax losses in fiscal year 1996 compared to pretax earnings in fiscal year 1997.

         NET INCOME (LOSS). During fiscal year 1997, net income was $16.6 million, as compared to a net loss in fiscal year 1996 of $24.8 million. This significant improvement is due to the factors described above.


YEAR ENDED JUNE 29, 1996 COMPARED TO YEAR ENDED JULY 1, 1995

         NET SALES. The Company's net sales for fiscal year 1996 were $402.5 million, as compared to $413.9 million in fiscal year 1995, a decrease of 2.8%. All of the decrease came in the knitted fabrics division, while net sales of the woven fabrics division increased slightly. Sales of woven fabrics in fiscal year 1996 were $294.1 million, up from $290.8 million in fiscal year 1995, an increase of 1.1%. Within the woven fabrics division, lower unit sales were more than offset by higher prices in fiscal year 1996 as compared to fiscal year 1995, due principally to higher sales of military fabrics and proportionally lower greige goods sales in fiscal year 1996. Sales of the knitted fabrics division in fiscal year 1996 were $108.4 million, down from $123.1 million in fiscal year 1995, a decrease of 12.0%. In the knitted fabrics division, unit volume and average selling prices were lower in all product categories, due principally to a general decline in demand for knitted fabrics during fiscal year 1996.

         GROSS PROFIT. The Company's gross profit margins in fiscal year 1996 were 3.1%, as compared to 10.7% in fiscal year 1995, a decline of 71.0%. The decrease was nearly all attributable to the knitted fabrics division where lower sales prices, lower number of units sold and reduced running schedules, in conjunction with higher raw material prices, adversely affected margins in fiscal year 1996 as compared to fiscal year 1995. During fiscal year 1996 the knitted fabrics division gross loss was $21.2 million as compared to gross profits of $8.0 million in fiscal year 1995. During fiscal year 1996 the woven fabrics division gross profits were $33.7 million as compared to $36.1 million in fiscal year 1995, a decrease of 6.8%. Gross margins for woven fabrics declined from 12.4% in fiscal year 1995 to 11.4% in fiscal year 1996, being adversely impacted by historically high raw material costs and by continuing disruptions caused by the Company's plant modernization program. During fiscal year 1996 cotton prices increased substantially over prevailing market prices during fiscal year 1995. The Company did not have in place commitments during fiscal year 1996 to provide for any substantial portion of the cotton needs of its knitted fabrics division. During fiscal year 1996 the Company was not able to fully pass along its increased raw materials costs to its customers. Accordingly, its gross margins were adversely affected during this period. The Company estimates that its gross margins were lower by approximately $9 million in fiscal year 1996 as compared to fiscal year 1995 as a result of increases in cotton prices.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for fiscal year 1996 totaled $22.8 million, as compared with $23.7 million in fiscal year 1995, a decrease of 4.0%. As a percentage of net sales, these expenses were 5.7% in each of fiscal year 1996 and fiscal year 1995.

         RESTRUCTURING CHARGES. In fiscal year 1996, the Company incurred a restructuring charge of $13.3 million. The history of operating losses at the two plants that perform knitting and knit finishing operations caused the Company to recognize a charge of $11.7 million to reduce the book value of the fixed assets in this business to fair market value. The remaining $1.6 million charge related to the closure of two weaving plants in the woven fabrics division.

         OPERATING EARNINGS (LOSS). Operating losses in fiscal year 1996 were $24.5 million, as compared to operating earnings of $20.4 million in fiscal year 1995. Operating earnings in the woven fabrics division in fiscal year 1996 were $17.7 million, down from $21.7 million in fiscal year 1995, a decrease of 18.6%. In the knitted fabrics division, the operating loss in fiscal year 1996 was $42.2 million, 32.8 times that of the loss of $1.3 million in fiscal year 1995 as a result of the factors discussed above, as well as the $11.7 million restructuring charge.

         NET INTEREST EXPENSE. Net interest expense totaled $14.0 million for fiscal year 1996, as compared to $12.2 million in fiscal year 1995, an increase of 14.7%, due to the combination of higher interest rates and higher average debt levels. Because Delta Woodside's consolidated operating earnings to interest ratios declined, Delta Woodside's cost of borrowings increased and the rate of interest paid by the Company on its borrowings from Delta Woodside increased. At June 29, 1996 the Company's interest rate on certain indebtedness was LIBOR plus 2.5%, as compared to LIBOR plus .75% at July 1, 1995. The Company's outstanding debt, including the loan payable to affiliate and current amounts payable to affiliates, increased by $36.8 million during fiscal year 1996, primarily as a result of the plant modernization program in the woven fabrics division.

         TAXES. The effective income tax rates for fiscal years 1996 and 1995 were 35.6% and 38.6%, respectively. The lower tax rate for fiscal year 1996 was primarily due to the effect of permanent nondeductible differences on the pretax losses in fiscal year 1996, as compared to the pretax income in fiscal year 1995.

         NET INCOME (LOSS). During fiscal year 1996, net loss was $24.8 million as compared to a net income in fiscal year 1995 of $5.1 million, due to the factors described above.


YEAR ENDED JULY 1, 1995 COMPARED TO YEAR ENDED JULY 2, 1994

         NET SALES. Net sales in fiscal year 1995 were $413.9 million, as compared to $407.0 million in fiscal year 1994, an increase of 1.7%. Sales by the woven fabrics division in fiscal year 1995 were $290.8 million, up from $288.7 million in fiscal year 1994, an increase of 0.7%. Sales by the knitted fabrics division were $123.1 million in fiscal year 1995, up from $118.4 million in fiscal year 1994, an increase of 4.0%, due principally to higher sales of yarn to an affiliated company and to higher prevailing market prices than in fiscal year 1995. In the woven fabrics division, lower sales of unfinished fabrics were offset by higher sales of finished cotton and blended fiber fabrics.

         GROSS PROFIT. Gross profit margins were 10.7% in fiscal year 1995, as compared to 11.2% in fiscal year 1994, a decrease of 0.5%. Gross margins for knitted fabrics improved from a loss of 0.8% in fiscal year 1994 to 6.5% in fiscal year 1995, despite a dramatic slowdown beginning in March 1995 in demand for fabrics knitted and prepared for printing. Gross margins for woven fabrics declined from 16.1% in fiscal year 1994 to 12.4% in fiscal year 1995, being adversely impacted by poor prices obtained in sales of unfinished fabrics, higher raw material costs and certain manufacturing disruptions caused by the Company's plant modernization program.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for fiscal year 1995 totaled $23.7 million, as compared with $25.7 million in fiscal year 1994, a decrease of 7.8%. As a percentage of net sales, these costs were 5.7% in fiscal year 1995 as compared to 6.3% in fiscal year 1994. The decrease was principally attributable to a decrease in the provision for bad debts accrued with respect to fiscal year 1995 in the knitted fabrics division as compared to fiscal year 1994.

         RESTRUCTURING CHARGES. In fiscal year 1994 the Company charged pretax income $3.1 million for expenses related to restructuring decisions made during that year. The restructuring charge consisted principally of expenses related to the closure of a ring spinning plant in the knitted fabrics division.

         OPERATING EARNINGS. Operating profits in fiscal year 1995 were $20.4 million, as compared to $16.6 million in fiscal year 1994, an increase of 23.3%. Operating earnings in the woven fabrics division were $21.7 million in fiscal year 1995, a decrease of 33.2% from operating earnings of $32.5 million in fiscal year 1994. The knitted fabrics division's operating loss was $1.3 million in fiscal year 1995, a $14.7 million improvement from an operating loss of $15.9 million incurred in fiscal year 1994. Operating profits in fiscal year 1994 included a $3.1 million charge for restructuring, related principally to a knit yarn spinning plant that was closed. From fiscal year 1994 to fiscal year 1995, gross profit margins declined slightly as noted above, and this decline was more than offset by reduced selling, general and administrative costs.

         NET INTEREST EXPENSE. Net interest expense totaled $12.2 million in fiscal year 1995, as compared to $10.7 million in fiscal year 1994, due to the combination of higher interest rates and higher average debt levels. Higher inventories and capital expenditures accounted for the major part of the Company's need for additional borrowed funds during fiscal year 1995.

         TAXES. The effective income tax rates for fiscal years 1995 and 1994 were 38.6% and 42.2%, respectively. The higher tax rate for fiscal year 1994 was primarily due to the different effects that permanent nondeductible tax items had on the smaller pretax income in fiscal year 1994, as compared to the effect on the higher pretax income in fiscal year 1995.

         NET INCOME. Net income in fiscal year 1995 was $5.1 million, as compared to a net income of $3.4 million in fiscal year 1994, an increase of 47.7%, due principally to the reasons described above.

LIQUIDITY AND CAPITAL RESOURCES


         During fiscal years 1997 and 1996, the Company financed its operations and capital expenditures primarily through cash generated from operations, especially reductions in inventory. During the past three fiscal years, the Company also significantly increased its debt to assist in financing the ongoing capital expenditure projects. During fiscal years 1997 and 1996, the Company increased its accounts receivable by $25.7 million and reduced its inventories by $19.4 million from levels at the end of fiscal year 1995. As of June 28, 1997, current assets were $187.5 million as compared to $169.6 million at the end of fiscal year 1996, an increase of 10.5%. The increase in current assets during fiscal year 1997 is primarily due to the increase of accounts receivable in the woven fabrics division. As of June 29, 1996, the Company had reduced current assets by $10.9 million from the end of fiscal year 1995 as a result of its reduction of inventory. The Company generated operating cash flows of $34.8 million, $24.3 million, $19.2 million and $21.3 million for fiscal years 1997, 1996, 1995 and 1994, respectively. In the quarter ended September 27, 1997, the Company had a negative cash flow from operating activities of $6.5 million, due principally to reductions in intercompany payables.

         During fiscal year 1997 the Company decreased its borrowings by $20.9 million and in fiscal year 1996 increased its borrowings by $36.8 million from levels at the end of the previous fiscal year. Historically, the Company borrowed primarily from Delta Woodside pursuant to intercompany loans and advances. The terms of these borrowings are described under "Use of Proceeds." All of these intercompany loans and advances were repaid or canceled in connection with the Refinancing. See "Use of Proceeds." Funds advanced to the Company by Delta Woodside were primarily borrowed by Delta Woodside under the Prior Credit Agreement or predecessor credit facilities. For a description of the Prior Credit Agreement, see "Description of Other Indebtedness." The Company currently has a factoring arrangement with a financial institution pursuant to which a substantial portion of the accounts receivable of the woven fabrics division is assigned without credit recourse. The Company has experienced no material losses as the result of factoring. The Company believes that cash flows under the factoring arrangement are substantially the same as they would be if the Company had not entered into the factoring arrangement. During fiscal year 1997 $338.9 million of accounts receivable were assigned pursuant to this arrangement. See Note B to the Consolidated Financial Statements.

         In connection with the Refinancing, the Company entered into the New Credit Facility. The New Credit Facility provides for revolving credit borrowings in an aggregate principal amount of up to $100.0 million of which, as of September 27, 1997, approximately $65.7 million was advanced (including contingent liability of approximately $0.7 million under letters of credit) and up to approximately $34.3 million was available for future borrowings. The New Credit Facility will terminate and all amounts borrowed thereunder will be due August 25, 2002, five years from the date of initial funding. Loans under the New Credit Facility bear interest at rates based upon a bank's prime rate or Eurodollar rates plus an applicable margin. Loans under the New Credit Facility are guaranteed by all subsidiaries of the Company (other than a Receivables Subsidiary) and are secured by liens on the accounts receivable and inventory (and related property) of the Company and its subsidiaries and the outstanding capital stock of the Company and its subsidiaries. For a more complete description of the New Credit Facility, see "Description of Other Indebtedness -- New Credit Facility."

         The Company has recently completed a substantial modernization program, spending over $277.1 million to modernize and maintain its plants and equipment during the last decade. See "Business -- Business Strategy." During fiscal year 1996, the Company spent approximately $42.1 million for capital improvements, with most of the expenditures relating to the long-term capital project for modernizing the Company's woven fabrics production facilities. During fiscal year 1997, the Company spent approximately $13.7 million for capital improvements with most of the expenditures relating to completion of the modernization project in the woven fabrics division. As a result of its modernization program, the Company believes that its equipment and facilities are generally adequate to allow it to remain competitive with its principal competitors. The Company currently estimates that it will spend approximately $15.0 million for capital improvements in fiscal year 1998.


         The Company attempts to diminish its exposure to fluctuations in the price of cotton by entering into contracts fixing the price of a portion of its anticipated needs. As of December 7, 1997, the Company had contracted to purchase substantially all of its expected cotton requirements for fiscal year 1998 and approximately 35% of its expected cotton requirements for fiscal year 1999. The percentage of the Company's cotton requirements that the Company fixes each year varies depending upon the Company's forecast of future cotton prices. The Company believes that recent cotton prices have enabled it to contract for cotton at prices that will permit it to be competitive with other companies in the United States textile industry when the cotton purchased for future use is put into production. To the extent that cotton prices decrease before the Company uses these future purchases, the Company could be materially and adversely affected. In addition, to the extent that cotton prices increase, the Company may be materially and adversely affected as there can be no assurance that it would be able to pass along these increased costs to its customers. See "Risk Factors -- Raw Materials, etc." and "Business -- Raw Materials."


         The Company believes that cash flow generated by its operations and funds available from the New Credit Facility will be sufficient to service the Notes and its bank debt, to satisfy its day-to-day working capital needs and to fund its planned capital expenditures. The Company's ability to make scheduled payments of principal of and to pay interest or Liquidated Damages, if any, on the Notes, and to satisfy its other debt obligations and fund planned capital expenditures will depend upon its future operating performance, which will be affected by, among other factors, prevailing economic conditions and financial, business, regulatory, political and other factors, certain of which are beyond its control, as well as the availability of borrowings under the New Credit Facility or any successor credit facilities. The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness as well as future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Indenture or the New Credit Facility. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to absorb adverse operating results, to fund capital expenditures or to make future acquisitions may be adversely affected. It is anticipated that in order to pay the principal balance of the Notes due at maturity, the Company will be required to obtain alternative financing. There can be no assurance, however, that the Company will be able to refinance the Notes at maturity at commercially reasonable terms, or at all, and the inability to refinance the Notes would likely have a material adverse effect on the Company. See "Risk Factors -- Significant Leverage and Debt Service, etc."

                                    BUSINESS

GENERAL

         The Company is a leading manufacturer and marketer of woven and knitted finished and unfinished (or greige) cotton, synthetic and blended fabrics, which are sold for the ultimate production of apparel, home furnishings and other products. The Company sells a broad range of fabrics primarily to branded apparel manufacturers and resellers, including Levi Strauss, Haggar Corp., the Wrangler(R) and Lee(R) divisions of V.F. Corporation, Farah Incorporated, Kellwood Company and Liz Claiborne, Inc., and private label apparel manufacturers for J.C. Penney Company, Inc., Sears, Roebuck & Co. and other retailers. The Company believes that it is a leading producer of cotton pants-weight woven fabric used in the manufacture of casual slacks such as Levi Strauss' Dockers(R) and Haggar Corp.'s Wrinkle-Free(R). Other apparel items manufactured with the Company's woven fabrics include women's chinos pants, women's blazers, career apparel (uniforms) and battle dress camouflage military uniforms. Apparel items manufactured with the Company's knitted fabrics include polo-type or golf shirts, career apparel, children's apparel, specialty athletic wear and ladies' tops. For the 1997 fiscal year, the Company generated net sales and EBITDA of $464.5 million and $60.8 million, respectively.


         The following table sets forth for the periods indicated the dollar amount and percentage of total net sales of the Company attributable to external sales of woven fabrics, external sales of knitted fabrics and sales to other divisions of the Delta Woodside Group:


                                                                                          FISCAL YEAR
                                         ------------------------------------------------------------------------------------
                                                   1994                           1995                       1996
                                         ------------------------        ----------------------     -----------------------
                                             $              %               $             %             $            %
                                         ----------      --------        --------      --------     ---------    ---------
                                                                                     (DOLLARS IN MILLIONS)
External sales of woven fabrics....            288.6          70.9           290.8         70.3      294.1        73.1
External sales of knitted fabrics..            102.8          25.3           102.9         24.9      82.8         20.6
Sales to other divisions of the Delta           15.6           3.8            20.2          4.8      25.6          6.3
   Woodside Group(1)...............
                                         ----------      --------        --------      --------     -----        ---------
      Total........................            407.0         100.0           413.9        100.0     402.5        100.0
                                         ==========      ========        ========      ========     =====        =========






                                                        Fiscal Year
                                                -------------------------
                                                            1997
                                                   ----------------------
                                                       $            %
                                                   ---------     --------

                                                   ---------     --------
External sales of woven fabrics....                    336.2         72.4
External sales of knitted fabrics..                     98.5         21.2
Sales to other divisions of the Delta                   29.8          6.4
   Woodside Group(1)...............
                                                   ---------     --------
      Total........................                    464.5        100.0
                                                   =========     ========




                                                         FISCAL QUARTER ENDED
                                         ------------------------------------------------------
                                              SEPT. 28, 1996                 SEPT. 27, 1997
                                         ------------------------        ----------------------
                                             $              %               $             %
                                         ----------      --------        --------      --------
                                                         (DOLLARS IN MILLIONS)
                                                         --------        --------      --------
External sales of woven fabrics....             72.1          72.2            88.6        73.9
External sales of knitted fabrics..             21.8          21.8            26.3        21.9
Sales to other divisions of the Delta            6.0           6.8             5.0         4.2
   Woodside Group(1)...............
                                         ----------      --------        --------      --------
      Total........................             99.9         100.0           119.9        100.0
                                         ==========      ========        ========      ========

-------------------------

(1) Substantially all of these amounts consist of sales of yarn from the knitted fabrics division.

         The Company believes that its woven fabrics division is a leading worldwide producer of cotton, cotton blend and spun synthetic pants-weight fabric, and that it has a reputation for reliability and high quality in the pants industry. The Company's relationship with its customers has been strengthened by its ability to develop new products that meet customer requirements, including the following product innovations: (i) a successful manufacturing process for "wrinkle-free" cotton fabrics, (ii) "baby gabardine" fabric (an all-spun polyester-rayon blend fabric that is a core product for certain pants, skirts and jackets for women), (iii) "Suncatcher linen" (a synthetic fabric made of polyester and rayon fibers spun to resemble a natural linen product), and (iv) Operation Desert Storm camouflage fabric. In addition, the division has repeatedly responded to customer needs in a timely manner, such as in its support of the growth of Levi Strauss' Dockers(R) pants line and helping to launch Haggar Corp.'s Wrinkle-Free(R) pants, for each of whom the Company continues to be a significant supplier. In 1991, Operation Desert Storm provided the Company with an opportunity to demonstrate its product innovation capabilities and quick turnaround time. Within a period of less than ten weeks, the woven fabrics division, in cooperation with the United States government, helped to develop, tested and put into production a sand camouflage pattern that provided superior protection to United States troops. The woven fabric division ultimately supplied approximately 80% of the camouflage fabric used in United States uniforms in Operation Desert Storm and continues to be a significant supplier of a variety of camouflage fabric to military uniform contractors.

         Following Delta Woodside's acquisition of the Company in 1986, the Company has upgraded its facilities through an extensive series of capital expenditure programs that have modernized and consolidated certain fabric manufacturing processes. In addition to making significant improvements in the Company's already high standards of quality, these modernization programs have resulted in significant increases in operating efficiencies as measured by sales per square foot of manufacturing space and sales per employee and have, in many cases, resulted in substantial reductions in the cost per unit of production. The Company is substantially vertically integrated and currently operates eight production facilities in the woven fabrics division and four production facilities in the knitted fabrics division. Each division has its own management and employees and operates independently of the other division under the overall direction of the Company's executive officers.

INDUSTRY TRENDS

         The Company competes with other producers of woven and knitted fabrics to supply the United States apparel market. In recent years, the fabric/apparel industry has been undergoing significant changes both in the geographic locations of production and in the type of garments produced. Specifically, two trends have significantly impacted the industry: (i) the growth of a western hemisphere fabric/apparel production chain, and (ii) the increased casualization of the workplace. The Company believes that it is well-positioned to capitalize on both of these trends.


     GROWTH OF A WESTERN HEMISPHERE FABRIC/APPAREL PRODUCTION CHAIN

         In recent years, the fabric/apparel industry has been marked by fundamental changes in the sources of supply for apparel products. Specifically, the Company believes that a western hemisphere fabric/apparel production chain has been rapidly developing to compete with the Far Eastern supply chain, with fabric manufacturing remaining in the United States and apparel manufacturing moving to MCACI countries. The shift to this configuration, which began several decades ago, has accelerated significantly in the past several years with the passage of NAFTA and GATT. The western hemisphere fabric/apparel production chain has also been strengthened by the requirements of United States retailers for shorter delivery times and faster turnaround times, which can be more easily met by suppliers in the western hemisphere.

         Due to the relatively higher proportion of labor costs in apparel manufacturing, much of the apparel production in the United States is shifting to MCACI countries where labor costs are competitive on a world-wide basis. By contrast, fabric production for apparel manufactured in MCACI countries has largely remained in the United States for a number of reasons. First, because the modern fabric manufacturing process includes relatively little manual labor, United States wage rates no longer put domestic fabric manufacturers at a competitive disadvantage. In addition, as fabric manufacturing today requires substantial capital investment, the United States is a more attractive venue than MCACI countries due to its political and economic stability and developed infrastructure, including an abundant water supply and reliable, low-cost electric power.

         In addition, tariffs, quotas and other existing trade regulations provide western hemisphere fabric/apparel production with a significant competitive advantage in the United States market. Recent changes in trade regulation, including NAFTA, have not only spurred growth among United States fabric manufacturers and MCACI apparel manufacturers, but also have encouraged the further development of a western hemisphere fabric/apparel production chain. In the 1960s, Section 807 created a platform for this growth. Section 807 provides for duty-free treatment of United States origin components used in the assembly of imported articles. The result is that duty is assessed only on the value of any foreign components that may be present and the labor costs incurred offshore in the assembly of apparel using United States origin fabric components. In addition, under Section 807A, apparel articles assembled in a Caribbean country, in which all fabric components have been wholly formed and cut in the United States, are subject to preferential quotas with respect to access into the United States. A similar program, enacted as a result of NAFTA and referred to as the Special Regime Program, provides even greater benefits for such apparel assembled in Mexico from fabric components formed and cut in the United States. In contrast, apparel not meeting the criteria of such programs is subject to quotas and/or relatively higher tariffs. See "-- Competition" and "Risk Factors -- Competition and Risks Associated with Changing Industry and Regulation, etc."

         The shift to this western hemisphere fabric/apparel production chain has occurred largely at the expense of the growth of Far Eastern fabric and apparel production. Apparel retailers, many of which have in the past relied on Hong Kong, China and other Far Eastern countries as their principal sources of completed apparel products, are increasingly looking to the western hemisphere fabric/apparel production chain. This is due in part to demands of United States apparel retailers for shorter delivery times and quicker turnaround times. Today, the working relationships between the fabric mills of the United States and the apparel factories of MCACI countries are becoming more efficient and well-developed, making western hemisphere fabric/apparel products competitive with those imported from the Far East. From 1995 to 1996, apparel imports from MCACI countries to the United States grew 18.7% from $8.3 billion to $9.8 billion, versus imports from all other countries of $28.5 billion in 1995 and $28.8 billion in 1996, an increase of only 1.1%. In the first quarter of 1997, imports from MCACI countries were $2.6 billion, an increase of 33.8% from $2.0 billion imported during the first quarter of 1996, while imports from all other countries increased by 7.2% during the same period. The Company believes that the majority of garments imported to the United States from MCACI countries contain fabric from United States producers such as Delta Mills.

         The Company believes that its relationship with United States apparel marketers, its modern manufacturing facilities and its reputation for quality position it to compete effectively in this evolving western hemisphere fabric/apparel production chain.

INCREASED CASUAL WORKPLACE ENVIRONMENT

         Trends in consumer preferences are also creating growth opportunities for the Company. With the advent of "casual Fridays" and increasingly casual dress workplaces in recent years, the demand for casual wear has increased. The Company's principal product lines are made into garments of the type being worn in this more casual workplace environment, such as all-cotton pants and knit polo-type shirts. The Company's recently completed modernization program has increased its capacity for all-cotton finished fabrics used in casual wear. As a result, the Company believes that it is in a position to benefit from this casualization trend.

BUSINESS STRATEGY

         Within the framework of an evolving fabric/apparel industry, the Company has developed and is implementing the following business strategy aimed at growing revenues and EBITDA:


o LEVERAGE WOVEN FABRICS DIVISION RELATIONSHIPS WITH KEY APPAREL MARKETERS. The woven fabrics division has focused its marketing efforts on building close relationships with major apparel companies that have broad distribution channels and that the Company believes have positioned themselves for long-term growth. The division has fostered relationships for over 30 years with, and has become an integral part of the supply chain for certain product lines of, several strong United States branded apparel merchandisers, including Levi Strauss, Haggar Corp., the Wrangler(R) and Lee(R) divisions of V.F. Corporation and Farah Incorporated. In addition, the division is a significant supplier to certain product lines of Liz Claiborne, Inc. and Kellwood Company, with each of whom it has had a relationship for more than five years. Sales to these six core customers grew 46.6% from fiscal year 1996 to fiscal year 1997.


                  In building these relationships, the Company seeks to be a significant supplier for the major product lines of its customers which the Company expects to provide a steady base of recurring revenues. To manufacture goods for the United States apparel market, these apparel producers create preferred supplier relationships with a limited number of fabric manufacturers, like the division, that satisfy on-time delivery, reliability, lead time consistency, cost and quality criteria. The woven fabrics division also maintains strong working relationships with major retailers, such as J.C. Penney Company, Inc., Kmart Corporation, Sears, Roebuck & Co. and Wal-Mart Stores, Inc., that specify or recommend the purchase of fabric to contract manufacturers that produce their apparel product lines.

                  These efforts have produced a substantial order backlog in the woven fabrics division, which at June 28, 1997 stood at $119.9 million, a 60.0% increase over the prior fiscal year end.

o FOCUS ON THE GROWTH SEGMENTS OF THE KNITTED FABRICS INDUSTRY. The knitted fabric division's marketing resources are focused on the following segments: (i) major apparel companies that market casual wear such as knit polo-type shirts, (ii) children's wear manufacturers and
         (iii) career apparel.

                  As a result of the growth in knit polo-type shirts, many major branded apparel companies, such as Levi Strauss, NIKE, Inc. and the Lee(R) and Wrangler(R) divisions of V.F. Corporation, as well as private label companies, are expected to increase their demand for knitted fabrics. The knitted fabrics division also plans to expand its children's wear business by targeting large manufacturers of children's wear, such as Garan, Incorporated and Gerber Products Company, that have successfully maintained and expanded their market shares in a segment which the Company believes has experienced significant concentration in recent years.

                  In addition, although the career apparel segment has traditionally been a blue collar, woven fabrics business where durability of the garment was the chief criterion, delivery, fast food and other service companies such as United Parcel Service of America, Inc., Taco Bell North America and Kinko's, Inc. are requiring uniforms that are not only durable, but fashionable and comfortable as well. The Company believes that this trend is providing a rapidly growing career apparel market for knit polo-type shirts. This market is attractive to the Company because demand in this market is generally more consistent and less price-sensitive than the retail market generally, and the customer relationships tend to be service-oriented and longstanding. The market for knit career apparel shirts in 1995 was approximately 25 million pounds, up from approximately 18 million pounds in 1990.

o CAPITALIZE ON IMPROVED OPERATING EFFICIENCIES AND REDUCED COST STRUCTURE. The Company has recognized that a critical element of being competitive in the global textile industry is the ability to minimize manufacturing costs. In an effort to become a low-cost, world competitive producer, the Company has invested approximately $277.1 million during the last decade to modernize and maintain its plants and equipment, including more than $143.8 million over the past five fiscal years. As a result of its extensive capital expenditure campaign in recent years, the Company believes that it is in a position to return to substantially reduced levels of capital expenditures, with an average of approximately $15.0 million per year expected to be required for the next three fiscal years.

                  The woven fabrics division began a capital improvement program during fiscal year 1992 that was designed to modernize certain fiber opening, carding, spinning, weaving and fabric finishing processes to focus on the production of heavier-weight, higher-margin goods. By the end of fiscal year 1997, expenditures for this six-year program totaled $112.8 million. As a result, the division has reduced its manufacturing square footage by approximately 18% and the number of employees by 26%. In the modernization program, the woven fabrics division reduced its capacity to produce lower price greige goods but increased its capacity to finish fabrics. As a consequence, the woven fabrics division has increased its outside purchases of greige goods. The Company believes that these changes provide it with the opportunity to increase its overall sales levels and to expand its operating margins.

                  The knitted fabrics division began a consolidation and modernization project in fiscal year 1992 to consolidate the number of its manufacturing facilities from four spinning, two knitting and two finishing plants to two spinning, one knitting and one finishing plant. During the past five fiscal years, capital expenditures for the program totaled $42.1 million. Simultaneously, certain knitting, dyeing and finishing processes were modernized. With the successful completion of this project, manufacturing square footage was reduced by 37% and the number of employees was reduced by 26%, with no material change in total knitted fabric capacity.

                  These initiatives have resulted in a significant reduction in the Company's manufacturing costs. Comparing the most recent fiscal year with fiscal year 1992, sales generated per square foot of manufacturing space have increased approximately 29.3%, and sales generated per employee have increased approximately 29.4%.

o CONTINUE TO FOCUS ON QUALITY. Coupled with the modernization projects described above, the Company's pursuit of quality improvements has resulted in its reputation as a high quality producer of textile fabrics. For example, the Company's Beattie plant (spinning and weaving of pants-weight twill, located in Fountain Inn, South Carolina) recently was a recipient of one of four South Carolina Governor's Quality Achiever Awards which were awarded in 1997 and which are modeled upon criteria used for the Malcolm Baldridge National
         Quality Award. In addition, the woven fabrics division is a certified supplier to Levi Strauss and Liz Claiborne because of its consistently meeting their high quality and delivery standards. Other apparel manufacturers are following this trend toward certifying key suppliers. As a consequence of the high quality of the woven fabrics produced by the Company, some of the Company's largest customers, such as Levi Strauss, do not find it necessary to inspect all of the Company's goods upon receipt. As a result of the modernization program in the woven fabrics division, including the Beattie plant project completed earlier in fiscal year 1997, fabric defect points per 100 square yards in finished cotton woven fabrics shipped to customers declined from an average of 13.6 points in fiscal year 1992 to an average of 4.2 points in fiscal year 1997, significantly better than the industry standard for "first quality." The Company believes that its product quality is a significant competitive advantage in the sale of its higher margin woven products.

MANUFACTURING

         Fabrics produced by the Company are either woven or knitted and are manufactured from cotton, wool or synthetic fibers or from synthetic filament yarns. Cotton and wool are purchased from numerous suppliers. Synthetic fibers and synthetic filament yarns are purchased from a smaller number of competitive suppliers. The Company spins the major portion of the yarns used in its weaving and knitting operations. In manufacturing these yarns, the cotton and synthetic fiber, either separately or in blends, are carded (fibers straightened and oriented) and then spun into yarn. The Company combs (removing short fibers) some cotton fiber to make higher quality yarns. In other fabrics, filament yarns are used. The spun or filament yarn is then woven into fabric on looms or knitted into fabric on knitting machines. The unfinished fabric at this stage is referred to as greige goods. Finished fabric refers to fabric that has been treated by washing, bleaching, dyeing and applying certain chemical finishes. Finished fabrics generally have significantly higher margins than greige goods.

     WOVEN FABRICS

         Approximately 70% of the division's finished woven fabric sales are of fabrics made from cotton or cotton/synthetic blends, while approximately 30% of such sales are of fabrics made from spun synthetics and other natural fibers, including various blends of rayon, polyester and wool. During fiscal year 1997, the woven fabrics division sold, at a cost of sales, $239.6 million of finished fabrics and $31.6 million of unfinished fabric. Woven fabrics are generally produced and shipped pursuant to specific purchase orders, which minimizes the Company's uncommitted inventory levels. The division's production of cotton and cotton/synthetic blend finished woven fabrics is largely vertically integrated, with the division performing most of its own spinning, weaving and finishing. The production of spun synthetic finished woven fabrics is fully vertically integrated, with various plants in the division performing spinning, weaving and finishing operations. In the production of military fabrics, the Company purchases a portion of its greige goods needs and finishes this fabric to specifications. The woven fabrics division is currently operating its manufacturing facilities at near full capacity.

         The division also produces a variety of unfinished light-weight woven fabrics that are ultimately used in the manufacture of apparel (including blouses, dresses and suit linings), home furnishings (including shower curtains) and medical tape. Fabrics include filament acetate, textured polyester and other "semi-fancy" fabrics of more complicated construction.

     KNITTED FABRICS

         The operations within the knitted fabrics division are largely vertically integrated. Various plants are equipped to perform all stages of the manufacturing process, from carding and spinning the raw fiber stock to knitting, dyeing and finishing the final fabric product. The fabrics produced by this segment are manufactured primarily by using 100% cotton and polyester/cotton blends. Knitting and finishing of the fabrics are performed to specific customer orders in the case of orders representing the majority of the dollar volume of this division. The knitted fabrics division is currently operating its manufacturing facilities at near full capacity.

PRODUCTS AND MARKETING

     WOVEN FABRICS

         The woven fabrics division produces finished and unfinished woven fabrics used in the production of apparel, home furnishings and other products. Finished apparel fabric is ready to be cut and sewn into garments. Greige goods are typically sold to converters who enhance the fabric through finishing techniques and sell it to manufacturers of apparel, home furnishings and other products.

         Finished woven fabrics produced by the division are primarily sold directly to major apparel manufacturers. The division's marketing efforts focus on four primary apparel manufacturing groups: women's apparel, including fashion apparel; men's apparel; career apparel and uniforms; and military and other government uniforms and apparel. The woven fabrics division sells and distributes its fabrics through a marketing office based in New York City (which serves the United States, Canadian and Mexican markets), with sales agents also operating from Atlanta, Chicago, Dallas, Los Angeles and San Francisco. The division also has international sales agents in the United Kingdom and Hong Kong.

         For fiscal year 1997, sales to Levi Strauss and sales to the Company's top five non-affiliated customers accounted for 17.1% and 37.8%, respectively, of total sales. In fiscal year 1996, sales to Levi Strauss and sales to the Company's top five non-affiliated customers accounted for 12.9% and 30.7%, respectively, of the Company's total sales. Consistent with industry practice, the Company does not operate under a supply contract with Levi Strauss or any of its other major customers. In addition, during fiscal years 1997, 1996 and 1995, sales of camouflage military fabrics accounted for 8.4%, 12.8% and 3.1%, respectively, of the Company's total sales. The loss of Levi Strauss or other major customers could have a material adverse effect upon the Company. See "Risk Factors -- Risk of Loss of Material Customers or Broker" and "-- Retail Industry and Cyclicality."


     KNITTED FABRICS

         The knitted fabrics division spins yarn and knits and finishes a wide range of circular knit fabrics for use in the manufacture of knit apparel. The division also provides yarn to the Delta Woodside Group's apparel segment. See "Certain Transactions."


         The knitted fabric division's products are marketed to numerous apparel manufacturers through marketing staffs employed by the Company in New York City and Los Angeles, with sales personnel also located in North Carolina, Georgia and Texas. To promote further the sales of the knitted fabrics division's fabrics to apparel manufacturers, the marketing staff of the division also contacts major retailers of products manufactured from the division's knitted fabrics. Discussions with these retailers provide information relating to fabric quality and trends in style and color. In addition to its sales to apparel manufacturers, the division also sells prepared for print fabrics to converters and printers principally through a single broker. During fiscal year 1997, sales through this broker were approximately $44.0 million, approximately 9.5% of the Company's total sales. The Company believes that, because of the competitive brokerage environment, the loss of this broker would not have a material adverse effect on the Company. There can be no assurance, however, that this would be the case. See "Risk Factors -- Risk of Loss of Material Customers or Broker."


RAW MATERIALS

         The Company's principal raw material is cotton, although it also spins polyester, wool, linen fiber, acrylic, nylon and rayon fibers and weaves filament acetate and textured polyester. Polyester is obtained primarily from three major suppliers, all of whom provide competitive prices. Polyester and rayon are currently at the lowest prices the Company has paid since fiscal year 1993. There can be no assurance, however, that this trend will continue. During fiscal year 1997, the Company's average delivered price per pound of cotton purchased and consumed (including freight, carrying costs and costs for the relatively high amount of premium cotton that the Company uses) was $.833, as compared to $.944 in fiscal year 1996 and $.817 in fiscal year 1995. In fiscal year 1998, the Company expects to use approximately 92 million pounds of cotton (including approximately 17 million pounds of premium cotton) and 23 million pounds of polyester in its manufacture of yarn for woven and knitted textiles. As of December 7, 1997, the Company had contracted to purchase substantially all of its expected cotton requirements for fiscal year 1998 and approximately 35% of its expected cotton requirements for fiscal year 1999. The percentage of the Company's cotton requirements that the Company fixes each year varies depending upon the Company's forecast of future cotton prices. The Company believes that recent cotton prices have enabled it to contract for cotton at prices that will permit it to be competitive with other companies in the United States textile industry when the cotton purchased for future use is put into production. To the extent that cotton prices decrease before the Company uses these future purchases, the Company could be materially and adversely affected. In addition, to the extent that cotton prices increase, the Company may be materially and adversely affected as there can be no assurance that it would be able to pass along these increased costs to its customers. For example, this factor contributed significantly to the Company's operating losses during fiscal year 1996. See "Risk Factors -- Raw Materials, etc." and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

         The Company sells primarily to domestic apparel manufacturers, many of which operate offshore sewing operations. The Company competes with numerous domestic and foreign fabric manufacturers, including companies larger in size and having greater financial resources than the Company. The principal competitive factors in both the woven and knitted fabrics markets are price, service, delivery time, quality and flexibility, with the relative importance of each factor depending upon the needs of particular customers and the specific product offering. Management believes that the Company maintains its ability to compete effectively by providing its customers with a broad array of high-quality fabrics at competitive prices on a timely basis.

         The woven fabrics division's competitive position varies by product line. There are several major domestic competitors in the finished cotton and cotton/polyester blend woven fabrics business, none of which dominates the market. The Company believes, however, that it has a strong competitive position in the all cotton pants-weight fabrics business, as well as the spun synthetic slack-weight and skirt-weight woven fabrics businesses. In addition, the Company is one of several major domestic suppliers of acetate unfinished fabric used in apparel linings and surgical tapes. Additional competitive strengths of the woven fabrics division include: knowledge of its customers' business needs; its ability to produce special fabrics such as textured blends; state-of-the-art spinning, weaving and fabric finishing equipment at most of its facilities; substantial vertical integration; and its ability to communicate electronically with its customers.

         The United States knitted fabrics industry is highly decentralized and is characterized by fierce competition among many companies. However, Dyersburg Corporation and West Point-Stevens, Inc. recently announced the acquisition by Dyersburg Corporation of the Alamac (knitted fabrics) division of West Point-Stevens, Inc. The Company believes that the combined entity is the largest circular knitted fabrics manufacturer in the United States with substantially greater resources than the Company's knitted fabrics division. This consolidation may have a material adverse effect upon the Company. There can be no assurance that there will not be further consolidation in this industry. The significant vertical integration of the knitted fabrics division's manufacturing operations, its modern production facilities and its experience in performing the more complicated manufacturing techniques required in the production of 100% cotton fabrics enable the Company to compete in the knitted fabrics market.

         Foreign competition is a significant factor in the United States fabric market. The Company believes that its relatively small manual labor component, highly-automated manufacturing processes and domestic manufacturing base allow the Company to compete on a price basis and to respond more quickly than foreign producers to changing fashion trends and to its domestic customers' delivery schedules. See "-- Industry Trends -- Growth of a Western Hemisphere Fabric/Apparel Production Chain." In addition, the Company benefits from protections afforded to apparel manufacturers based in certain Latin American and Caribbean countries that ship finished garments into the United States. NAFTA has effectively eliminated or substantially reduced tariffs on goods imported from Mexico if such goods are made from fabric originating in Canada, Mexico or the United States. Section 807 provides for the duty-free treatment of United States origin components used in the assembly of imported articles. The result is that duty is assessed only on the value of any foreign components that may be present and the labor costs incurred offshore in the assembly of apparel using United States origin fabric components. Because Section 807 creates an incentive to use fabric manufactured in the United States, it is beneficial to the Company and other domestic producers of apparel fabrics. In addition, pursuant to Section 807A, apparel articles assembled in a Caribbean country, in which all fabric components have been wholly formed and cut in the United States, are subject to preferential quotas with respect to access into the United States for such qualifying apparel, in addition to the significant tariff reduction pursuant to Section 807. A similar program, enacted as a result of NAFTA and referred to as the Special Regime Program, provides even greater benefits (complete duty-free, quota-free treatment) for apparel assembled in Mexico from fabric components formed and cut in the United States. In contrast, apparel not meeting the criteria of Section 807, Section 807A, or the Special Regime Program is subject to quotas and/or relatively higher tariffs. If Section 807, Section 807A or the Special Regime Program were repealed or altered in whole or in part, the Company believes that it could be at a serious competitive disadvantage relative to textile manufacturers in other parts of the world seeking to enter the United States market, which would have a material adverse effect on the Company. Moreover, there can be no assurance that the current favorable regulatory environment will continue or that other geographic areas will not be afforded similar regulatory advantages. See "Risk Factors -- Competition and Risks Associated with Changing Industry and Regulation, etc."


ENVIRONMENTAL AND REGULATORY MATTERS

         The Company is subject to various federal, state and local environmental laws and regulations concerning, among other things, wastewater discharges, storm water flows, air emissions, ozone depletion and solid waste disposal. The Company's plants generate very small quantities of hazardous waste that are either recycled or disposed of off-site. Most of its plants are required to possess one or more discharge permits.

         The Company is subject to a consent order that it entered into with the South Carolina Department of Health and Environmental Control on September 26, 1985 (the "Consent Order"), prior to Delta Woodside's acquisition of the business. The Consent Order arose from a determination that several private drinking wells in the area of two of the Company's plants had been contaminated. Pursuant to the Consent Order, the Company discontinued the operation of a large spray field near these plants into which waste water sludge had been disposed and placed into operation for such purpose a new and larger adjacent spray field. A spray field is a method for disposing of excess biosolids generated in the wastewater treatment process. The method of disposal at Delta 2 and 3 is to spray the biosolids onto cleared acreage on which a cover crop has been planted. Most of the solids decompose on the soil surface and become available for plant growth. Groundwater monitoring wells are periodically sampled and analyzed to determine whether the operation has adversely affected groundwater. The Company expects that any continuing expenditures to comply with the Consent Order will be immaterial.

         Some of the Company's plants have been unable to comply with the acute toxicity and other permit-related limits contained in the National Pollutant Discharge Elimination System ("NPDES") permits held by the Company. With respect to certain such plants in North Carolina, the Company signed a Special Order by Consent with the North Carolina Department of Environmental Health and Natural Resources ("DEHNR") which required the plants to achieve compliance with the acute toxicity limits (the "Special Order by Consent"). The Special Order by Consent was amended to require the plants to achieve compliance by October 1, 1997. The Company is not yet in compliance. The Company is actively investigating several alternative courses of action, including extending a discharge pipe one-half mile to a larger stream, in an effort to achieve compliance with the Special Order by Consent. The estimated cost of extending the discharge pipe is $800,000. It is likely that the Company will incur penalties for violations of the Special Order by Consent until such time as the extended pipe or other acceptable alternative is in operation. The Company intends to apply for an extension of the compliance deadline in the Special Order by Consent to December 31, 1998. The Company is currently also investigating certain wastewater treatment system basins to improve their condition and thus eliminate a likely source of groundwater contamination.

         With respect to certain South Carolina plants, the Company is working with the appropriate state agency in developing a corrective action plan for addressing the toxicity and other permit-related issues. The Company has implemented, or plans to implement, several courses of action in an effort to achieve compliance with its NPDES permits, including upgrades at the Delta 2 and 3 plants with cost estimates ranging from $2.0 million to $2.5 million. The Company has until November 1, 1998 to complete these upgrades. The Company believes that the required equipment upgrades will be completed within the extended time and any related penalties will not be material.

         Environmental regulation applicable to the Company's operations is becoming increasingly stringent. The Company continues to incur capital and other expenditures each year in order to comply with current and future regulatory standards. The Company estimates that during the remainder of fiscal year 1998 and fiscal year 1999 it will incur capitalized expenses in order to comply with regulatory standards and will likely incur some penalties. Although such expenses and penalties cannot be predicted with certainty, the Company currently believes that expenditures and penalties for environmental and regulatory matters (including the ones described in the preceeding three paragraphs) will be in the range of $4.4 to $5.2 million for this period. The Company does not expect that the amount of such expenditures and penalties in the future will have a material adverse effect on its financial condition, results of operations or competitive position. There can be no assurance, however, that future changes in federal, state or local regulations, interpretations of existing regulations, enforcement actions or the discovery of currently unknown problems or conditions will not require substantial additional expenditures or result in substantial penalties. Similarly, the extent of the Company's liability, if any, for past failures to comply with laws, regulations and permits applicable to its operations cannot be determined. See "Risk Factors -- Environmental Laws and Regulations, etc."

ORDER BACKLOGS

         The Company's order backlog at September 27, 1997 was $131.5 million, a 40% increase over the $94.0 million order backlog at September 28, 1996. Most of this increase was attributable to the woven fabrics division. The Company believes that backlog orders are generally indicative of future sales.




PROPERTIES

         The following table provides a description of the Company's principal administrative, sales, production and warehouse facilities.


                                                                                       Approximate
                    Location                               Principal Use             Square Footage         Owned/Leased
-------------------------------------------------     ------------------------      -----------------     -----------------

 WOVEN FABRICS DIVISION

Greenville, SC ..................................     Administrative offices                   17,400         Leased(1)
New York, NY.....................................     Sales offices                            12,500         Leased(2)
Dallas, TX vicinity (4)..........................     Sales offices                               350         Leased(2)


Beattie Plant, Fountain Inn, SC .................     Spin/Weave                              390,000            (3)
Furman Plant, Fountain Inn, SC...................     Weave                                   116,000            (3)
Estes Plant, Piedmont, SC .......................     Spin/Weave                              332,000            (3)
Delta 3 Plant, Wallace, SC.......................     Dye/Finish                              555,000            (3)
Cypress Plant, Pamplico, SC .....................     Spin                                    144,000            (3)
Pamplico Plant, Pamplico, SC ....................     Spin/Weave                              275,000            (3)
Delta 2 Plant, Wallace, SC ......................     Dye/Finish                              347,000            (3)
Catawba Plant, Maiden, NC........................     Spin                                    115,000           Owned

  KNITTED FABRICS DIVISION

Greer, SC........................................     Administrative offices                   12,000           Owned
New York, NY.....................................     Sales offices                             6,300         Leased(2)
Dallas, TX vicinity (4)..........................     Sales offices                               350         Leased(2)

Los Angeles, CA vicinity.........................     Sales offices                             2,200         Leased(2)

Carter Plant, Wallace, NC........................     Dye/Finish                              485,000           Owned
Holly Plant, Wallace, NC.........................     Knit                                    224,000           Owned
Rainsford Plant, Edgefield, SC...................     Spin                                    296,000           Owned
Mickel Plant, Spartanburg, SC....................     Spin                                    207,000           Owned



--------------------
(1) Lease expires in 1998 with the right to renew for two additional five-year periods.

(2)      Leases expire on varying dates from May 1998 through December 2004.

(3) Titles to these facilities and substantially all of the equipment located in such facilities are held by three South Carolina counties under a fee-in-lieu-of-taxes arrangement, which has the effect of substantially reducing the Company's property taxes in South Carolina. Although the Company can reacquire such property at a nominal price, this would currently cause a significant increase in the amount of property taxes paid by the Company.
(4) This facility is shared by the woven fabrics and knitted fabrics divisions and the approximate square footage shown represents each division's approximate usage.

         The Company believes that its manufacturing facilities are suitable and adequate to permit it to be competitive in the markets in which it primarily competes. The Company strives to operate at or near full capacity.

EMPLOYEES

         As of November 30, 1997, the Company had approximately 3,750 employees, of which 85.1% were paid on an hourly basis. The Company's employees are not represented by unions. The Company believes that its relations with its employees are good.


LEGAL PROCEEDINGS

         From time to time the Company is a defendant in legal actions involving claims arising in the normal course of its business, including product liability claims. The Company believes that, as a result of its legal defenses, insurance arrangements and indemnification provisions with financially capable parties, none of these actions is reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the directors and executive officers of the Company. Except as otherwise noted below, the business address of each director and officer is Delta Woodside Industries, Inc., 233 North Main Street, Hammond Square, Suite 200, Greenville, South Carolina 29601. Each such person is a citizen of the United States. There are no family relationships among the directors and the executive officers of the Company or Delta Woodside, except that Buck Mickel (a director of Delta Woodside) is the father of Buck A. Mickel (a director of the Company and Delta Woodside).


                                                                                                               Director
                  Name                          Age                  Position with the Company                 Since (1)
-----------------------------------------     -------     -----------------------------------------------     -----------
E. Erwin Maddrey, II.....................       56        Director, President and Chief Executive Officer of the 1984
                                                          Company and Delta Woodside
Bettis C. Rainsford......................       46        Director, Executive Vice President, Chief Financial    1984
                                                          Officer and Treasurer of the Company and Delta
                                                          Woodside
Jane H. Greer............................       59        Vice President and Secretary of the Company and Delta   --
                                                          Woodside
Douglas J. Stevens.......................       64        Controller and Assistant Secretary of the Company and   --
                                                          Delta Woodside
Brenda L. Jones..........................       52        Assistant Secretary of the Company and Delta            --
                                                          Woodside

C.C. Guy.................................       64        Director of the Company and Delta Woodside             1984
Buck A. Mickel...........................       41        Director of the Company and Delta Woodside             1984




-----------------------

(1) Includes service as a director of Delta Woodside, Delta Woodside's predecessor by merger, Delta Woodside Industries, Inc., a Delaware corporation ("Old Delta Woodside"), or any predecessor to Old Delta Woodside.

         E. ERWIN MADDREY, II was President and Chief Executive Officer of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the November 15, 1989, merger of Old Delta Woodside into RSI Corporation, a South Carolina corporation, which changed its name to Delta Woodside Industries, Inc. and is now Delta Woodside (the "RSI Merger"), and he has served in such positions with Delta Woodside and the Company since the RSI Merger. He also serves as a director of Kemet Corporation and Delta Woodside.

         BETTIS C. RAINSFORD was Executive Vice President and Chief Financial Officer of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until the RSI Merger and has served in such positions with Delta Woodside and the Company since the RSI Merger. Mr. Rainsford has served as Treasurer of Old Delta Woodside or its predecessors or Delta Woodside from 1984 to 1986, from August 1988 to November 1988 and from 1990 to the present. He is also President of The Rainsford Development Corporation which is engaged in general business development activities in Edgefield, South Carolina. Mr. Rainsford also serves as a director of Martin Color-Fi, Inc. and Delta Woodside.

         JANE H. GREER became associated with Old Delta Woodside's predecessors in July 1986, and was elected a Vice President of Old Delta Woodside in November 1986, in charge of human resources and other related areas, Assistant Secretary of Old Delta Woodside in 1987 and Secretary of Old Delta Woodside in August 1988. She became Vice President and Secretary of Delta Woodside and the Company in 1989.


         DOUGLAS J. STEVENS was elected Controller and Assistant Secretary of Delta Woodside and the Company in 1992. From 1991 to 1992, Mr. Stevens was Vice President of Finance and Administration for Duck Head Apparel Company, a division of a subsidiary of Delta Woodside. From 1972 to 1986, he was a Corporate Vice President of Riegel Textile Corporation (engaged in the manufacture and sale of textiles). From 1987 to 1988, he was Chairman of Eagle Mills, Inc. (a converter of textile fabrics). From 1989 to 1991, Mr. Stevens was Operations Director of Blue Ridge Care, Ltd. (engaged in the manufacture and sale of disposable diapers in England).

         BRENDA L. JONES was elected Assistant Secretary of Old Delta Woodside in 1988. She became Assistant Secretary of Delta Woodside and the Company in 1989. Since 1987, she has been Vice President and Chief Financial Officer of The Rainsford Development Corporation, a corporation wholly-owned by Bettis C. Rainsford which is engaged in general business development activities.

         C.C. GUY is a retired businessman. He served as Chairman of the Board of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until November 1989. Since before the RSI Merger, he has been a director of RSI Holdings, Inc., and he also served as President of RSI Holdings, Inc. from before the RSI Merger until January 1995. RSI Holdings, Inc. until 1992 was engaged in the sale of outdoor power equipment, until 1994 was engaged in the sale of turf care products and currently is engaged in the consumer finance business. Prior to November 15, 1989, RSI Holdings, Inc. was a subsidiary of RSI Corporation. Mr. Guy served from 1979 until November 1989 as President, Treasurer and a director of RSI Corporation. Prior to the RSI Merger, RSI Corporation owned approximately 40% of the outstanding shares of common stock of Old Delta Woodside and, among other matters, was engaged in the office supply business, as well as the businesses of selling outdoor power equipment and turf care products. Mr. Guy also serves as a director of Delta Woodside and the Company.

         BUCK A. MICKEL is Vice President of RSI Holdings, Inc. He served as a Vice President of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors until November 1989, Secretary of Old Delta Woodside from November 1986 to March 1987, and Assistant Secretary of Old Delta Woodside from March 1987 to November 1988. He served as Vice President and a director of RSI Holdings, Inc. from before the RSI Merger until January 1995 and served as Vice President of RSI Corporation from 1983 until November 1989. Mr. Mickel was re-elected Vice President of RSI Holdings, Inc. in September 1996. He also serves as a director of Delta Woodside, the Company and RSI Holdings, Inc.

         The Company's directors hold office until the next annual meeting of the Company's shareholder or until their successors are duly elected and qualified. The Company's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board.

MANAGEMENT COMPENSATION

         Each of the executive officers of the Company serves in the same position for Delta Woodside and various of Delta Woodside's direct and indirect subsidiaries and is compensated by Delta Woodside. On an ongoing basis the Company reimburses Delta Woodside for services provided to it by its executive officers. This arrangement was formalized in a management services agreement in August 1997. See "Certain Transactions." The following provides information respecting the compensation received by the Company's executive officers in all capacities for Delta Woodside and its direct and indirect subsidiaries (including the Company) in fiscal years 1995, 1996 and 1997. A portion of these amounts was borne by the Company. See "Certain Transactions."

     SUMMARY COMPENSATION TABLE

         The table below sets forth certain information respecting the compensation earned during the fiscal years ended June 28, 1997, June 29, 1996 and July 1, 1995 by the Chief Executive Officer, the Chief Financial Officer, and the other two executive officers who earned salary and bonus in fiscal year 1997 in excess of $100,000 (the "Named Executives").



                                              SUMMARY COMPENSATION TABLE


                                                                                             Long-Term
                                                                                           Compensation
                                                                                          ---------------
                                                    Annual Compensation                        Awards
                                      -----------------------------------------------     ---------------
                                                                                            Securities
                                                                      Other Annual          Underlying
       Name and                         Salary(1)    Bonus (1)(2)   Compensation (3)        Options (4)             All Other
  Principal Position          Year         ($)            ($)             ($)                   (#)              Compensation ($)
----------------------      --------  -------------  ------------- ------------------     ---------------      --------------------
E. Erwin Maddrey, II,       1997      500,000                    0                  0                   0      36,905 (8)(12)(13)
   President and Chief      1996      500,000                    0                  0                   0      47,571 (8)(12)(13)
   Executive Officer        1995      492,311                    0                  0                   0      34,678 (8)(12)(13)

Bettis C. Rainsford,        1997      450,000 (5)                0                  0                   0      15,621 (9)(12)(13)
   Executive VP, CFO,       1996      450,000 (5)                0                  0                   0      15,074 (9)(12)(13)
   and Treasurer            1995      442,308 (5)                0                  0                   0      14,450 (9)(12)

Jane H. Greer,              1997      144,308               63,000             11,080              15,000 (6)   1,313 (10)(13)
   Vice President           1996      138,769               18,000              7,567              22,500 (6)     878 (10)(13)
   and Secretary            1995      131,077               22,000             12,587                   0         864 (10)(13)

Douglas J. Stevens,         1997      134,000               63,000             11,080           19,000 (7)      1,008 (11)(13)
   Controller and Asst.     1996      126,923               18,000              6,229            7,500 (7)      1,723 (11)(13)
   Secretary                1995      106,539               20,000              9,350                0            837 (11)(13)




----------------------

(1) Includes sums the receipt of which has been deferred pursuant to Delta Woodside's 401(k) plan (the "401(k) Plan") or Delta Woodside's deferred compensation plan.
(2)      Cash bonuses paid to reward performance.
(3) Amounts paid by Delta Woodside in connection with the vesting of awards under Delta Woodside's Incentive Stock Award Plan. These amounts were in each case approximately sufficient, after the payment of all applicable income taxes, to pay the participant's federal and state income taxes attributable to the vesting of the award. The amounts shown in the table above do not include reimbursement by Delta Woodside or its subsidiaries for certain automobile expenses, club memberships and other items. The non-business personal benefit to any Named Executive of these amounts does not exceed 10% of the Named Executive's total salary and bonus.
(4) For purposes of this table, awards under Delta Woodside's Incentive Stock Award Plan are treated as options.
(5) Of this amount $150,000 was paid in each fiscal year to The Rainsford Development Corporation, a company wholly owned by Mr. Rainsford
(6) During fiscal year 1997, Ms. Greer was granted an award covering 15,000 shares under Delta Woodside's Incentive Stock Award Plan. During fiscal year 1996, Ms. Greer was granted an option covering 22,500 shares of Delta Woodside common stock under Delta Woodside's Stock Option Plan.
(7) During fiscal year 1997, Mr. Stevens was granted an award covering 15,000 shares of Delta Woodside common stock under Delta Woodside's Incentive Stock Award Plan and was granted an option covering 4,000 shares of Delta Woodside common stock under Delta Woodside's Stock Option Plan. During fiscal year 1996, Mr. Stevens was granted an option covering 7,500 shares of Delta Woodside common stock under Delta Woodside's Stock Option Plan.

(8) The fiscal year 1997 amount represents a $33,825 premium paid by Delta Woodside for $10 million of life insurance on the life of Mr. Maddrey, $548 allocated to Mr. Maddrey's account under Delta Woodside's Employee Retirement Plan (the "Retirement Plan"), and $2,532 contributed by Delta Woodside to Delta Woodside's deferred compensation plan as payment for the amount of Delta Woodside contributions to the Retirement Plan for fiscal years 1995 and 1996 that were not made for Mr. Maddrey because of Internal Revenue Code contribution limitations. The fiscal year 1996 amount represents a $33,825 premium paid for such life insurance, $549 allocated to Mr. Maddrey's account under the Retirement Plan, $32 received for a safety award, and $13,165 contributed by Delta Woodside to the Delta Woodside deferred compensation plan as payment for the amount of Company contributions to the Retirement Plan for fiscal years 1992 through 1994 that were not made for Mr. Maddrey because of Internal Revenue Code contribution limitations. The fiscal year 1995 amount represents $33,750 premium paid for such life insurance and $928 allocated to Mr. Maddrey's account under the Retirement Plan.

(9) The fiscal year 1997 amount represents a $14,525 premium paid by Delta Woodside for $10 million of life insurance on the life of Mr. Rainsford, $548 allocated to Mr. Rainsford's account under the Retirement Plan and $548 contributed by Delta Woodside to Delta Woodside's deferred compensation plan as payment for the amount of Delta Woodside contributions to the Retirement Plan for fiscal years 1995 and 1996 that were not made for Mr. Rainsford because of Internal Revenue Code contribution limitations. The fiscal year 1996 amount represents a $14,525 premium paid by Delta Woodside for such life insurance and $549 allocated to Mr. Rainsford's account under the Retirement Plan. The fiscal year 1995 amount represents premiums paid for such life insurance. Fiscal year 1995 was the first year in which Mr. Rainsford participated in the Retirement Plan.
(10) Of the fiscal year 1997 amount, $548 was allocated to Ms. Greer's account under the Retirement Plan, $46 was contributed by Delta Woodside to Delta Woodside's deferred compensation plan as payment for the amount of Delta Woodside contributions to the Retirement Plan for fiscal years 1995 and 1996 that were not made for Ms. Greer because of Internal Revenue Code contribution limitations and $719 was contributed by Delta Woodside to the 401(k) Plan for Ms. Greer with respect to her compensation deferred under the 401(k) Plan. Of the fiscal year 1996 amount, $537 was allocated to Ms. Greer's account under the Retirement Plan, $309 was contributed by Delta Woodside to Delta Woodside's deferred compensation plan to equal the amount Delta Woodside would have contributed to the 401(k) Plan for Ms. Greer with respect to her compensation deferred under the deferred compensation plan, and $32 was received for a safety award. Of the fiscal year 1995 amount, $590 was allocated to Ms. Greer's account under the Retirement Plan, and $274 was contributed by Delta Woodside to Delta Woodside's deferred compensation plan to equal the amount that Delta Woodside would have contributed to the 401(k) Plan for Ms. Greer with respect to her compensation deferred under the deferred compensation plan.
(11) Of the fiscal year 1997 amount, $445 was allocated to Mr. Stevens' account under the Retirement Plan, $168 was contributed by Delta Woodside to Delta Woodside's deferred compensation plan as payment for the amount of Delta Woodside contributions to the Retirement Plan for fiscal years 1995 and 1996 that were not made for Mr. Stevens because of Internal Revenue Code contribution limitations and $395 was contributed by Delta Woodside to Delta Woodside's deferred compensation plan to equal the amount Delta Woodside would have contributed to the 401(k) Plan for Mr. Stevens with respect to his compensation deferred under the deferred compensation plan. The fiscal year 1996 amount represents $357 allocated to Mr. Stevens' account under the Retirement Plan, and $762 and $604 contributed by Delta Woodside to Delta Woodside's deferred compensation plan to equal the amount Delta Woodside would have contributed to the 401(k) Plan and Retirement Plan, respectively, for Mr. Stevens with respect to his compensation deferred under the deferred compensation plan. Of the fiscal year 1995 amount, $352 was allocated to Mr. Stevens' account under the Retirement Plan, $324 was contributed by Delta Woodside to Delta Woodside's deferred compensation plan to equal the amount Delta Woodside would have contributed to the 401(k) Plan for Mr. Stevens with respect to his compensation deferred under the deferred compensation plan, and $161 was earned on Mr. Stevens' deferred compensation at a rate in excess of 120% of the Federal mid-term rate.
(12) Delta Woodside pays the premiums due for life insurance policies that total $10 million on each of the life of Mr. Maddrey and the life of Mr. Rainsford. The proceeds of these policies are payable to the beneficiary or beneficiaries chosen by Mr. Maddrey or Mr. Rainsford, as the case may be.

(13) The Retirement Plan allocation shown for a fiscal year was allocated to the participant's account during that fiscal year, although the amount of the allocation may have been determined in whole or in part on the basis of the participant's compensation during the prior fiscal year. A participant could withdraw amounts or shares from the Retirement Plan only upon retirement, death, disability or other termination of employment. Amounts allocated to a participant's account under the Retirement Plan generally did not vest until expiration of a five-year service period at which time the amounts became fully vested. Immediate vesting would occur upon a participant's reaching normal retirement age, death or disability. At the end of fiscal year 1997, Mr. Maddrey, Ms. Greer and Mr. Stevens were vested in the amounts allocated to their accounts, but Mr. Rainsford was not vested in the amount allocated to his account, under the Retirement Plan. Mr. Rainsford became vested in the amount allocated to his account in connection with the September 27, 1997, merger of the Retirement Plan into the 401(k) Plan.


     OPTION GRANTS IN FISCAL YEAR 1997


         The following table provides certain information respecting the grant to any Named Executive during fiscal year 1997 of awards under Delta Woodside's
Incentive Stock Award Plan or options under Delta Woodside's Stock Option Plan.
For purposes of this table, awards under Delta Woodside's Incentive Stock Award
Plan are treated as options.

                                       47





                                           OPTION GRANTS IN FISCAL YEAR 1997

                                                                                              Potential Realizable Value at Assumed
                                                                                            Annual Rates of Stock Price Appreciation
                                      Individual Grants                                                for Option Term (3)
----------------- --- -------------------------------------------------------  --  ---------  -------------------------------------

                        Number of
                       Securities                                     Market
                       Underlying    % of Total        Exercise      Price on
                         Options   Options Granted      or Base      Date of
                         Granted   to Employees in       Price        Grant        Expiration           0%     5%       10%
      Name                 (#)       Fiscal Year        ($/Sh)        ($/Sh)         Date              ($)    ($)       ($)
-----------------     ----------------------------     ---------     --------      ---------        -------  ------   -------
Jane H. Greer           15,000(1)       19.32            0.01          5.25        9/30/99(1)       78,600  91,013   104,666
Douglas J. Stevens      15,000(1)       19.32            0.01          5.25        9/30/99(1)       78,600  91,013   104,666
                         4,000(2)       12.25            3.25          6.50        12/02/01(2)      13,000  20,183    28,873

----------------------
(1) These represent shares covered by an award granted during fiscal year 1997 under Delta Woodside's Incentive Stock Award Plan, pursuant to which a participant can acquire shares of Delta Woodside's common stock for $0.01 cash per share upon the vesting of the award respecting such shares. Each grant of an award under the plan sets forth the circumstances under which all or part of the award will vest. These circumstances may include (i) the participant being an employee of Delta Woodside or any subsidiary on one or more specified dates and
         (ii) such additional circumstances (which may include, in the case of certain shares covered by an award, Delta Woodside or a division of Delta Woodside having met certain performance criteria) as may be set forth in the award. The vesting circumstances may vary among the shares covered by an award. The part, if any, of an award that does not vest is forfeited. In connection with the vesting of any award, Delta Woodside pays the participant cash in an amount approximately sufficient, after the payment of all applicable income taxes, to pay the participant's federal and state income taxes attributable to the vesting of the award. The expiration date set forth in the table is the last award vesting date for any portion of the award, because in certain circumstances all or part of the award, if not vested, would have been forfeited by or on that date. As to any vested portion, the award does not technically have any expiration date. On June 28, 1997, a portion of the awards covering 3,000 shares each to Ms. Greer and Mr. Stevens vested by reason of each participant being in Delta Woodside's employ at that date. Each award provides that a portion of the award covering 3,000 shares will vest on each of June 27, 1998 and July 3, 1999, if the participant is an employee of Delta Woodside on the relevant date. The portion of each award covering the remaining 6,000 shares will vest on September 30, 1999, if the participant is an employee of Delta Woodside on that date and Delta Woodside has achieved a specified level of cumulative operating earnings through July 3, 1999. A portion of these awards will vest if the participant's employment terminates early by reason of death, retirement or permanent disability.

(2) These represent shares covered by an option granted during fiscal year 1997 under Delta Woodside's Stock Option Plan, pursuant to which a participant is granted the right to acquire shares of Delta Woodside's common stock for an exercise price per share which will be not less than one-half of the fair market value on the date of the grant. Each option granted under the plan sets forth the circumstances under which all or part of the option can be exercised. The expiration date set forth in the table is the termination date for the option. The option granted to Mr. Stevens became excercisable with respect to 25% of the shares covered by the option on December 2, 1997, and will become exercisable with respect to an additional 25% of the shares covered by the option on each anniversary of December 2, 1997, if he is an employee of Delta Woodside on the relevant dates. Additional terms and conditions are set forth in the option relating to the exercise of options if Mr. Stevens' employment terminates early by reason of death, retirement or permanent disability.

(3) Based on annual compounding of assumed appreciation rate until termination date.



AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND 1997 FISCAL YEAR-END OPTION VALUES

         The following table provides certain information respecting the exercise by any Named Executive during fiscal year 1997 of awards granted under Delta Woodside's Incentive Stock Award Plan and options granted under Delta Woodside's Stock Option Plan. For purposes of this table, awards under Delta Woodside's Incentive Stock Award Plan are treated as options.


                     AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND 1997 FY-END OPTION VALUES


                                                               Number of Securities Underlying
                                                               Unexercised Options at FY-End     Value of Unexercised In-the-
                                                                            (#)                  Money Options at FY-End ($)(1)
                                                               -----------------------------     -----------------------------
                         Shares Acquired on          Value
        Name                Exercise (#)         Realized ($)  Exercisable     Unexercisable     Exercisable     Unexercisable
--------------------     -------------------     ------------- -----------     -------------     -----------     -------------
Jane H. Greer                   3,000               15,345        5,625           28,875           18,984           137,833
Douglas J. Stevens              3,000               15,345       12,875           21,625            6,328           113,864


------------------------
(1)      Based on the closing sales price of $6.75 per share on June 30, 1997.

     DIRECTOR COMPENSATION

         Delta Woodside pays each director of Delta Woodside (for that director's service as a director of Delta Woodside or any of its subsidiaries, including the Company) who is not an officer of Delta Woodside a fee of $20,000 per year, plus provides approximately $10,000 annually for each such director with which shares of Delta Woodside's common stock are purchased. These shares may be newly issued or acquired in the open market for such purpose. Each director is also reimbursed for his reasonable travel expenses in attending each meeting. Commencing in October 1997, each non-officer director is paid $500 ($750 for the committee chair) for each committee meeting attended and $250 for each telephonic committee meeting in which the director participates.

         Delta Woodside has established the Directors' Charitable Giving Program covering each director of Delta Woodside (some of whom also serve as a director of the Company). Under the program, after the death of a director, Delta Woodside will make an aggregate donation of $500,000, to be paid in 10 annual installments commencing no later than six months after the director's death, to one or more charitable organizations selected by such director. With respect to
E. Erwin Maddrey, II and Bettis C. Rainsford, the program will be fully or partly funded by life insurance policies owned and to be paid for by Delta Woodside on the lives of such Directors.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         C.C. Guy and Buck A. Mickel served on the Compensation Committee of Delta Woodside's Board of Directors during fiscal year 1997. C.C. Guy served as Chairman of the Board of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors in 1984 until November 1989. Buck
A. Mickel was a Vice President of Old Delta Woodside or its predecessors from the founding of Old Delta Woodside's predecessors until November 1989, Secretary of Old Delta Woodside from November 1986 to March 1987, and Assistant Secretary of Old Delta Woodside from March 1987 to November 1988.

                                 STOCK OWNERSHIP


         The following table sets forth certain information as of December 5, 1997, regarding the beneficial ownership of Delta Woodside's common stock by (i) persons beneficially owning in any case more than five percent of such common stock, (ii) the directors of the Company, (iii) the executive officers of the Company, and (iv) all directors and executive officers of the Company as a group. As discussed above, the Company is a wholly-owned indirect subsidiary of Delta Woodside. Except as otherwise indicated, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock of Delta Woodside shown as beneficially owned by them.


                                                 Shares
                                              Beneficially
       Name of Beneficial Owner                   Owned             Percentage
--------------------------------------      -----------------     -------------
E. Erwin Maddrey, II (1)                          3,240,269          13.2%
233 North Main Street
Hammond Square, Suite 200
Greenville, SC 29601


Bettis C. Rainsford (2)                           3,181,007          12.9%
108-1/2 Courthouse Square
Post Office Box 388
Edgefield, SC 29824


Buck A. Mickel (3)(4)                             1,570,614          6.4%
Post Office Box 67
Greenville, SC 29606


Micco Corporation (4)                             1,240,634          5.0%
Post Office Box 795
Greenville, SC 29602


Buck Mickel and                                   1,565,238          6.4%
Minor H. Mickel (4)(5)
415 Crescent Avenue
Greenville, SC 29605


Minor M. Shaw (4)(6)                              1,520,255          6.2%
Post Office Box 795
Greenville, SC 29602


Charles C. Mickel (4)(7)                          1,496,434          6.1%
Post Office Box 6721
Greenville, SC 29606


C.C. Guy (8)                                         25,895            *
Jane H. Greer (9)                                    35,757            *
Douglas J. Stevens (10)                              24,247            *
Brenda L. Jones (11)                                  1,063            *

All directors and executive officers              8,078,852          32.9%
as a group (7 Persons) (12)


------------------------
   *     Less than 1%
(1) Mr. Maddrey is the President and Chief Executive Officer and a director of the Company and Delta Woodside. The number of shares shown as beneficially owned by Mr. Maddrey includes approximately 19,961 shares allocated to Mr. Maddrey's account in Delta Woodside's Employee Stock Purchase Plan, 431,470 shares held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership, and approximately 983 shares allocated to the account of Mr. Maddrey per the most recent report of the 401(k) Plan for fiscal year 1996.
(2) Mr. Rainsford is the Executive Vice President, Treasurer and Chief Financial Officer and a director of the Company and Delta Woodside. The number of shares shown as beneficially owned by Mr. Rainsford includes 47,945 shares held by The Edgefield County Foundation, a charitable trust, as to which shares Mr. Rainsford holds sole voting and investment power but disclaims beneficial ownership, and approximately 76 shares allocated to the account of Mr. Rainsford per the latest report of the 401(k) Plan for fiscal year 1996.
(3) Buck A. Mickel is a director of the Company and Delta Woodside. The number of shares shown as beneficially owned by Buck A. Mickel includes 329,980 shares directly owned by him and all of the 1,240,634 shares owned by Micco Corporation. See Note (4) below.

(4) The shares of common stock of Micco Corporation are owned in equal parts by Minor H. Mickel, the wife of Buck Mickel (a director of Delta Woodside), Buck A. Mickel (a director of the Company and Delta Woodside), Minor M. Shaw and Charles C. Mickel. Buck A. Mickel, Minor
         M. Shaw and Charles C. Mickel are the children of Buck and Minor H. Mickel. Minor H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel are officers and directors of Micco Corporation. Each of Minor
         H. Mickel, Buck A. Mickel, Minor M. Shaw and Charles C. Mickel disclaims beneficial ownership of three quarters of the shares of Delta Woodside's common stock owned by Micco Corporation. Minor H. Mickel and Buck A. Mickel directly own 116,854 shares and 329,980 shares, respectively, of Delta Woodside's common stock. Charles C. Mickel, directly or as custodian for his son, owns 255,700 shares of Delta Woodside's common stock. Minor M. Shaw, directly or as custodian for her children, owns 264,978 shares of Delta Woodside's common stock. In addition, Buck Mickel directly owns 207,750 shares of Delta Woodside's common stock, as to which shares Minor H. Mickel may also be deemed a beneficial owner. Minor H. Mickel disclaims beneficial ownership with respect to these shares. Buck Mickel disclaims beneficial ownership of the shares directly owned by Minor H. Mickel and the shares owned by Micco Corporation. Minor M. Shaw's husband, through an individual retirement account and as custodian for her children, beneficially owns approximately 14,643 shares of Delta Woodside's common stock, as to which shares Minor M. Shaw may also be deemed a beneficial owner. Minor
         M. Shaw disclaims beneficial ownership with respect to these shares and with respect to the 2,748 shares of Delta Woodside's common stock held by her as custodian for her children. The spouse of Charles C. Mickel owns 100 shares of Delta Woodside's common stock, as to which shares Charles C. Mickel may also be deemed a beneficial owner. Charles C. Mickel disclaims beneficial ownership with respect to these shares and with respect to the 3,000 shares of Delta Woodside's common stock held by him as custodian for his son. Micco Corporation owns 1,240,634 shares of Delta Woodside's common stock.
(5) Buck Mickel is a director of Delta Woodside. The number of shares shown as beneficially owned by Buck Mickel and Minor H. Mickel includes 207,750 shares directly owned by Buck Mickel, 116,854 shares directly owned by Minor H. Mickel and all of the 1,240,634 shares owned by Micco Corporation. See Note (4) above.
(6) The number of shares shown as beneficially owned by Minor M. Shaw includes 264,978 shares owned by her directly or as custodian for her children, approximately 14,643 shares beneficially owned by her husband through an individual retirement account or as custodian for her children, and all of the 1,240,634 shares owned by Micco Corporation. See Note (4) above.
(7) The number of shares shown as beneficially owned by Charles C. Mickel includes 255,700 shares owned by him directly or as custodian for his son, 100 shares owned by his wife and all of the 1,240,634 shares owned by Micco Corporation. See Note (4).
(8) C.C. Guy is a director of the Company and Delta Woodside. The number of shares shown as beneficially owned by C.C. Guy includes 18,968 shares owned by his wife, as to which shares Mr. Guy disclaims beneficial ownership.

(9) Ms. Greer is Vice President and Secretary of the Company and Delta Woodside. The number of shares shown as beneficially owned by Ms. Greer includes approximately 1,124 shares allocated to her account per the latest report of the 401(k) Plan for fiscal year 1996. Also included are 5,625 unissued shares which can be acquired by the exercise of options and incentive awards exercisable within 60 days of December 5, 1997. Excluded from the table are 28,875 unissued shares covered by stock options and incentive awards that are not exercisable within 60 days after December 5, 1997.
(10) Mr. Stevens is Controller and Assistant Secretary of the Company and Delta Woodside. The number of shares shown as beneficially owned by Mr. Stevens includes approximately 247 shares allocated to his account per the latest report of the 401(k) Plan for fiscal year 1996. Also included are 13,875 unissued shares which can be acquired by the exercise of options and incentive awards exercisable within 60 days of December 5, 1997, but excluded are 20,625 unissued shares covered by options and incentive awards that are not exercisable within 60 days after December 5, 1997.

(11) Ms. Jones is Assistant Secretary of the Company and Delta Woodside. The number of shares shown as beneficially owned by Ms. Jones includes approximately 163 shares allocated to her account per the latest report of the 401(k) Plan for fiscal year 1996. Also included are 500 unissued shares which can be acquired by the exercise of options and incentive awards exercisable within 60 days of December 5, 1997. Excluded from the table are 2,300 unissued shares covered by options and incentive awards which are not exercisable within 60 days after December 5, 1997.

(12) Includes all shares deemed to be beneficially owned by any director or executive officer. Excludes 548,156 shares of Delta Woodside's common stock held by the 401(k) Plan, which on September 27, 1997 became part of the 401(k) Plan (except to the extent such shares are allocated to the account of an executive officer). Each participant in the 401(k) Plan has the right to direct the manner in which the trustee of the Plan votes the shares held by the Plan that are allocated to such participant's account. Except for shares as to which such a direction is made, the shares held by the Plan will not be voted. The number of shares shown in the table includes an aggregate of 18,625 non-issued shares subject to employee stock options held by executive officers that are exercisable within 60 days or less, but excludes 53,175 non-issued shares subject to employee stock options and incentive awards held by executive officers that are not exercisable within 60 days after December 5, 1997.

                              CERTAIN TRANSACTIONS

         The knitted fabrics division of the Company sells yarn and fabric to the subsidiary of Delta Woodside that manufactures and sells apparel. During fiscal years 1994, 1995, 1996 and 1997, these sales of yarn aggregated $14,568,000, $17,699,000, $23,363,000 and $22,015,000, respectively, and these sales of fabric aggregated $1,066,000, $2,493,000, $2,237,000 and $7,855,000,
respectively. During these periods until the end of March 1997, all such yarn sales were at a price equal to cost plus $0.01 per pound. All such fabric sales, and all yarn sales made since March 1997, were and have been made at prices deemed by the Company and Delta Woodside to approximate market value. In connection with the foregoing pricing policies on the yarn sales, through March 1997 the apparel manufacturing subsidiary of Delta Woodside also maintained with the knitted fabrics division a non-interest bearing deposit, which aggregated $7.5 million and $11.2 million at June 29, 1996 and July 1, 1995, respectively. Effective May 7, 1997, Delta Woodside adopted a written policy statement governing the pricing of intercompany transactions. Among other things, such policy statement provides that all intercompany sales and purchases will be settled at market value and terms.

         Delta Woodside provides various services to the Company, including payroll, accounting, internal audit, employee benefits and corporate services. These services have been charged on the basis of Delta Woodside's costs and allocated to the Company based on employee head count, computer time, projected sales and other criteria. During fiscal years 1994, 1995, 1996 and 1997, Delta Woodside charged the Company $3,083,000, $2,950,000, $3,123,000 and $3,302,000,
respectively, for these services. Effective as of August 1, 1997, the Company and Delta Woodside entered into a management services agreement that governs the use by the Company of and the method of charging the Company for the services to be provided by Delta Woodside to the Company on an ongoing basis. Such management services agreement provides, among other things, that the Company may request that Delta Woodside provide such executive, administrative, accounting and similar services as may be necessary and appropriate for the operation of the Company. The management services agreement further provides that Delta Woodside shall provide such services for a fee no greater than the lesser of:
(a) the cost to the Company of obtaining such services from an unaffiliated third party in an arm's length transaction or (b) the Company's pro rata share of Delta Woodside's actual cost or expense incurred in connection with providing such services (including a reasonable allocation of overhead and other unallocated corporate costs) with such pro rata share to be determined reasonably and in good faith by Delta Woodside in accordance with the following formulas: in the case of benefits, administration and payroll costs and expenses based upon the average number of employees of the Company during the immediately preceding four full fiscal quarters for which internal statements are available (the "Statement Period") as compared to the average number of employees of the Delta Woodside Group during the Statement Period; in the case of computer services based upon the number of computer processing units attributable to the Company during the Statement Period as compared to the total number of computer processing units of the Delta Woodside Group during the Statement Period; in the case of purchasing costs and expenses based upon the number of purchase orders attributable to the Company during the Statement Period as compared to the total number of purchase orders of the Delta Woodside Group during the Statement Period; in the case of expenses related to cotton buying services based upon the number of cotton orders entered into by or on behalf of the Company for the Statement Period as compared to the total number of cotton orders of the Delta Woodside Group for the Statement Period; in the case of accounting, tax and internal audit costs and expenses based upon the amount of the bill of Delta Woodside's external auditors for the Statement Period attributable to work related to the Company, as compared to the total bill of Delta Woodside's external auditors for the Statement Period; and in the case of costs and expenses for all other services based upon the total of the Company's revenues for the Statement Period as compared to revenues of the consolidated Delta Woodside Group for the Statement Period. The management services agreement further provides that letter of credit or surety bond issuer fees and expenses incurred in connection with workers compensation requirements will be borne by the Company in accordance with its pro rata share of applicable payroll expenses. Such management services agreement may be terminated at any time by any party thereto without liability, except that the Company shall pay for all services provided up to and including the date such agreement is terminated and all other amounts attributable to the period prior to such termination.

         Effective as of August 1, 1997 the Company and Delta Woodside entered into an income tax sharing agreement. Such income tax sharing agreement provides that Delta Woodside will file consolidated federal, and may file consolidated state, local or foreign, income tax returns covering the Company and the other members of the Delta Woodside Group. Such income tax sharing agreement further provides that the Company will pay to Delta Woodside an amount on each tax due date equal to the lesser of (a) the Company's income tax liability had the Company filed a separate tax return for the affiliate group (the "Subsidiary Group") consisting of the Company and the Company's subsidiaries or (b) the Subsidiary Group's pro rata share of the Delta Woodside Group's aggregate income tax liability, calculating such pro rata share as if the members of the Delta Woodside Group had filed separate tax returns. However, any reduction in amount payable by the Company resulting from net operating losses ("NOL") generated by another subsidiary of Delta Woodside shall be paid to Delta Woodside when such other subsidiary would have otherwise benefitted from such NOL if it were filing separate tax returns. The income tax sharing agreement also provides that Delta Woodside will credit the Company for any net loss, tax credit or refund of the Subsidiary Group that reduces the tax liability of the Delta Woodside Group.

         For a description of indebtedness owed by the Company to the Delta Woodside Group prior to the Refinancing, see "Use of Proceeds." For further information on transactions with affiliates by the Company, see Note F to the Consolidated Financial Statements, which information is incorporated herein by reference.

         Any transaction to be entered into between the Company, on the one hand, and Delta Woodside or any of Delta Woodside's other subsidiaries, on the other hand, will be on terms that the Company then believes comparable to those that would be available to the Company at such time from non-affiliated persons. In addition, pursuant to the terms of the Indenture, certain affiliate transactions (excluding sales of goods and manufacturing services in the ordinary course of business) in excess of $1.0 million are subject to approval at the time of the Company's Board of Directors and certain affiliate transactions (excluding sales of goods and manufacturing services in the ordinary course of business) in excess of $5.0 million are subject to a fairness opinion by an investment banking firm of national standing. See "Description of Exchange Notes -- Certain Covenants -- Transactions with Affiliates."

                               THE EXCHANGE OFFER

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

PURPOSE OF THE EXCHANGE OFFER

         The sole purpose of the Exchange Offer is to fulfill certain obligations of the Company with respect to the Registration Rights Agreement dated August 25, 1997 between the Company and the Initial Purchaser of the Senior Notes (the "Registration Rights Agreement").

         The Senior Notes were originally issued and sold on August 25, 1997 (the "Issue Date") to the Initial Purchaser pursuant to the Purchase Agreement. Such sale and the initial sales by the Initial Purchaser were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A of the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which another series of notes of the Company covered by such registration statement and containing the same terms as the Senior Notes, except as set forth in this Prospectus, would be offered in exchange for Senior Notes tendered at the option of the holders thereof. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

         Under the Registration Rights Agreement, the Company agreed to (i) cause to be filed with the Commission no later than October 9, 1997, the Exchange Offer Registration Statement (which is the Registration Statement of which this Prospectus forms a part) under the Securities Act relating to the Exchange Notes and the Exchange Offer, (ii) use its best efforts to cause such Registration Statement to become effective at the earliest possible time, but in no event later than January 7, 1998, (iii) in connection with the foregoing, (A) file all pre-effective amendments to such Registration Statement as may be necessary in order to cause such Registration Statement to become effective, (B) if applicable, file a post-effective amendment to such Registration Statement pursuant to Rule 430A under the Securities Act, and (C) cause all necessary filings in connection with the registration and qualification of the Exchange Notes to be made under the Blue Sky laws of such jurisdictions as are necessary to permit the Exchange Offer to be consummated, and (iv) upon the effectiveness of such Registration Statement, commence the Exchange Offer. The Company shall cause the Exchange Offer Registration Statement to be effective continuously and shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the Exchange Offer; PROVIDED, HOWEVER, that in no event shall such period be less than 20 business days. The Company has agreed to cause the Exchange Offer to comply with all applicable federal and state securities laws. No securities other than the Exchange Notes are to be included in the Exchange Offer Registration Statement. The Company has agreed to use its best efforts to cause the Exchange Offer to be consummated on the earliest practicable date after the Exchange Offer Registration Statement has become effective, but in no event later than 30 business days thereafter. The Company has agreed to use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended as required by the provisions of the Registration Rights Agreement to the extent necessary to ensure that it is available for resales of Exchange Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of one year from the date on which the Exchange Offer Registration Statement is declared effective. The Company shall provide sufficient copies of the latest version of this Prospectus to broker-dealers promptly upon request at any time during such one-year period in order to facilitate such resales.


RESALE OF THE EXCHANGE NOTES

         With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Senior Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and (except as set forth below) without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. See the No-Action Letters. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in the No-Action Letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not
                                       54
be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of up to one year after the date of this Prospectus. See "Plan of Distribution."


TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Senior Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Senior Notes surrendered pursuant to the Exchange Offer. Senior Notes may be tendered only in integral multiples of $1,000.

         The form and terms of the Exchange Notes are the same as the form and terms of the Senior Notes except that (i) the Exchange Offer will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Senior Notes under the Registration Rights Agreement, which rights will generally terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Senior Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Senior Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

         As of the date of this Prospectus, $150 million in aggregate principal amount of the Senior Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depositary. Only a registered holder of the Senior Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There is no fixed record date for determining registered holders of the Senior Notes entitled to participate in the Exchange Offer.

         The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

         The Company shall be deemed to have accepted validly tendered Senior Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Senior Notes for the purposes of receiving the Exchange Notes from the Company.

         Holders who tender Senior Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Senior Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" shall mean 5:00 p.m., New York City time on February 12, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will extend the Expiration Date beyond February 20, 1998 only in the event that unforeseen circumstances arise.

         In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Senior Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

         The Company reserves the right, in its sole discretion, (i) to delay accepting any Senior Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, or termination will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.


INTEREST ON THE EXCHANGE NOTES

          The Exchange Notes will bear interest at a rate equal to 9-5/8% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each March 1 and September 1, commencing March 1, 1998. Holders of Exchange Notes will receive interest on March 1, 1998 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Senior Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Senior Notes that are accepted for exchange will be deemed to have waived the right, as holders of Senior Notes, to receive any interest accrued on the Senior Notes.


PROCEDURES FOR TENDERING

         Only a registered holder of Senior Notes may tender such Senior Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Senior Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Senior Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Senior Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

         The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF SENIOR NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR SENIOR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner(s) of the Senior Notes whose Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Senior Notes, either make appropriate arrangements to register ownership of the Senior Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Senior Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of a recognized signature guarantee program (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Senior Notes listed therein, such Senior Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Senior Notes.

         If the Letter of Transmittal or any Senior Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Senior Notes.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Senior Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Senior Notes not properly tendered or any Senior Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Senior Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Senior Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Senior Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Senior Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

         While the Company has no present plan to acquire any Senior Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Senior Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Senior Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

         By tendering, each holder of Senior Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Senior Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder is not participating in and does not intend to participate in and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in the No-Action Letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above (except as set forth below) and any resales of Exchange Notes obtained by such holder in exchange for Senior Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Senior Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus (which may be this Prospectus, as it may be amended or supplemented from time to time) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.


RETURN OF SENIOR NOTES

         If any tendered Senior Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Senior Notes are withdrawn or are submitted for a greater principal amount than the holder desires to exchange, such unaccepted, withdrawn or non-exchanged Senior Notes will be returned without expense to the tendering holder thereof (or, in the case of Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Senior Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

          The Exchange Agent will make a request to establish an account with respect to the Senior Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility's systems may make book-entry delivery of Senior Notes by causing the Depositary to transfer such Senior Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Senior Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES

         Holders who wish to tender their Senior Notes and (i) whose Senior Notes are not immediately available or (ii) who cannot deliver their Senior Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

         (a)      The tender is made through an Eligible Institution;

         (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Senior Notes and the principal amount of Senior Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Senior Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

         (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Senior Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

         Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Senior Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided herein, tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date.

         To withdraw a tender of Senior Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Senior Notes to be withdrawn (the "Depositor"), (ii) identify the Senior Notes to be withdrawn (including the certificate number or numbers and principal amount of such Senior Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Senior Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Senior Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Senior Notes so withdrawn are validly retendered. Properly withdrawn Senior Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the Expiration Date.


CONDITIONS

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Senior Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Senior Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

         If the Company determines in its sole discretion that any of these circumstances exist, the Company may (i) refuse to accept any Senior Notes and return all tendered Senior Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Senior Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Senior Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Senior Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Senior Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.


SENIOR NOTES REGISTRATION RIGHTS

         Under the Registration Rights Agreement, the Company agreed to (i) cause to be filed with the Commission no later than October 9, 1997, the Exchange Offer Registration Statement (which is the Registration Statement of which this Prospectus forms a part) under the Securities Act relating to the Exchange Notes and the Exchange Offer, (ii) use its best efforts to cause such Registration Statement to become effective at the earliest possible time, but in no event later than January 7, 1998, (iii) in connection with the foregoing, file (A) all pre-effective amendments to such Registration Statement as may be necessary in order to cause such Registration Statement to become effective, (B) if applicable, a post-effective amendment to such Registration Statement pursuant to Rule 430A under the Securities Act, and cause all necessary filings in connection with the registration and qualification of the Exchange Notes to be made under the Blue Sky laws of such jurisdictions as are necessary to permit the Exchange Offer to be consummated, and (iv) upon the effectiveness of such Registration Statement, commence the Exchange Offer. The Company shall cause the Exchange Offer Registration Statement to be effective continuously and shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the Exchange Offer; PROVIDED, HOWEVER, that in no event shall such period be less than 20 business days. The Company has agreed to cause the Exchange Offer to comply with all applicable federal and state securities laws. No securities other than the Exchange Notes are to be included in the Exchange Offer Registration Statement. The Company has agreed to use its best efforts to cause the Exchange Offer to be consummated on the earliest practicable date after the Exchange Offer Registration Statement has become effective, but in no event later than 30 business days thereafter. The Company has agreed to use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended as required by the provisions of the Registration Rights Agreement to the extent necessary to ensure that it is available for resales of Senior Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of one year from the date on which the Exchange Offer Registration Statement is declared effective. The Company shall provide sufficient copies of the latest version of this Prospectus to broker-dealers promptly upon request at any time during such one-year period in order to facilitate such resales.

         If (i) the Company is not required to file an Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy (after the procedures set forth in the Registration Rights Agreement have been complied with) or (ii) if any holder of Transfer Restricted Securities (as defined in the Registration Rights Agreement) shall notify the Company within 20 business days after the Exchange Offer shall have been consummated (A) that such holder is prohibited by applicable law or Commission policy from participating in the Exchange Offer, or (B) that such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder, or
(C) that such holder is a broker-dealer and holds Senior Notes acquired directly from the Company or one of its affiliates, then the Company shall (x) cause to be filed a Shelf Registration Statement on or prior to the Shelf Filing Deadline, which Shelf Registration Statement shall provide for resales of all Transfer Restricted Securities the holders of which shall have provided certain information required pursuant to the Registration Rights Agreement; and (y) use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission on or before the 135th day after the obligation to file the Shelf Registration Statement arises. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended as required by certain provisions of the Registration Rights Agreement to the extent necessary to ensure that it is available for resales of Notes by the holders of Transfer Restricted Securities entitled to the benefit of the Shelf Registration, and to ensure that it conforms with the requirements of the Registration Rights Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of at least two years after August 25, 1997.

         The Registration Rights Agreement provides that a registration default will occur if (i) any of the registration statements required by the Registration Rights Agreement is not filed with the Commission on or prior to the date specified for such filing in the Registration Rights Agreement, (ii) any of such Registration Statements has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement (the "Effectiveness Target Date"), (iii) the Exchange Offer has not been consummated within 30 business days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable in connection with resales of Transfer Restricted Securities during the time period specified by the Registration Rights Agreement without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default").

         The Registration Rights Agreement provides that in the event of a Registration Default, the Company is required to pay as liquidated damages ("Liquidated Damages") to each holder of Transfer Restricted Securities (as defined in the Registration Rights Agreement), with respect to the first 90-day period immediately following the occurrence of such Registration Default, an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues. The amount of the Liquidated Damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to record holders by the Company by wire transfer of immediately available funds or by federal funds check on each damages payment date, as provided in the Indenture. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Securities, the accrual of Liquidated Damages with respect to such Transfer Restricted Securities will cease. All obligations of the Company set forth in this paragraph that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such security shall have been satisfied in full. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Senior Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.


TERMINATION OF CERTAIN RIGHTS

         All rights under the Registration Rights Agreement (including registration rights) of holders of the Senior Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities
Act), (ii) to provide, upon the request of any holder of a transfer-restricted Senior Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Senior Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Senior Notes by broker-dealers for a period of up to one year from the date of this Prospectus, (iv) to provide copies of the latest version of this Prospectus to broker-dealers upon their request for a period of up to one year from the date of this Prospectus and (v) to pay Liquidated Damages pursuant to the Registration Rights Agreement accruing prior to the effectiveness of the Exchange Offer Registration Statement.

EXCHANGE AGENT

         The Bank of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

         BY REGISTERED OR CERTIFIED MAIL:          BY OVERNIGHT DELIVERY:

         Bank of New York                          Bank of New York
         101 Barclay Street, 7th Floor             101 Barclay Street
         New York, New York 10286                  Attn: 7th Floor
         Attn: Reorganization Section              Corporate Trust & Agencies
                                                   Service Window
                                                   New York, New York 10286
                                                   Attn: Reorganization Section

         BY HAND DELIVERY:                         BY FACSIMILE:

         Bank of New York                          (212) 815-6339
         101 Barclay Street
         Attn: 7th Floor                           CONFIRM BY TELEPHONE:
         Corporate Trust & Agencies Service Window
         New York, New York 10286                  (212) 815-2742
         Attn: Reorganization Section


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


FEES AND EXPENSES

         The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $209,000.00. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.


         The Company will pay all transfer taxes, if any, applicable to the exchange of Senior Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Senior Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


CONSEQUENCE OF FAILURES TO EXCHANGE

         Participation in the Exchange Offer is voluntary. Holders of the Senior Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

          The Senior Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Senior Notes may be resold only (i) to a person whom the seller reasonably believes is a qualified institutional buyer as defined in Rule 144A of the Securities Act in a transaction meeting the requirements of Rule 144A of the Securities Act, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.


ACCOUNTING TREATMENT

         For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.


APPRAISAL RIGHTS

         HOLDERS OF NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

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

                          DESCRIPTION OF EXCHANGE NOTES

GENERAL

         The Exchange Notes, formally titled 9-5/8% Senior Notes due 2007, Series B, will be issued pursuant to the Indenture by and among the Company, the Guarantor and The Bank of New York, as Trustee. The terms of the Exchange Notes are identical in all respects to the terms of the Senior Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Offer will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will generally not be entitled to registration rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Senior Notes. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture is available as set forth below under "-- Available Information." The definitions of certain terms used in the following Description of Exchange Notes are set forth below under "-- Certain Definitions." For purposes of this Description of Exchange Notes, the term "Company" refers only to Delta Mills, Inc. and not to any of its Subsidiaries.

         The Exchange Notes will be general unsecured obligations of the Company and will rank PARI PASSU in right of payment with all current and future unsubordinated Indebtedness of the Company (except and to the extent that any such other indebtedness is secured). The Exchange Notes will be effectively subordinated to secured Indebtedness of the Company and all of the Indebtedness of the Company's Subsidiaries, including indebtedness under the New Credit Facility. The Company has no current or pending arrangements or agreements to incur any additional significant indebtedness to which the Notes would be subordinate or rank pari passu in right of payment. The Company is the borrower and Delta Mills Marketing, Inc., the Company's only existing Subsidiary, is a guarantor, under the New Credit Facility and all borrowings under the New Credit Facility are secured by a first priority Lien on the accounts receivable and inventory (and related property) (together with the proceeds thereof) of the Company and its Subsidiary and on the capital stock of the Company and its Subsidiaries. At September 27, 1997 approximately $65.7 million (including contingent liability of approximately $0.7 million under letters of credit) was outstanding under the New Credit Facility, and an additional amount of up to approximately $34.3 million was available for borrowing thereunder. See "Description of Other Indebtedness." The Indenture permits additional borrowings by the Company and its Subsidiaries under the New Credit Facility and other credit facilities in the future, subject to certain restrictions.

PRINCIPAL, MATURITY AND INTEREST

         The Notes are limited in aggregate principal amount to $150.0 million and will mature on September 1, 2007. Interest on the Notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 1998, to holders of record on the immediately preceding February 15 and August 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

GUARANTEES

         The Company's payment obligations under the Notes are jointly and severally guaranteed (the "Guarantees") by the Guarantors on a senior unsecured basis. The obligations of each Guarantor under its Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyance Statutes, etc."

         The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture, and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

         The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders -- Asset Sales."


OPTIONAL REDEMPTION

         The Notes are not redeemable at the Company's option prior to September 1, 2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:


           Year                               Percentage
---------------------------                  ---------------
2002.......................                    104.8125%
2003.......................                    103.2083%
2004.......................                    101.6041%
2005 and thereafter........                    100.0000%

SELECTION AND NOTICE

         If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

MANDATORY REDEMPTION

         Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

         On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable.

         Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. The Indenture does have a provision restricting the Company and its subsidiaries from consummating an asset sale unless the selling party receives consideration equal to or exceeding the fair market value of the assets sold as determined by the Board and at least 75% of such consideration is received in the form of cash or cash equivalents as defined in the Indenture. See "-- Asset Sales." The Indenture also has provisions limiting the conditions under which the Company or any of its subsidiaries can consolidate or merge with or into, or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets. Related provisions require the successor company(ies) resulting from a transaction described in the preceding sentence to succeed to and be substituted for the Company under the Indenture. See "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets." The Indenture similarly contains covenants governing restricted payments such as dividends and covenants governing the incurrence of indebtedness and the issuance of preferred stock by the Company. See "-- Certain Covenants --Restricted Payments" and "-- Incurrence of Indebtedness and Issuance of Preferred Stock." To the extent that a highly leveraged or other transaction does not trigger one of these provisions, the Company's ability to fulfill its obligations under the Notes could be impaired in a manner that does not create a default under the Indenture.

         Events of Default under the New Credit Facility include (i) the occurrence of a Change of Control (as defined in the Indenture) or (ii) Delta Woodside ceasing to own, directly or indirectly, 100% of the Capital Stock (as defined in the New Credit Facility) of the Company. The New Credit Facility ranks PARI PASSU with the Notes in right of payment, but, unlike the Notes, is secured by the accounts receivable and inventory (and related property) of the Company and its subsidiaries, as well as all of the outstanding capital stock of the Company and its subsidiaries. Accordingly, such indebtedness effectively ranks senior in right of payment to the Notes to the extent of such assets. As of September 27, 1997, approximately $65.7 million (including contingent liability of approximately $0.7 million under letters of credit) was outstanding under the New Credit Facility, and an additional amount of up to approximately $34.3 million was available for borrowing thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. There can be no assurance that the Company would have sufficient funds to repurchase the Exchange Notes upon a Change of Control, particularly since the occurrence of a Change of Control (as defined in the Indenture) constitutes an event of default under the New Credit Facility and the use of funds to prepay the Notes could cause the Company to breach one or more of the financial covenants in the New Credit Facility and the New Credit Facility prohibits the incurrence of material new indebtedness. There can be no assurance that, in the event of a Change of Control, the Company would be able to obtain a waiver of the default under the New Credit Facility or any successor facility or obtain the consent of its lenders to purchase the Notes or have sufficient funds available to finance such purchase of the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. See "Risk Factors -- Repurchase of Notes upon a Change of Control, etc." The Company, at this time, has no other material outstanding securities or liabilities that rank PARI PASSU with the Notes and also contain Change of Control repayment provisions.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         The Company and the Trustee may amend, supplement or waive any or all of the Change of Control provisions contained in the Indenture only with the consent of holders of at least a majority in principal amount of the Notes then outstanding. The Indenture does not require that the consents of holders to be in writing.

     ASSET SALES

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Company's, or such Subsidiary's, most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (b) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, to (i) permanently reduce Indebtedness under the New Credit Facility; provided that such permanent reduction is accompanied by a corresponding reduction in the lending commitments under the New Credit Facility, (ii) acquire another business or other long-term assets, in each case, in, or used or useful in, the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the date of the Indenture or any reasonable extension or expansion thereof (including the Capital Stock of another Person engaged in such business; provided such other Person is, or immediately after and giving effect to such acquisition shall become, a Wholly-Owned Subsidiary of the Company (other than a Receivables Subsidiary)), or (iii) reimburse the Company or any of its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance or condemnation or similar proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving Indebtedness under the New Credit Facility or otherwise invest such Net Proceeds in cash or Cash Equivalents. Any Net Proceeds from Asset Sales that are not applied as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount (that is an integral multiple of $1,000) of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or such Subsidiary may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. A holder electing to have its Note purchased pursuant to an Asset Sale Offer may only elect to have all, and not only a portion, of such Note purchased.

         Notwithstanding the foregoing, the Company and its Subsidiaries will be permitted to consummate one or more Asset Sales with respect to assets or properties with an aggregate fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) not in excess of $5.0 million with respect to all such Asset Sales made subsequent to the date of the Indenture without complying with the provisions of the preceding paragraphs.


CERTAIN COVENANTS

     RESTRICTED PAYMENTS

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution of any kind or character on account of the Equity Interests of the Company or any of its Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to the direct or indirect holders of the Equity Interests of the Company or any of its Subsidiaries in their capacity as such, except (a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company or (b) dividends or distributions payable to the Company or any Wholly-Owned Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any Subsidiary of the Company or any direct or indirect parent of the Company, except any such Equity Interests owned by the Company or any Wholly-Owned Subsidiary of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes prior to the Stated Maturity of such Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                  (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

                  (c) such Restricted Payment, together with the aggregate of all other Restricted Payments declared or made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (v) of the next succeeding paragraph), is less than the sum of (1) $12.5 million, plus
         (2) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing June 29, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (3) 100% of the aggregate cash portion of the Net Proceeds received by the Company from a contribution to its common equity capital or the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (4) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

         The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Investment, redemption, repurchase, retirement or other acquisition shall be excluded from clause (3) of the preceding paragraph (c); (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock); provided that any net cash proceeds that are utilized for such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (3) and (2) of the preceding paragraph (c) respectively; (iv) the defeasance, redemption, repayment or repurchase of subordinated Indebtedness in exchange for, or out of the net cash proceeds from, an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repayment, repurchase, retirement or other acquisition shall be excluded from clause (3) of the preceding paragraph (c); and (v) the repayment by the Company on the Issue Date of up to $219.0 million in aggregate principal amount of Indebtedness owed by the Company to Delta Woodside or any Subsidiary thereof; provided, that upon such repayment, all remaining Indebtedness owed by the Company to Delta Woodside or any Subsidiary thereof shall be contributed to the Company's capital and thereby cancelled (for a description of the transaction described in this clause, see "Use of Proceeds").

         The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "-- Restricted Payments" covenant were computed, which calculations may be based upon the Company's latest available financial statements.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and a Guarantor may

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incur Acquired Debt, in each case if (i) the Fixed Charge Coverage Ratio for the
Company's most recently ended four full fiscal quarters (taken as one accounting period) for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the Net Proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

         The foregoing provisions will not apply to:

                  (i) the incurrence by the Company and/or its Subsidiaries of Indebtedness under the New Credit Facility in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of
         (x) $100.0 million and (y) the sum of 85% of Eligible Receivables and 60% of Eligible Inventory, less in each case the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount of such Indebtedness and the lending commitments with respect thereto pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

                  (ii) the incurrence by the Company of Indebtedness represented by the Notes and the incurrence by the Guarantors of Indebtedness represented by the Guarantees;

                  (iii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions), mortgage financing or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

                  (iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt;

                  (v) the incurrence by the Company or any of its Wholly-Owned Subsidiaries (other than a Receivables Subsidiary) of intercompany Indebtedness between or among the Company and any of its Wholly-Owned Subsidiaries (other than a Receivables Subsidiary) or between or among any of the Company's Wholly-Owned Subsidiaries (other than a Receivables Subsidiary); provided, however, that (a) if the Company is the obligor on such Indebtedness, such Indebtedness is unsecured and expressly subordinate to the payment in full of all Obligations with respect to the Notes and (b)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Subsidiary (other than a Receivables Subsidiary) and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly-Owned Subsidiary (other than a Receivables Subsidiary) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

                  (vi) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be incurred;

                  (vii) Indebtedness of a Receivables Subsidiary that is not recourse to the Company or any other Subsidiary of the Company (other than Standard Securitization Undertakings) incurred in connection with a Qualified Receivables Transaction; and

                  (viii) the incurrence by the Company and its Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

     LIENS

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset (including Capital Stock of any Subsidiary of the Company) now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such is no longer secured by a Lien; provided that if such Indebtedness is by its terms expressly subordinated to the Notes or any Guarantee the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Notes and the Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the Notes and the Guarantees.

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

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; (ii) pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; (iii) make loans or advances to the Company or any of its Subsidiaries; (iv) sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries; or (v) guarantee the obligations of the Company evidenced by the Notes or any renewals, refinancings, exchanges, refundings or extensions thereof, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) any instrument governing Indebtedness or Capital Stock of a Person or any property or other asset acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (c) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (d) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired, (e) Permitted Refinancing Debt; provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (f) any Purchase Money Note, or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating to a Receivables Subsidiary.

     MERGER, CONSOLIDATION, OR SALE OF ASSETS

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions, to another Person unless: (i) either (a) the Company, in the case of a transaction involving the Company, or a Subsidiary which is a party to the transaction, in the case of a transaction involving a Subsidiary of the Company, is the surviving corporation or (b) in the case of a transaction involving the Company, the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (ii) immediately after such transaction no Default or Event of Default exists; (iii) in the case of a transaction involving the Company (except in the case of a merger of the Company with or into a Wholly-Owned Subsidiary of the Company (other than a Receivables Subsidiary)), the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, (a) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" (iv) if, as a result of any such transaction, property or assets of the Company or any Subsidiary of the Company would become subject to a Lien securing Indebtedness not excepted from the covenant described above under "-- Liens," the Company or its successor, as the case may be, shall have otherwise complied with such covenant described above under "-Liens;" and (v) the Company shall have delivered to the Trustee an Officers' Certificate and, except in the case of a merger of a Subsidiary of the Company into the Company or into a Wholly-Owned Subsidiary of the Company, an opinion of counsel, each stating that such consolidation, merger, conveyance, lease or disposition and any supplemental indenture with respect thereto, comply with all of the terms of this covenant and that all conditions precedent provided for in this covenant relating to such transaction, or series of transactions, have been complied with.

         For the purposes of the foregoing, the transfer (by sale, lease, assignment or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     TRANSACTIONS WITH AFFILIATES

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are

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


no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii)(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million the Company delivers to the Trustee a resolution of the Board of Directors (including a majority of the disinterested directors, if any) set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors or (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million the Company delivers to the Trustee an opinion as to the fairness to the Note holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that (1) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (2) transactions between or among the Company and/or its Wholly-Owned Subsidiaries (other than a Receivables Subsidiary), (3) Restricted Payments (other than Investments) that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," (4) any payment by the Company for management services pursuant to the Management Services Agreement, dated as of August 1, 1997, by and among Delta Woodside and the Company as such Management Services Agreement is in effect on the Issue Date, (5) any payment by the Company pursuant to the Tax Sharing Agreement, dated as of August 1, 1997, by and among Delta Woodside and the Company as such Tax Sharing Agreement is in effect on the Issue Date,
(6) sales of goods and manufacturing services in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are, in the reasonable determination of the Board of Directors of the Company, for fair market value and on terms at least as favorable to the Company and its Subsidiaries as might have been obtained at such time from an unaffiliated party, and (7) sales of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary, and any agreement related thereto, in a Qualified Receivables Transaction, in each case shall not be deemed Affiliate Transactions.

     SALE AND LEASEBACK TRANSACTIONS

         The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Subsidiary may enter into a sale and leaseback transaction if (i) the Company or such Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the Net Proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or the Subsidiary, as the case may be, applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF SUBSIDIARIES

         The Indenture provides that the Company (i) will not, and will not permit any Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Subsidiary of the Company (other than a Receivables Subsidiary)), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Subsidiary and (b) the aggregate cash portion of the Net Proceeds from such transfer, conveyance, sale, lease or other disposition is applied in accordance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales," and (ii) will not permit any Subsidiary of the Company to issue any of its Equity Interests (other than (1), if necessary, shares of its Capital Stock constituting directors' qualifying shares or (2) shares of Capital Stock issued prior to the time such Person became a Subsidiary of the Company; provided that such Capital Stock was not issued in anticipation of such transaction) to any Person other than to the Company or a Wholly-Owned Subsidiary of the Company (other than a Receivables Subsidiary).

     PAYMENTS FOR CONSENT

         The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     REPORTS

         The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the holders of Notes

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


(i) all quarterly and annual financial information (excluding schedules) that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (excluding exhibits) if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants, (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports (excluding exhibits) and (iii) any other reports (excluding exhibits) that may by specified in Sections 13 and 15(d) of the Exchange Act that would be required to be filed with the Commission, if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information (including exhibits) and reports (including exhibits) with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed, for so long as any Notes remain outstanding, to furnish to the Note holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     ADDITIONAL GUARANTEES

         The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture (other than a Receivables Subsidiary that does not guarantee or otherwise provide credit support (pursuant to a security interest or otherwise) in respect of any Indebtedness of the Company or any Subsidiary Guarantor), then such newly acquired or created Subsidiary shall execute a Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

EVENTS OF DEFAULT AND REMEDIES

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," "-- Certain Covenants -- Merger, Consolidation or Sale of Assets," or "-- Certain Covenants -- Limitation on Issuances and Sales of Capital Stock of Subsidiaries;" (iv) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes;
(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at its final Stated Maturity (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of which Indebtedness, together with the principal amount of any other unpaid Indebtedness under which there has been a Payment Default or the express maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments (other than judgments fully covered by insurance) aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 45 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; or (viii) the Guarantee of any Guarantor is held in judicial proceedings to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirms such Guarantor's obligations under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture).

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or premium, if any, or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to September 1, 2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption

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


of the Notes prior to September 1, 2002, then the premium specified in the Indenture for such event shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expenses that might be incurred by it in compliance with such request or direction.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is

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bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over any other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding any other creditors of any Guarantor or the Company; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


TRANSFER AND EXCHANGE

         A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next succeeding paragraphs, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to certain provisions of the Indenture, any existing Default or Event of Default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter or waive the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenant described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of premium, if any, or interest (including default interest) on any Note, (iv) waive a Default or Event of Default in the payment of principal of or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or a Guarantor's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur

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(which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

         An affiliate of the Trustee will serve as a Lender and as the Collateral Agent under the New Credit Facility and as a factor for the Company.

ADDITIONAL INFORMATION

         Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company, 233 North Main Street, Hammond Square, Suite 200, Greenville, South Carolina 29601,
Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

         Except as set forth in the next paragraph, the Exchange Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the consummation of the Exchange Offer (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). The Exchange Notes are not valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under the Indenture. The Trustee shall, upon a written order of the Company signed by two officers, authenticate Exchange Notes for original issue up to an aggregate of $150,000,000.00


         Exchange Notes that are issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

         The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

         The Company expects that pursuant to procedures established by the Depositary ownership of the Exchange Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Note will be limited to such extent.

         So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

         Payments in respect of the principal of and premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     CERTIFICATED SECURITIES

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

         Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company has not located a qualified successor within 90 days after delivery of notice from the Depositary of such resignation or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

         Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

     SAME-DAY SETTLEMENT AND PAYMENT

         The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds. The Senior Notes represented by their Global Note are eligible to trade in the PORTAL market.


CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person which was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described above under "Certain Covenants -- Transactions with Affiliates," beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "APPROVED LENDER" means (i) any domestic commercial bank having capital and surplus in excess of $100.0 million and a Keefe Bank Watch Rating of "B" or better and (ii) any bank whose short-term commercial paper rating by Standard & Poor's Ratings Services is A-1 or better or whose short-term commercial paper rating by Moody's Investors Service is P-1 or better.

         "ASSET SALE" means the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback and the receipt of proceeds of insurance (excluding business interruption insurance) paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, but excluding the granting of any Lien), in each case, in one or a series of related transactions (a) that have a fair market value in excess of $1,000,000 or (b) yield Net Proceeds in excess of $1,000,000. Notwithstanding the foregoing, the term "Asset Sale" shall not include (i) any sale, lease, conveyance or other disposition that constitutes a Restricted Payment or an Investment permitted to be made under the Indenture, (ii) any transaction governed by the covenant described in "Certain Covenants -- Merger, Consolidation, or Sale of Assets,"
(iii) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business, (iv) the transfer of assets by the Company to a Wholly-Owned Subsidiary of the Company (other than a Receivables Subsidiary) or by a Wholly-Owned Subsidiary of the Company (other than a Receivables Subsidiary) to the Company or another Wholly- Owned Subsidiary of the Company (other than a Receivables Subsidiary), (v) the sale or other disposition of cash or Cash Equivalents, or (vi) the sale of accounts

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receivables and related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary or by a Receivables Subsidiary, in each case, in connection with a Qualified Receivables Transaction.

         "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (iii) time deposits and certificates of deposit (United States dollars, Eurodollar or fully hedged into United States dollars if denominated in a currency other than United States dollars) with maturities of twelve months or less from the date of acquisition, in each case with an Approved Lender, and (iv) commercial paper issued by any Approved Lender (or by the corporate parent of such Approved Lender) or any variable rate note issued or guaranteed by a corporation organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and rated A-2 or better by Standard & Poor's Investors Services or P-2 or better by Moody's Investor Services, in each case maturing within six months after the date of acquisition.

         "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company or Delta Woodside Industries, Inc.,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of Delta Woodside Industries, Inc., (iv) the first day on which a majority of the members of the Board of Directors of the Company or Delta Woodside Industries, Inc. are not Continuing Directors or (v) the first day on which the Company ceases to be a Subsidiary of Delta Woodside Industries, Inc. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

         "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income minus (v) non-cash items of such Person and its Subsidiaries increasing Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date

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of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, shall be excluded,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

         "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

         "ELIGIBLE INVENTORY" means, as of any date of determination, all inventory of the Company and its Subsidiaries, wherever located, valued in accordance with GAAP and reflected on the most recent balance sheet of the Company prior to such date of determination for which financial statements of the Company are available.

         "ELIGIBLE RECEIVABLES" means, as of any date of determination, all accounts receivable of the Company and its Subsidiaries (including amounts denominated as due from factor) arising out of the sale of inventory or manufacturing services in the ordinary course of business, valued in accordance with GAAP and reflected on the most recent balance sheet of the Company prior to such date of determination for which financial statements of the Company are available.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "FIXED CHARGES" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing charges incurred in connection with the Refinancing) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments

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in the case of a Person that is a Subsidiary), other than dividends paid to such
Person or a Wholly-Owned Subsidiary of such Person, on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems or otherwise repays any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall be calculated on such pro forma basis without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the date of the Indenture.

         "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "GUARANTOR" means each of (i) Delta Mills Marketing, Inc. and (ii) any other subsidiary that executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

         "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, the value of foreign currencies and the value of commodities purchased by the Company or any of its Subsidiaries in the ordinary course of business.

         "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person and the Attributable Debt of such Person relating to any sale and leaseback transaction.

         "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company or a Subsidiary of the Company for consideration consisting of common equity securities or preferred stock (not constituting Disqualified Stock) of the Company shall not be deemed to be an Investment.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any

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conditional sale or other title retention agreement, any capital lease and any other preferential arrangement that has substantially the same practical effect as a security interest in any asset).

         "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "NEW CREDIT FACILITY" means that certain Credit Agreement, dated as of August 25, 1997, by and among the Company and NationsBank, N.A., as administrative agent, and BNY Financial Corporation, as collateral agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "PERMITTED INVESTMENTS" means any Investments (i) made in the Company, a Wholly-Owned Subsidiary of the Company (other than a Receivables Subsidiary) or any other entity that (a) is engaged in the same or a similar line of business as the Company or any of its Subsidiaries was engaged in as of the date of the Indenture or any reasonable extensions or expansions thereof and (b) as a result of such Investment becomes a Wholly-Owned Subsidiary of the Company (other than a Receivables Subsidiary); (ii) made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;" (iii) outstanding as of the date of the Indenture; (iv) made in cash or Cash Equivalents; or (v) by the Company or a Wholly-Owned Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person or assets, in each case, in connection with a Qualified Receivables Transaction; provided that any Investment in any such Person is in the form of a Purchase Money Note, any equity interest or interests in accounts receivable generated by the Company or a Subsidiary of the Company and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable.

         "PERMITTED LIENS" means (i) Liens existing on the date of the Indenture; (ii) Liens to secure the performance of the Notes and the Guarantees;
(iii) Liens in favor of the Company; (iv) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iii) of the second paragraph of the covenant described under the caption entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only those assets acquired, constructed or improved with such Indebtedness; provided that such Liens do not extend to any assets of the Company or its Subsidiaries other than such acquired, constructed or improved assets; (v) Liens on property securing Acquired Debt existing at the time of acquisition of such property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets of the Company or its Subsidiaries other than the acquired property;
(vi) Liens on property of a Person securing Acquired Debt existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or otherwise becomes a Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated or otherwise acquired; (vii) Liens on the accounts receivable and inventory and related property (and proceeds thereof) of the Company or any Subsidiary of the Company and Capital Stock of the Company's Subsidiaries, in each case, to secure Indebtedness incurred under the New Credit Facility; (viii) Liens on assets of a Receivables Subsidiary securing Indebtedness incurred in connection with a Qualified Receivables Transaction, provided that such Indebtedness was incurred in connection with such Qualified Receivables Transaction; (ix) Liens to secure Permitted Refinancing Debt incurred to refinance the Indebtedness referred to in the preceding clauses (i),
(iv), (v), (vi) and (vii); provided that such Liens do not extend to any assets other than those specified in clauses (i), (iv), (v), (vi) and (vii); (x) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (xi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xii) Liens incurred or deposits made

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



to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature, in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (xiii) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Hedging Obligations; and (xiv) easements, right-of-ways, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries.

         "PERMITTED REFINANCING DEBT" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness described in clauses (i), (v), (vi), (vii) and (viii) of the second paragraph under the heading "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "PERSON" means an individual, partnership, corporation, limited liability company, limited liability partnership, unincorporated organization, trust, joint venture, or a governmental agency or political subdivision thereof.

         "PRINCIPALS" means E. Erwin Maddrey, II, Bettis C. Rainsford, any spouse or lineal descendant of either of them, and any Related Party of any such Person.

         "PURCHASE MONEY NOTE" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

         "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions that may be entered into by the Company or any Subsidiary of the Company pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any Subsidiary of the Company) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any Subsidiary of the Company, and any asset related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

         "RECEIVABLES SUBSIDIARY" means a Wholly-Owned Subsidiary of the Company (other than a Subsidiary Guarantor) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such other Subsidiary of the Company than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board

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


of Directors of the Company giving effect to such designation and an Officers' Certificate certifying, to the best of such officer's knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

         "RELATED PARTY" with respect to any Principal means (A) any controlling stockholder or majority owned Subsidiary of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 51% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

         "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

         "STANDARD SECURITIZATION UNDERTAKINGS" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable transaction.

         "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and/or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof).

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "WHOLLY-OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.


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                        DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT FACILITY

         The New Credit Facility has been provided by a group of banks and other financial institutions syndicated by NationsBanc Capital Markets, Inc., as arranger and syndication agent. The New Credit Facility provides for $100.0 million in revolving credit loans ("Revolving Credit Loans") and commercial letters of credit. Availability of borrowings is subject to a borrowing base equal to 85% of the Company's and its subsidiaries' eligible accounts receivable and 60% of their eligible inventory. Borrowings under the New Credit Facility are secured by a first priority lien on the outstanding capital stock of the Company and its subsidiaries and all present and future accounts receivable and inventory (and related property) of the Company and its domestic subsidiaries. The New Credit Facility terminates on August 25, 2002, five years after the initial funding. On August 25, 1997, the Company borrowed an aggregate of $58.0 million under the New Credit Facility. As of September 27, 1997 approximately $65.7 million (including contingent liability of approximately $0.7 million under letters of credit) was outstanding under the New Credit Facility.

         All Revolving Credit Loans bear interest, at the Company's option (subject to a performance based pricing grid), at either: (i) the London Interbank Offered Rate ("LIBOR"), as adjusted, plus up to 1.75% or (ii) a base rate (the higher of the NationsBank, N.A. prime rate or the Federal Funds rate plus 0.50%) plus up to 1.00%.

         The Company is obligated to pay a commitment fee of up to 0.50% per annum of the unused commitment under the New Credit Facility. Such fee is payable quarterly in arrears.

         The Company is obligated to pay a letter of credit fee equal to the interest rate spread on LIBOR loans on the outstanding amount of all letters of credit and a fronting and negotiation fee of 0.125% per annum of the outstanding amount of each letter of credit. Such fees are payable quarterly in arrears. In addition, the Company will pay customary transaction charges in connection with any letters of credit.

         The New Credit Facility contains customary covenants and restrictions on the Company's ability to engage in certain activities. In addition, the New Credit Facility provides that the Company must meet certain financial conditions including (i) a minimum consolidated tangible net worth, (ii) a maximum leverage ratio, (iii) a minimum consolidated current ratio and (iv) a minimum interest coverage ratio.

         The New Credit Facility includes customary events of default.


DESCRIPTION OF DELTA WOODSIDE INDEBTEDNESS

         PRIOR CREDIT AGREEMENT. On August 25, 1997, Delta Woodside used the amounts paid to it by the Company from the net proceeds from the issuance of the Senior Notes, together with approximately $58.0 million of initial borrowing under the New Credit Facility and other sources including borrowings of $18.0 million under the Parent Credit Facility described below, to repay approximately $222.0 million in aggregate principal amount of indebtedness outstanding under the Prior Credit Agreement. The Prior Credit Agreement was scheduled to terminate September 30, 1997. See "Use of Proceeds." Borrowings under the Prior Credit Agreement were guaranteed by the Company and various other subsidiaries of Delta Woodside and bore interest at a variable rate which, for any day, was equal to the higher of (i) the rate of interest announced from time to time by NationsBank, N.A. as its "prime" rate as in effect at such time or (ii) the weighted average of the rates on overnight Federal Funds transactions, as published by the Federal Reserve Bank of New York. Amounts borrowed under the Prior Credit Agreement and its predecessor credit facilities were used to acquire businesses, to make capital expenditures and for general working capital purposes. Borrowings under the Prior Credit Agreement were fully secured by liens on substantially all of the assets of the Delta Woodside Group and, prior to the Refinancing, were guaranteed by the Company and most of the other subsidiaries of Delta Woodside.

         PARENT CREDIT FACILITY AND OTHER INDEBTEDNESS. Concurrently with the closing of the Offering of the Senior Notes, Delta Woodside entered into the Parent Credit Facility which provides Delta Woodside with available borrowings of up to $20.0 million (subject to borrowing base limitations). All borrowings under the Parent Credit Facility are secured by the current and intangible assets of the Delta Woodside Group (other than the Company and its subsidiaries) and the stock of most subsidiaries of Delta Woodside (other than the Company and its subsidiaries) and guaranteed by most subsidiaries of Delta Woodside (other than the Company and its subsidiaries). All borrowings under the Parent Credit Facility will be due on October 31, 1998. On August 25, 1997, Delta Woodside borrowed an aggregate of $18.0 million under the Parent Credit Facility. Delta Woodside and one or more of its direct and indirect subsidiaries other than the Company and the Guarantor had an aggregate principal amount of outstanding long-term debt of $23.1 million as of September 27, 1997, including $15.0 million outstanding under the Parent Credit Facility. In addition, Delta Woodside expects to enter into a new Letter of Credit Facility with a commercial bank which will provide Delta Woodside with additional available borrowings of up to $10.0 million.


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



                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Wyche, Burgess, Freeman & Parham, P.A., counsel to the Company, the following discussion describes the material federal income tax consequences expected to result to holders whose Senior Notes are exchanged for Exchange Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF SENIOR NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SENIOR NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

         The exchange of Senior Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Senior Notes. As a result, no material federal income tax consequences will result to holders exchanging Senior Notes for Exchange Notes. An opinion regarding tax matters has been filed with the Reigistration Statement containing this Prospectus as
Exhibit 8.1 thereof.



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



                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to one year after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Senior Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse the Initial Purchaser and holders of Transfer Restricted Securities being tendered in the Exchange Offer and/or resold pursuant to this Plan of Distribution or registered pursuant to a Shelf Registration Statement, as applicable, for reasonable attorneys' fees incurred in relation to any registration statement required by the Registration Rights Agreement.

         Each holder of the Senior Notes who wishes to exchange its Senior Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms of the Exchange Offer."

         The Initial Purchaser and certain of its affiliates have engaged in and may in the future engage in investment banking and commercial banking transactions with the Company or Delta Woodside in the ordinary course of business. The Initial Purchaser also was the arranger and syndication agent under the New Credit Facility. NationsBank, N.A., an affiliate of the Initial Purchaser, is a lender and the administrative agent under the New Credit Facility and the lender under the Parent Credit Facility, in respect of which it receives customary fees. NationsBank, N.A. was a lender and the agent under the Prior Credit Agreement, for which it received customary fees.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Senior Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may at its discretion take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Senior Notes in such jurisdiction.

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


                                  LEGAL MATTERS

         Certain legal matters in connection with the Exchange Offer will be passed upon for the Company and the Guarantor by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. As of December 4, 1997, members of the law firm of Wyche, Burgess, Freeman & Parham, P.A. beneficially owned in the aggregate 211,550 shares of common stock of Delta Woodside.

                                     EXPERTS

         The consolidated financial statements of the Company as of June 29, 1996 and June 28, 1997, and for each of the years in the three-year period ended June 28, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing. As discussed in Notes A and H to the consolidated financial statements, in 1996 the Company adopted the method of assessing impairment of long-lived assets as prescribed by Statement of Financial Accounting Standards No. 121.


                          INDEMNIFICATION OF MANAGEMENT

         The Company's restated and amended Certificate of Incorporation requires the Company to indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporate Law ("DGCL") all persons whom it may indemnify pursuant thereto. Section 145 of the DGCL is set out in full as Exhibit 99.6 to the Registration Statement.

         The Guarantor's by-laws require the Guarantor to indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL.

         The Registration Rights Agreement provides that each holder of Senior Notes agrees severally and not jointly to indemnify and hold harmless the Company and the Guarantor, and their respective directors, officers, employees and agents (including, without limitation, attorneys) and any person controlling (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company and the Guarantor, and the respective officers, directors, partners, employees, representatives and agents (including, without limitation, attorneys) of each such person, with respect to claims and actions based on information relating to each such holder furnished in writing by or on behalf of such holder expressly for use in any registration statement. The extent of holders' obligation to indemnify the Company and the Guarantor is set out in full in Section 8 of the Registration Rights Agreement filed as Exhibit
1.2 to the Registration Statement, to which reference is hereby made.

         The Registration Rights Agreement provides that the Company and the Guarantor jointly and severally agree to indemnify and hold harmless each holder of Senior Notes, each person, if any, who controls (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) any holder, and the respective officers, directors, partners, employees, representatives and agents (including without limitation, attorneys) of any holder or any controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and reasonable expenses directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such untrue statement or omission or alleged untrue statement or omission is made in reliance upon and in conformity with information relating to any of the holders furnished in writing to the Company by any of the holders expressly for use therein. The extent of the obligation of the Company and the Guarantor to indemnify holders is set out in full in Section 8 of the Registration Rights Agreement filed as Exhibit 1.2 to the Registration Statement, to which reference is hereby made.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



                              AVAILABLE INFORMATION

         The Company and the Guarantor have filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company, the Guarantor, the Senior Notes and the Exchange Notes, reference is hereby made to the Registration Statement, including the exhibits and schedules filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission. In addition, after effectiveness of the Registration Statement, the Company will file periodic reports and other information with the Commission under the Exchange Act. The Registration Statement, including the exhibits and schedules thereto, and the periodic reports and other information filed in connection therewith, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at the Commission's site address, http://www.sec.gov. Copies of such material also can be obtained from the Company upon request by writing to Delta Mills, Inc., 233 North Main Street, Suite 200, Greenville, South Carolina 29601, Attn: Secretary.

         In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Senior Notes or Exchange Notes remain outstanding, it will furnish (excluding exhibits and schedules) to the holders of the Senior Notes and Exchange Notes and file with the Commission (unless the Commission will not accept such a filing) as specified in the Commission's rules and regulations:
(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon, on which an opinion is expressed, by the Company's independent certified public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Senior Notes or Exchange Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Senior Notes or Exchange Notes or beneficial owner of the Senior Notes or Exchange Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                                DELTA MILLS, INC.


INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       Page

Report of KPMG Peat Marwick LLP........................................F-2
Consolidated Balance Sheets as of
June 29, 1996, June 28, 1997 and September 27, 1997 (unaudited) .......F-3

Consolidated Statements of
Operations for the fiscal years ended
July 1, 1995, June 29, 1996 and June 28, 1997 and
the quarters ended September 28, 1996 and
September 27, 1997 (unaudited)..........................................F-5

Consolidated Statements of Shareholder's
Equity (Deficit) for the fiscal years ended
July 1, 1995, June 29, 1996 and June 28, 1997
and quarter ended September 27, 1997 (unaudited)........................F-6

Consolidated Statements of Cash Flows for the
fiscal years ended July 1, 1995, June 29, 1996
and June 28, 1997 and the quarters
ended September 28 , 1996 and September 27, 1997 (unaudited)............F-7

Notes to Consolidated Financial Statements..............................F-8

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Delta Mills, Inc.

         We have audited the accompanying consolidated balance sheets of Delta Mills, Inc. and subsidiary as of June 29, 1996 and June 28, 1997, and the related consolidated statements of operations, shareholder's equity (deficit), and cash flows for each of the years in the three-year period ended June 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delta Mills, Inc. and subsidiary at June 29, 1996 and June 28, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 28, 1997, in conformity with generally accepted accounting principles.

         As discussed in notes A and H to the consolidated financial statements, in 1996 the Company adopted the method of assessing impairment of long-lived assets as prescribed by Statement of Financial Accounting Standards No. 121.


                                                   /s/ KPMG Peat Marwick LLP

Greenville, South Carolina
August 15, 1997, except for Note C
   as to which the date is
   August 25, 1997




CONSOLIDATED BALANCE SHEETS
Delta Mills, Inc.


                                                        June 29, 1996            June 28, 1997              Sept. 27, 1997
                                                        -------------            -------------              --------------
                                                                                                             (unaudited)
                                                                                (In thousands)
ASSETS

CURRENT ASSETS

  Cash and cash equivalents                            $          44             $      1,095               $       578
  Accounts receivable:
     Factor                                                   63,194                   83,676                    81,580
     Customers                                                20,759                   19,989                   (21,713)
     Affiliates                                                8,589                   (2,953)                    4,355
                                                        ------------              -----------               -----------
                                                              92,542                  106,618                   107,648
     Less allowances for doubtful accounts and returns         1,064                    1,003                       706
                                                        ------------              -----------              ------------
Accounts receivable, net                                      91,478                  105,615                   106,942

  Inventories
     Finished goods                                           19,313                   13,160                    17,151
     Work in process                                          46,044                   52,283                    54,224
     Raw materials and supplies                                9,276                   11,752                    12,262
                                                        ------------               ----------                ----------
 Total inventories                                            74,633                   77,195                    83,637
 Deferred income taxes and other current assets                3,426                    3,553                     3,460
                                                        ------------              -----------               -----------

                         TOTAL CURRENT ASSETS                169,581                  187,458                   194,617
                                                          ----------                ---------                 ---------

PROPERTY, PLANT AND EQUIPMENT, at cost
      Land and land improvements                               3,656                    3,647                     3,647
      Buildings                                               53,896                   58,374                    58,374
      Machinery and equipment                                194,366                  207,548                   207,592
      Furniture and fixtures                                   4,020                    3,944                     3,944
      Leasehold improvements                                     700                      700                       700
      Construction in progress                                 9,655                    1,980                     3,022
                                                         -----------              -----------               -----------
                                                             266,293                  276,193                   277,279
      Less accumulated depreciation                          102,297                  118,641                   123,773
                                                          ----------               ----------                ----------
Property, plant and equipment, net                           163,996                  157,552                   153,506
Deferred financing costs                                          --                       --                     5,349

                                                           $ 333,577                $ 345,010                 $ 353,472
                                                           =========                =========                 =========












See notes to consolidated financial statements.





CONSOLIDATED BALANCE SHEETS

Delta Mills, Inc.

                                                        June 29, 1996            June 28, 1997              Sept. 27, 1997
                                                        -------------            -------------              --------------
                                                                                                              (unaudited)
                                                                                (In thousands)
LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES

  Trade accounts payable                                  $    22,022             $    31,597                 $    32,615
  Accrued employee compensation                                 2,934                   5,932                       3,926
  Accrued and sundry liabilities                                9,028                   8,796                      12,607
  Payable to affiliates                                        59,129                  58,469                       5,628
  Loan payable to affiliate                                    60,458                       --                         --
                                                           ----------            -------------              -------------

                       TOTAL CURRENT LIABILITIES              153,571                 104,794                 $    54,776

LONG-TERM DEBT DUE TO AFFILIATE,
   less current portion                                       170,000                 210,189                         --

LONG-TERM DEBT                                                   --                       --                      215,000

DEFERRED INCOME TAXES                                          13,614                  16,547                      16,547

OTHER LIABILITIES AND DEFERRED CREDITS                          5,101                   5,636                       5,981

SHAREHOLDERS' EQUITY (DEFICIT)
  Common Stock--par value $.01 a share  -- authorized
    3,000 shares, issued and outstanding 100 shares               --                      --                          --
  Additional paid-in capital                                    2,134                   2,134                      51,792
  Retained earnings (deficit)                                (10,843)                   5,710                       9,376
                                                          -----------               ---------                  ----------

      TOTAL SHAREHOLDER'S EQUITY (DEFICIT)                    (8,709)                    7,844                     61,168

COMMITMENTS AND CONTINGENCIES
                                                             $333,577                 $345,010                   $353,472
                                                             ========                 ========                   ========





See notes to consolidated financial statements.




CONSOLIDATED STATEMENTS OF OPERATIONS
Delta Mills, Inc.



                                                                Year Ended                       Quarter Ended
                                        ----------------------------------------------------------------------------------

                                          July 1,           June 29,       June 28,       September 28,   September 27,
                                           1995               1996           1997                 1996            1997
                                        --------------------------------------------------------------------------------
                                                                                              (Unaudited)  (Unaudited)

                                                           (In thousands, except shares and per share data)

Net sales to non-affiliates               $ 393,735         $ 376,861      $ 434,678            $ 93,864   $ 114,909
Net sales to affiliated parties              20,192            25,600         29,870               6,075       5,022
                                          ---------        ----------      ---------          ---------- -----------
  Total net sales                           413,927           402,461        464,548              99,939     119,931

Cost of goods sold                          369,785           389,977        399,378              86,751     103,111
                                           --------         ---------      ---------           ---------   ---------
Gross profit                                 44,142            12,484         65,170              13,188      16,820
Selling, general and
    administrative expenses                  23,717            22,767         25,382               5,810       6,562
Impairment and restructuring
   charge (credit)                            (290)            13,291            --                  --           --
Other expense (income)                         272                921         (1,632)               (27)         (15)
                                       ------------      ------------    -----------         -----------  -----------

        Operating Profit (Loss)             20,443           (24,495)          41,420              7,405      10,273

Other expense (income):
  Interest expense                          12,251            14,099          14,285               3,426       4,323
  Interest (income)                            (39)              (92)            (73)                (15)        (15)
                                        -----------         -------------  ----------         -----------   ----------
                                             12,212           14,007          14,212               3,411       4,308


INCOME (LOSS) BEFORE
   INCOME TAXES                               8,231          (38,502)          27,208              3,994       5,965

Income tax expense (benefit)                  3,180          (13,703)          10,655              1,482       2,299
                                         ----------       ----------      -----------         ----------   ---------

NET INCOME (LOSS)                         $   5,051        $ (24,799)      $   16,553          $   2,512   $   3,666
                                          =========        =========       ==========          =========   =========


Earnings (loss) per share of
   Common Stock                            $ 50,510       $ (247,990)       $ 165,530           $ 25,110   $  36,660
                                           ========       ===========       =========           ========   =========

Number of shares outstanding                    100               100             100                100         100
                                         ==========    ==============   =============        =========== ===========





See notes to consolidated financial statements.




CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
Delta Mills, Inc.
                                                                           Additional                         Total
                                                                            Paid-In                      Shareholder's
                                                     Common Stock           Capital       Retained        Equity
                                                   Shares      Amount      (Deficit)      Earnings       (Deficit)
                                                  -------     --------     --------        ---------    -----------
                                                              (In thousands, except share data)

Balances at July 2, 1994                      $   100    $      0   $     2,217     $     8,905      $    11,122
  Net Income                                      --          --            --            5,051            5,051
  Other                                           --           --           (83)            --               (83)
                                             ----------    --------   ------------  ---------------   -----------
Balances at July 1, 1995                          100           0         2,134          13,956           16,090
  Net (loss)                                      --           --            --         (24,799)         (24,799)
                                             -----------    ----------   --------    -----------       ------------
Balances at June 29, 1996                         100           0         2,134         (10,843)          (8,709)
  Net income                                      --           --            --          16,553           16,553
                                             ----------    -----------    -------   ------------      --------------
Balances at June 28, 1997                         100          0          2,134           5,710            7,844
                                              ---------     --------      -------    -----------      -------------
  Net income                                      --          --            --            3,666            3,666
  Capital Contribution                            --          --         49,658              --           49,658
                                             --------------------    ---------- ----------------  --------------
Balances at September 27, 1997 (unaudited)     $  100   $       0    $   51,792          $9,376       $   61,168
                                               ========   =========    ==========    ============    =============








See notes to consolidated financial statements.




CONSOLIDATED STATEMENTS OF CASH FLOWS
Delta Mills, Inc.

                                                                         Year Ended                           Quarter Ended
                                                         ----------------------------------------             --------------
                                                            July 1,      June 29,         June 28,   September 28,  September 27,
                                                             1995          1996             1997             1996          1997
                                                          ---------    ----------        ---------    ------------  -------------
                                                                                                       (Unaudited)    (Unaudited)
                                                                                        (In thousands)
OPERATING ACTIVITIES
  Net Income (loss)                                         $   5,051    $ (24,799)       $  16,553     $   2,512      $    3,666
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation                                             17,007        18,963          19,393          4,808           5,131
     Amortization                                                (10)          (11)            (70)           (7)              57
    Writedown of property and equipment                            -        12,554               -             -                -
     Provision for losses on accounts receivable                 746           490             388            543              96
     Provision for deferred income taxes                       1,119        (2,201)          3,152             -                -
     Losses (gains) on disposition of property
        and equipment                                            335         1,016          (1,504)            -              (3)
     Deferred compensation                                       676           428             605            197             352
     Changes in operating assets and liabilities:
        Accounts receivable                                    3,502        (4,519)        (14,525)         (433)            (20)
        Inventories                                           (3,130)        21,952         (2,562)       (7,308)         (6,440)
        Prepaid expenses and other current assets                  2            403           (346)         (620)              93
        Accounts payable and accrued expenses                 (6,117)          (22)         13,680          7,203         (9,430)
                                                         -----------     ----------     -----------     ---------      ----------

NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES                                          19,181        24,254          34,764          6,895         (6,498)

INVESTING ACTIVITIES
Property, plant and equipment:
     Purchases                                               (27,195)      (47,946)        (15,718)       (5,509)         (1,517)
     Proceeds from dispositions                              -               1,826           2,274            --                3
                                                     ---------------   -----------      -------------------------  --------------

NET CASH USED IN INVESTING ACTIVITIES                        (27,195)      (46,120)        (13,444)       (5,509)         (1,514)

FINANCING ACTIVITIES
Scheduled principal payments of long-term debt                  (548)             -               -            -                -
Net proceeds from issuance of long-term debt                        -             -               -            -          144,588
Proceeds from revolving line of credit                              -             -               -            -           73,000
Principal payments on revolving line of credit                      -             -               -            -          (8,000)
Net proceeds from  (repayments of) due to affiliates            7,660        21,865        (20,269)       (1,384)       (202,093)
                                                          -----------    ----------     -----------   -----------       ---------

NET CASH PROVIDED BY (USED IN)
 FINANCING ACTIVITIES                                          7,112         21,865        (20,269)       (1,384)           7,495
                                                          -----------    ----------     ----------    -----------     -----------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                              (902)            (1)          1,051             2           (517)
Cash and cash equivalents at beginning
     of year                                                      947             45             44            44           1,095
                                                          -----------  -------------   ------------ -------------     -----------
CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                            $        45  $         44      $    1,095  $         46     $       578
                                                          ===========  ============      ==========  ============     ===========



See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Delta Mills, Inc.

NOTE A--DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES DESCRIPTION OF BUSINESS: The Company manufactures woven and knitted textile fabrics which are sold through separate sales divisions. The Company's operations, all within the textile industry, are considered a single business segment.


BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Delta Mills, Inc. and its subsidiary (the "Company"). The Delta Mills, Inc. marketing divisions of Delta Consolidated Corporation were transferred to Delta Mills Marketing, Inc., in August, 1997, Delta Mills Marketing, Inc. is the sole and wholly-owned subsidiary of the Company. The combination of these entities under common control was accounted for similar to pooling of interest accounting for business combinations. All prior periods have been restated to reflect the consolidated operations and financial position. All significant intercompany balances and transactions have been eliminated. Delta Mills, Inc. is a wholly-owned subsidiary of Alchem Capital Corporation, which is a wholly-owned subsidiary of Delta Woodside Industries, Inc. ("DWI").

UNAUDITED INTERIM FINANCIAL STATEMENTS: The interim financial information contained herein is unaudited and, in the opinion of management, includes all adjustments (consisting only of normal, recurring adjustments) necessary to state fairly the information included therein in accordance with generally accepted accounting principles. The results of operations for the three month period ended September 27, 1997, are not necessarily indicative of the results to be expected for the full year.


CASH EQUIVALENTS: The Company considers all highly liquid investments having maturities of three months or less when purchased to be cash equivalents.

INVENTORIES: Inventories are stated at the lower of cost or market determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated on the basis of cost. Depreciation is computed by the straight-line method for financial reporting based on estimated useful lives of three to thirty-two years, but predominantly over seven to ten years, and by accelerated methods for income tax reporting.

IMPAIRMENT OF LONG-LIVED ASSETS: When required by circumstances, the Company evaluates the recoverability of its long-lived assets by comparing estimated future undiscounted cash flows with the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required. This policy was formally adopted by the Company in fiscal year 1996. See note H for a discussion of impairment charges in the Company's knitting business.


REVENUE RECOGNITION: Sales are recorded upon shipment or designation of specific goods for later shipment at customers' request with related risk of ownership passing to such customers.

INCOME TAXES: Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER COMMON SHARE: Per share data are computed based on the weighted average number of shares of Common Stock outstanding during each period.

ENVIRONMENTAL COSTS: Environmental compliance costs including ongoing maintenance, monitoring and similar costs, are expensed as incurred. Environmental remediation costs are accrued, except to the extent costs can be capitalized, when remedial efforts are probable, and the cost can be reasonably estimated.

COTTON PROCUREMENT: The Company contracts to buy cotton with future delivery dates at fixed prices in order to reduce the effects of fluctuations in the prices of cotton used in the manufacture of its products. These contracts permit settlement by delivery and are not used for trading purposes. The Company commits to fixed prices on a percentage of its cotton requirements up to eighteen months in the future. If market prices for cotton fall below the Company's committed fixed costs and are not recoverable, the differential is charged to income at that time.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING STANDARDS: The Company has not yet adopted Statements of Financial Accounting Standard ("SFAS") 128, 130 or 131. These statements contain guidelines for reporting of earnings per share, segments and comprehensive income, respectively. The Company does not believe that the requirements of any of these statements will impact the Company's results of operations; however, additional disclosure may be necessary to comply with these guidelines when adopted by the Company.

FISCAL YEAR: The Company's operations are based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to June 30. Fiscal years 1995, 1996 and 1997 each consist of 52 weeks.



NOTE B--ACCOUNTS RECEIVABLE

The woven fabrics operation has a factoring arrangement with a bank under which certain pre-approved accounts receivable are sold to the factor who assumes the risk of collection, without recourse to the Company in the event of credit loss. The factor remits payments to the Company on a fixed schedule which approximates collections from customers.


The Company operates within the textile industry, and its operations are affected by the relative strength or weakness of the textile markets. The Company has a major customer who accounted for 15%, 13% and 17% of total net sales for fiscal years 1995, 1996, and 1997, respectively.

The Company's accounts receivable are due from many companies that produce apparel, home furnishings and other products located throughout the United States. The many companies represented in the Company's accounts receivable limits, to a certain extent, the concentration of credit risk. The Company generally does not require collateral for its accounts receivable.



NOTE C--LONG-TERM DEBT AND LEASES

Long-term debt consists of two 6% notes payable of $120,000,000 and $50,000,000 to Alchem Capital Corporation, due July 6, 1998 and June 27, 1998, respectively. The debt is unsecured. Long-term debt also includes $40,189,000 of amounts payable to affiliate at June 28, 1997, which were subsequently refinanced as long-term debt as described in the following paragraph.

On August 25, 1997 the Company issued $150 million of unsecured ten-year senior notes at an interest rate of 9.625%, and obtained a secured five-year $100 million revolving line of credit. The net proceeds of the senior notes, the initial borrowings under the new revolving line of credit and a capital contribution of the remainder of the intercompany debt were used to repay the long-term debt and current amounts payable to affiliate. At August 25, 1997, the interest rate on the $100 million revolving line of credit was 7.1% based on LIBOR. At August 25, 1997, accounts receivable and inventory (and related property) with a net book value of approximately $192 million, served as collateral for the $100 million revolving line of credit. Immediately after the borrowing as described above, the Company had $42 million available under the revolving line of credit.


The new credit facility and the senior notes contain restrictive covenants, which include restrictions on additional indebtedness, transactions with affiliates, payment of dividends, minimum tangible net worth, and certain other minimum financial ratios and maximum capital expenditures.

Total interest expense incurred and paid by the Company was $12,523,000, $14,622,000 and $14,587,000 for fiscal years 1995, 1996 and 1997, respectively, of which $272,000, $523,000 and $302,000 was capitalized during fiscal years 1995, 1996 and 1997, respectively.

Rent expense relating to operating leases was approximately $1,593,000, $1,309,000 and $2,759,000 for fiscal years 1995, 1996 and 1997, respectively.


Aggregate principal maturities of all long-term debt and minimum payments under operating leases are as follows:




                           Long-Term           Operating
                              Debt               Leases

Fiscal Year
        1998                                $   3,370,000
        1999                                    3,362,000
        2000                                    3,350,000
        2001                                    3,347,000
 Later Years            $  210,189,000          2,959,000
                        --------------       ------------
                        $  210,189,000       $ 16,388,000
                         ==============      ============

At June 28, 1997, financial instruments with off balance sheet risk to the Company include a loan guarantee whereby the Company is contingently liable as guarantor of a loan facility for $234 million for Delta Woodside (which loan facility was repaid in full on August 25, 1997). In April 1996, the loan facility was amended to secure it with accounts receivable, inventory and equipment. As of December 20, 1996, the loan facility was amended to be secured with mortgage liens on substantially all of the real property of the Company, Delta Woodside and the other subsidiaries of Delta Woodside. At June 28, 1997 the Company's accounts receivable, inventory, property and equipment pledged as collateral for this loan facility had a book value of $340 million.

NOTE D--INCOME TAXES

The Company reports its federal income taxes in the consolidated federal return of Delta Woodside Industries, Inc. (DWI) and subsidiaries and had taxable income of $17.6 million in fiscal year 1997. The consolidated group had a tax loss of $15 million for fiscal year 1997, of which $11 million of alternative minimum tax (AMT) loss was carried back to fiscal years 1994 and 1995. The consolidated group received an AMT refund of $2.2 million. The Federal income tax obligation or refund allocated to the Company is determined as if the Company were filing a separate Federal income tax return. The Company's Federal tax liability or receivable is paid to or receivable from Delta Woodside.

The Company had a Federal net operating loss carryforward of $1.9 million which expired unused at the end of fiscal year 1996. During fiscal year 1997, the Company utilized its state NOL carryovers of approximately $18 million.

The Company's gross deferred tax assets are reduced by a valuation allowance to net deferred tax assets considered by management to be more likely than not realizable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The valuation allowance decreased by $1 million from fiscal year 1996 to fiscal year 1997 and increased by $0.3 million from fiscal year 1995 to fiscal year 1996.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                1996                 1997
                                                                           ---------------        ----------
Deferred tax assets:
   Impairment and restructuring reserves                                    $  4,517,000       $ 3,939,000
   Accrued and sundry liabilities                                              2,360,000         2,315,000
   Deferred compensation                                                       1,725,000         1,958,000
   Inventory                                                                   1,468,000           744,000
   Net operating loss carryforwards                                            1,096,000            81,000
   Allowance for doubtful accounts & sales returns                               308,000           184,000
   Other                                                                         169,000                --
                                                                          --------------    --------------
                                                                              11,643,000         9,221,000
   Valuation allowance                                                       (1,022,000)          (37,000)
                                                                           ------------      ------------
      Net deferred tax assets                                                 10,621,000         9,184,000

Deferred tax liabilities:
   Depreciation                                                               19,970,000        22,488,000
   Other                                                                         992,000           189,000
                                                                           -------------       -----------
   Deferred tax liabilities                                                   20,962,000        22,677,000
                                                                             -----------       -----------
      Net deferred tax liabilities                                          $ 10,341,000       $13,493,000
                                                                             ===========      ============




Significant components of the provision for income taxes (benefits) are as follows:

                                                                     1995              1996           1997
                                                                     ----              ----           ----
Current:
   Federal income taxes (benefits)                                $ 1,628,000       $(11,583,000)  $  7,353,000
   State income taxes                                                 433,000             81,000        150,000
                                                                -------------   ---------------- --------------
        Total current                                             $ 2,061,000       $(11,502,000)  $  7,503,000
                                                                  ===========       ============   ============

Deferred:
   Federal income taxes (benefits)                                $ 1,099,000      $  (1,886,000)  $  2,710,000
   State income taxes (benefits)                                       20,000           (315,000)       442,000
                                                               --------------    ---------------  -------------

                                                 F-10

        Total deferred                                              1,119,000         (2,201,000)     3,152,000
                                                                   ----------       -------------   -----------
Total provision (benefits)                                        $ 3,180,000       $(13,703,000)   $10,655,000
                                                                  ===========       ============    ===========


The reconciliation of income tax expense (benefit) computed at the Federal statutory tax rate to the actual income tax expense (benefit) is as follows:




                                                                    1995               1996           1997
                                                              ---------------    -------------    ------------

Income tax expense (benefit) at statutory rates                   $ 2,881,000       $(13,476,000)  $  9,523,000
State taxes (benefits) net of federal benefit                         294,000           (152,000)       385,000
Permanent differences                                                  23,000              6,000         16,000
Other                                                                 (18,000)           (81,000)       731,000
                                                                -------------    --------------- --------------
Income tax expense (benefit)                                      $ 3,180,000       $(13,703,000)   $10,655,000
                                                                  ===========       =============   ===========

The Company received tax refunds of $3,472,000 and $1,852,000 in fiscal years
1995 and 1996, respectively. During fiscal year 1997, the Company made tax payments of $6,261,000.






NOTE E--EMPLOYEE BENEFIT PLANS

The Company participates in the Delta Woodside Industries Employee Retirement Plan. The Retirement Plan qualifies as an Employee Stock Ownership Plan ("ESOP") under the Internal Revenue Code as a defined contribution plan. All employees of the Company who are at least 21 years of age with one year of service are eligible to participate in the Retirement Plan. Amounts allocated to participant accounts generally vest over a five-year period. Each participant has the right to direct the trustee as to the manner in which shares held are to be voted. Contributions of approximately $247,000, $270,000 and $236,000 were allocated to participants for fiscal years 1995, 1996, and 1997, respectively.

The Company participates in the Delta Woodside Industries 401(k) Employee Savings and Investment Plan. Employees meeting certain eligibility requirements may join the plan. During fiscal years 1995, 1996 and 1997, the Company contributed $141,000, $398,000 and $480,000, respectively, to the Plan.

The Company also participates in a 501(c) (9) trust, the Delta Woodside Employee Benefit Plan and Trust ("Trust"). The Trust collects both employer and employee contributions from the Company and makes disbursements for health claims and other qualified benefits. During fiscal year 1995, 1996 and 1997, the Company contributed $5,793,000, $5,616,000 and $4,706,000, respectively, to the plan.


The Company participates in a Deferred Compensation Plan, managed by DWI, which permits certain management employees to defer a portion of their compensation. Deferred compensation accounts are credited with interest and are distributable after retirement, disability or employment termination. As of June 29, 1996 and June 28, 1997, the Company's liability was $4,481,000 and $5,086,000, respectively.

The Company also participates in the Delta Woodside Industries, Inc. Incentive Stock Award Plan and Stock Option Plan. Including associated tax assistance, under the Incentive Stock Award Plan, the Company recognized expense of $404,000, $325,000 and $245,000 for fiscal years 1995, 1996, and 1997, respectively. Under the Stock Option Plan, the Company recognized expense of $63,000, $61,000 and $87,000 for fiscal years 1995, 1996, and 1997, respectively.

NOTE F--AFFILIATED PARTY TRANSACTIONS

The Company participated in a cash management system maintained by Delta Woodside Industries, Inc. until August 25, 1997. Under this system excess cash was forwarded to DWI each day, reducing the current loan payable to affiliate. Likewise, cash requirements were funded daily by DWI, increasing loan payable to affiliate. Interest was charged on loan payable to affiliate balances based on the weighted average cost of DWI's borrowings. The rate charged on these borrowings was approximately 8.5% at June 28, 1997. In connection with the refinancing described in Note C, current loan payable to affiliate was reclassified as long-term debt as of June 28, 1997.

Accounts receivable due from affiliates include $8.4 million and $1.7 million at June 29, 1996 and June 28, 1997, respectively, for anticipated refunds of income taxes from Delta Woodside Industries, Inc. Receivables from affiliates also include $.1 million and $1.2 million at June 29, 1996 and June 28, 1997, respectively, resulting from sales to Duck Head Apparel Company, Inc., an affiliate.

Current payable to affiliates bears no interest and includes (1) $40.5 million at June 29, 1996 and June 28, 1997, payable to DWI resulting from previous mergers, (2) an advance from Duck Head Apparel Company, Inc. of $7.5 million at June 29, 1996 in connection with certain affiliated sales programs (see below),
(3) interest payable of $10.2 million owed Alchem Capital Corporation at June 29, 1996 and June 28, 1997 and (4) other amounts payable to DWI for current activity as described in the following paragraphs.


Affiliated party transactions included in the statements of operations result from a variety of services provided and goods transferred as shown in the following table:

                                                                      1995             1996              1997
                                                                 ------------   --------------        -------
Textile and yarn sales                                            $ 20,192,000     $ 25,600,000      $ 29,870,000
Corporate services expense                                           2,950,000        3,123,000         3,302,000
Income tax payments (refunds)                                      (3,472,000)      (1,852,000)         6,261,000
Payroll taxes, insurance and employee related expenses              14,941,000       25,548,000        42,578,000
Printing services expense                                              460,000          407,000           505,000
Interest expense                                                    11,760,000       13,627,000        13,679,000
Rental income                                                          153,000          141,000            93,000


Beginning March 29, 1997, the Company sells textiles and yarn to an affiliate at prices which approximate market. Prior to March 29, 1997, the Company sold textiles and yarn to an affiliate at prices which approximate cost. In connection with the prior pricing arrangement, the affiliate also maintained a noninterest bearing deposit with the Company. The amount of deposit was based on the volume of purchases. At June 29, 1996, the non-interest bearing deposit was $7,516,000 and is classified as payable to affiliate. There was no such deposit at June 28,1997 based upon the changes in the pricing agreement. Corporate services include management, treasury, computer, purchasing, benefits, payroll, auditing, accounting and tax services. For these services, DWI charges actual cost based on relative usage and other factors. Actual cost is charged for payroll taxes, insurance and employee related expenses which are managed by DWI as a corporate service. During fiscal year 1996, DWI began making payments for payroll taxes and receiving related reimbursements from the Company. Printing services are charged at market prices. Interest is charged based on fixed rates for long-term debt. Interest on loan payable to affiliate is charged based on DWI's weighted average interest rate. The Company believes that these methods of allocating corporate expenses to the Company are reasonable. The Company charges affiliates for rent based on estimated cost and space utilized.


NOTE G--FAIR VALUE OF FINANCIAL INSTRUMENTS

At June 28, 1997, the Company's carrying value of long-term debt was approximately $4.4 million higher than fair value. Fair value was determined using market rates for debt of a similar maturity. For other material financial instruments, carrying value approximates fair value.

NOTE H--RESTRUCTURING AND IMPAIRMENT CHARGES


The history of operating losses at the knitting and knit finishing operations at two plants in the knitted fabrics division caused the Company to recognize an impairment charge of $11.7 million during fiscal year 1996 to reduce the book value of the fixed assets in this business to fair market value.


In fiscal year 1996, the Company also recognized restructuring charges of $1.6 million for plant closings in the woven textile division. Of the $1.6 million, $1.0 million is for the write-down of property, plant and equipment, and the remainder is for expenses which were incurred in connection with the plant closings.

NOTE I--COMMITMENTS AND CONTINGENCIES

During fiscal year 1998, the Company plans to spend approximately $15 million for capital improvements and new equipment, primarily to complete the modernization program for the woven fabrics division.

The Company has entered into agreements, and has fixed prices, to purchase cotton for use in its manufacturing operations. At June 28, 1997 minimum payments under these contracts with noncancelable contract terms were $58,874,000 in fiscal year 1998 and $11,646,000 in fiscal year 1999.

Some of the Company's textile plants have been unable to comply with certain environmental standards including acute toxicity and other permit-related limits. The Company is investigating several alternative courses of action to comply with these and other environmental standards which would result in capital expenditures ranging from $4.4 million to $5.2 million. Until these capital improvements are made, it is likely that the Company will incur certain penalties for violations of its permits; however the Company does not believe that they will have a material adverse impact on the Company.


From time to time the Company and its subsidiaries are defendants in legal actions involving claims arising in the normal course of business, including product liability claims. The Company believes that, as a result of legal defenses, insurance arrangements and indemnification provisions with parties believed to be financially capable, none of these actions should have a material adverse effect on its results of operations or financial condition.

NOTE J--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended June 29, 1996 and June 28, 1997.





                                                   September 30     December 30     March 30          June 29
                                                  --------------   ------------   ----------        ---------
                                                                  (in thousands except per share data)
1996
Net sales..........................................$97,424         $106,254         $91,659          $107,124
Gross profit......................................   8,285            4,943             987            (1,731)
Net income (loss)...................................  (829)          (2,945)         (5,453)          (15,572)
Earnings (loss) per share of Common Stock...........(8,290)         (29,450)        (54,530)         (155,720)




                                                     September 28      December 28      March 27   June 28
                                                    -------------      -----------      --------  --------
                                                            (in thousands except for per share data)
1997
Net sales.............................................$99,939         $119,220         $115,078   $130,311
Gross profit...........................................13,188           15,695           16,489     19,798
Net income..............................................2,512            4,129            4,062      5,850
Earnings per share of Common Stock.................    25,120           41,290           40,620     58,500




During the fourth quarter of fiscal year 1996, the Company recognized impairment and restructuring charges of $13.3 million, and also charged cost of goods sold for $1.1 million attributable to cotton purchase commitments at prices in excess of market value and in quantities in excess of orders from customers.

NOTE K--SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARY GUARANTOR
Delta Mills Marketing, Inc. (the "Guarantor") is a wholly-owned subsidiary of the Company and has fully and unconditionally guaranteed the Company's payment of principal of and premium, if any, interest and liquidated damages, if any (the "Guarantee") on the Company's 9-5/8% Senior Notes, due 2007, Series A and Series B (the Notes). The Guarantor's liability under the Guarantee is limited to such amount, the payment of which would not have left the Guarantor insolvent or with unreasonably small capital at the time its Guarantee was entered into, after giving effect to the incurrence of existing indebtedness immediately prior to such time.

The Guarantor is the sole subsidiary of the Company. All future subsidiaries of the Company will provide guarantees identical to the one described in the preceding paragraph unless such future subsidiaries are receivables subsidiaries as defined in the indenture relating to the Notes. Such additional guarantees will be joint and several with the Guarantee of the Guarantor.

The Company has presented summarized financial statements of the Guarantor below rather than full separate financial statements or other disclosures concerning the Guarantor because Company management has determined that full separate financial statements of the Guarantor are not material to investors. The Guarantor does not comprise a material portion of the Company's assets or operations.

Summarized financial information for the Guarantor is as follows (in thousands):


                                   June 29,     June 28,    September 27,
                                    1996         1997          1997
                                    ----         ----          ----
                                                             (unaudited)

Current assets, primarily
   intercompany receivables          $1,953       $2,507          $2,258
Noncurrent assets                       226          163             150
Current liabilities                     814        1,630           1,294
Noncurrent liabilities                  855        1,035           1,225
Stockholders' equity (deficit)          510            5            (111)


Summarized results of operations for the Guarantor are as follows (in thousands):


                                   Year Ended                    Three Months Ended
                                   ----------                    ------------------
                           July 1,   June 29,   June 28,    September 28,     September 27,
                            1995      1996       1997          1996               1997
                            ----      ----       ----          ----               ----
                                                             (unaudited)      (unaudited)
Net sales - intercompany
     commissions           $7,289     $7,771     $8,983        $1,945            $2,378
Costs and expenses          6,892      7,425      8,680         1,915             2,326
Net income                    (35)      (218)      (492)         (111)             (117)


                               DELTA MILLS, INC.
                          DELTA MILLS MARKETING, INC.

         All tendered Senior Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of this Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                  The Exchange Agent for the Exchange Offer is

                              THE BANK OF NEW YORK


                                  By Facsimile:
                                 (212) 815-6339

                              Confirm by Telephone:
                                 (212) 815-2742


                             By Overnight Delivery:
                              The Bank of New York
                               101 Barclay Street
                              Attention: 7th Floor
                    Corporate Trust & Agencies Service Window
                            New York, New York 10286
                        Attention: Reorganization Section


                                By Hand Delivery:
                              The Bank of New York
                               101 Barclay Street
                              Attention: 7th Floor
                    Corporate Trust & Agencies Service Window
                            New York, New York 10286
                        Attention: Reorganization Section


                        By Registered or Certified Mail:
                              The Bank of New York
                          101 Barclay Street, 7th Floor
                            New York, New York 10286
                        Attention: Reorganization Section




         UNTIL APRIL 13, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN ANY DISTRIBUTION OF THE EXCHANGE NOTES, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR AS REQUIRED BY THE TERMS OF THE EXCHANGE OFFER.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Sixth of the Company's Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), indemnify all persons whom it may indemnify pursuant thereto. A copy of Section 145 of the DGCL is attached as
Exhibit 99.6.

         Article VII, Section 7 of the Guarantor's by-laws require the Guarantor to indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL.

         The Registration Rights Agreement provides that each holder of Senior Notes agrees severally and not jointly to indemnify and hold harmless the Company and the Guarantor, and their respective directors, officers, employees and agents (including, without limitation, attorneys) and any person controlling (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company and the Guarantor, and the respective officers, directors, partners, employees, representatives and agents (including, without limitation, attorneys) of each such person, with respect to claims and actions based on information relating to each such holder furnished in writing by or on behalf of such holder expressly for use in any registration statement. The extent of holders' obligation to indemnify the Company and the Guarantor is set out in full in Section 8 of the Registration Rights Agreement filed as Exhibit
1.2 to this Registration Statement, to which reference is hereby made.

         The Registration Rights Agreement provides that the Company and the Guarantor jointly and severally agree to indemnify and hold harmless each holder of Senior Notes, each person, if any, who controls (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) any holder, and the respective officers, directors, partners, employees, representatives and agents (including without limitation, attorneys) of any holder or any controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and reasonable expenses directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such untrue statement or omission or alleged untrue statement or omission is made in reliance upon and in conformity with information relating to any of the holders furnished in writing to the Company by any of the holders expressly for use therein. The extent of the obligation of the Company and the Guarantor to indemnify holders is set out in full in Section 8 of the Registration Rights Agreement filed as Exhibit 1.2 to this Registration Statement, to which reference is hereby made.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)        Exhibits

*1.1 Purchase Agreement Relating to $150,000,000 9-5/8% Senior Notes due 2007, dated August 20, 1997, by and among Delta Mills, Inc., Delta Mills Marketing, Inc. and NationsBanc Capital Markets, Inc.

*1.2 Registration Rights Agreement, dated as of August 25, 1997, by and among Delta Mills, Inc., Delta Mills Marketing, Inc. and NationsBanc Capital Markets, Inc.

*3.1       Restated and Amended Certificate of Incorporation of Delta Mills,
           Inc.
*3.2       Bylaws of Delta Mills, Inc.
3.3        Certificate of Incorporation of Delta Mills Marketing, Inc.
3.4        Bylaws of Delta Mills Marketing, Inc.
*4.1        Indenture, dated as of August 25, 1997, by and among Delta Mills,
           Inc., Delta Mills Marketing, Inc. and NationsBanc Capital Markets,
           Inc.

*4.2 Credit Agreement dated as of August 25, 1997 among Delta Mills, Inc. as Borrower, certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the several Lenders from time to time party thereto, NationsBank, N.A., as Administrative Agent, and BNY Financial Corporation, as Collateral Agent: Incorporated by reference to Form 8-K/A of Delta Woodside Industries, Inc., filed September 25, 1997.

  5.1      Opinion of Wyche, Burgess, Freeman & Parham, P.A. re Legality.


8.1        Opinion of Wyche, Burgess, Freeman & Parham, P.A. re Tax Matters.***

10.1       See Exhibits 1.1, 1.2, 4.1 and 4.2.

**10.2 Delta Woodside Industries, Inc. Long Term Incentive Plan (approved by shareholders on November 6, 1997).
*12.1       Statements re Computation of Ratios.
*21.1       Listing of subsidiaries.

23.1 Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibits 5.1 and 8.1.
23.2       Consent of KPMG Peat Marwick LLP.

*24.1      Power of Attorney (Delta Mills, Inc.): Included on Signature Page.

24.2 Power of Attorney (Delta Mills Marketing, Inc.): Included on Signature Page.***

*25.1      Statement of Eligibility of Trustee (bound separately from other exhibits).
*27.1      Financial Data Schedule (electronic filing only).

99.1       Form of Letter of Transmittal.
99.2       Form of Notice of Guaranteed Delivery.
99.3       Form of Letter to Clients.
99.4       Form of Letter to Registered Holders and DTC Participants.
99.5       Instructions to Registered Holders and DTC Participants.

*99.6      Section 145 of the Delaware General Corporation Law.

99.7       Undertaking of Delta Mills, Inc. and Delta Mills Marketing,
           Inc.

*          Previously filed.
**         Filed with Amendment No. 1 to the Registration Statement on
           December 5, 1997.

***        Filed with Amendment No. 2 to the Registration Statement on
           December 23, 1997.

(b)        Certain Additional Financial Statement Schedules: Not applicable.

(c)        Report, Opinion or Appraisal:  Not applicable.


ITEM 22.  UNDERTAKINGS.

      (a) The undersigned registrants hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


      (d) (1) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (2) The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Edgefield, State of South Carolina, on January 7, 1998.


                                      DELTA MILLS, INC.


                                      By: /s/ Bettis C. Rainsford
                                        --------------------------
                                         Bettis C. Rainsford
                                         Executive Vice President,
                                         Treasurer, and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURE                                     TITLE                                       DATE


 /s/ E. Erwin Maddrey, II *                 President, Chief Executive                  January 7, 1998
------------------------------------
E. Erwin Maddrey, II                        Officer and Director


 /s/ Bettis C. Rainsford                    Executive Vice President,                   January 7, 1998
------------------------------------
Bettis C. Rainsford                         Treasurer, Chief Financial Officer
                                            and Director

 /s/ Douglas J. Stevens *                   Controller and Assistant Secretary          January 7, 1998
-------------------------
Douglas J. Stevens


 /s/ C.C. Guy *                             Director                                    January 7, 1998
------------------------------------
C. C. Guy


 /s/ Buck A. Mickel *                      Director                                     January 7, 1998
------------------------------------
Buck A. Mickel

*        By Bettis C. Rainsford, attorney in fact.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Edgefield, State of South Carolina, on January 7, 1998.

DELTA MILLS MARKETING, INC.


                                By: /s/ Bettis C. Rainsford
                                   -------------------------
                                   Bettis C. Rainsford
                                   Executive Vice President, Treasurer, and
                                   Chief Financial Officer

                               POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                      TITLE                                   DATE
/s/ E. Erwin Maddrey, II*      President, Chief Executive              January 7, 1998
------------------------       Officer and Director
E. Erwin Maddrey, II

/s/ Bettis C. Rainsford        Executive Vice President                January 7, 1998
------------------------       Treasurer, Chief Financial Officer
Bettis C. Rainsford            and Director

/s/ Douglas J. Stevens*        Controller and Assistant Secretary      January 7, 1998
------------------------
Douglas J. Stevens

/s/ C.C. Guy*                  Director                                January 7, 1998
------------------------
C.C. Guy

/s/ Buck A. Mickel*            Director                                January 7, 1998
------------------------
Buck A. Mickel


* By Bettis C. Rainsford, attorney in fact.



                                 EXHIBIT INDEX

*1.1    Purchase Agreement Relating to $150,000,000 9-5/8% Senior Notes due
        2007, dated August 20, 1997, by and among Delta Mills, Inc., Delta Mills
        Marketing, Inc. and NationsBanc Capital Markets, Inc.
*1.2    Registration Rights Agreement, dated as of August 25, 1997, by and among
        Delta Mills, Inc., Delta Mills Marketing, Inc. and NationsBanc Capital
        Markets, Inc.
*3.1    Restated and Amended Certificate of Incorporation of Delta Mills, Inc.
*3.2    Bylaws of Delta Mills, Inc.
3.3     Certificate of Incorporation of Delta Mills Marketing, Inc.
3.4     Bylaws of Delta Mills Marketing, Inc.
*4.1    Indenture, dated as of August 25, 1997, by and among Delta Mills, Inc.,
        Delta Mills Marketing, Inc. and NationsBanc Capital Markets, Inc.
*4.2    Credit Agreement dated as of August 25, 1997, among Delta Mills, Inc.
        as Borrower, certain subsidiaries of the Borrower from time to time party thereto, as guarantors, the several Lenders from time to time party thereto, NationsBank, N.A., as Administrative Agent, and BNY
        Financial Corporation, as Collateral Agent: Incorporated by reference to Form 8-K/A of Delta Woodside Industries, Inc., filed September 25,
        1997.
5.1   Opinion of Wyche, Burgess, Freeman & Parham, P.A. re Legality.

8.1     Opinion of Wyche, Burgess, Freeman & Parham, P.A. re Tax Matters.***

10.1    See Exhibits 1.1, 1.2, 4.1 and 4.2.
**10.2  Delta Woodside Industries, Inc. Long Term Incentive Plan (approved by shareholders on November 6, 1997.
*12.1   Statements re Computation of Ratios.
*21.1   Listing of subsidiaries.
23.1    Consent of Wyche, Burgess, Freeman & Parham, P.A.: Contained in Exhibits
        5.1 and 8.1.
23.2    Consent of KPMG Peat Marwick LLP.
*24.1   Power of Attorney (Delta Mills, Inc.): Included in Signature Page.

24.2    Power of Attorney (Delta Mills Marketing, Inc.): Included in Signature
        Page.***

*25.1   Statement of Eligibility of Trustee (bound separately from other exhibits).
*27.1    Financial Data Schedule (electronic filing only).
99.1    Form of Letter of Transmittal.
99.2    Form of Notice of Guaranteed Delivery.
99.3    Form of Letter to Clients.
99.4    Form of Letter to Registered Holders and DTC Participants.
99.5    Instructions to Registered Holders and DTC Participants.
*99.6   Section 145 of the Delaware General Corporation Law.

99.7    Undertaking of Delta Mills, Inc. and Delta Mills Marketing, Inc.

*       Filed with initial filing of Registration Statement on October 9, 1997.

**      Filed with Amendment No. 1 to the Registration Statement on December
        5, 1997.
***     Filed with Amendment No. 2 to the Registration Statement on December
        23, 1997.

                                      II-6




